UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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CERNER CORPORATION
(Name of Registrant as Specified In Its Charter)

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April 2, 2021

Cerner shareholders:

I am pleased to invite you to the 2021 Annual Shareholders' Meeting of Cerner Corporation to be held on May 19, 2021 at 10:00 a.m. (CT). We have seen positive progress with the COVID-19 vaccine efforts and are hopeful the end of the pandemic is near. Even so, it is Cerner's responsibility to help protect the health of our associates, clients and their patients, shareholders, and our communities, and therefore, we have elected to hold our Annual Shareholders' Meeting virtually. You will be able to attend the 2021 Annual Shareholders' Meeting online, vote your shares, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CERN2021.

Details of the business to be conducted at the Annual Shareholders' Meeting are provided in the attached Notice of Annual Shareholders' Meeting and Proxy Statement. We will also report on matters of current interest to shareholders.

Amidst the challenges, COVID-19 showcased the best of Cerner and hospitals and health systems. Collectively, we are reimagining care delivery through innovation that has the potential to reduce cognitive burden, increase clinician and patient satisfaction, eliminate inequities in healthcare and return joy to practicing medicine. Cerner has amassed more than 250 million patient records and supports more than 80 million patient visits each year as a leader in the digitization and automation of healthcare. The next evolution involves making this data usable through interoperable networks, delivering a new era of precision and personalization. Cerner's top priority is to relentlessly advance client success, and the Company remains committed to innovating new products and enhancements to address current needs. Cerner also has made investments and established collaborations to lay the foundation in data science for the next wave of healthcare, creating a brighter future for patients, providers and populations.

Since the last meeting, Cerner has augmented its leadership structure through new hires and promotions, has made tangible progress on transformation efforts and continues to evolve its return-to-office strategy based on COVID-19 spread and vaccine progress. Other 2020 highlights include the following:

•Cerner saw a burst of innovation alongside providers as they responded to and recovered from the pandemic. Cerner's Command Center enabled organizations to make operational decisions based on real-time data, and with the Cerner Learning Health NetworkTM, we created a substantial clinical dataset of COVID-positive patients for research purposes.

•Through our investment in and collaboration with Elligo Health Research and an announced agreement to acquire Kantar Health, a division of Kantar Group (expected to close in the second quarter of 2021), Cerner is advancing its data business. We believe these important collaborations will help the Company play a meaningful role in the clinical trials value chain, making studies more accessible to patients and decreasing the cost and time of treatment discovery.

•Cerner continued to make progress modernizing the health records for the U.S. Departments of Defense and Veterans Affairs and, new in 2020, the U.S. Coast Guard. For the first time, all three organizations are using and can access the same EHR through the launch of a joint Health Information Exchange. We also successfully completed several go-lives, remotely and in a hybrid format, during COVID-19.

•Cerner further enhanced its focus on corporate responsibility in 2020 through thoughtful management of its COVID-19 response, continued advancement of diversity and inclusion initiatives, impactful community involvement and expansion, diversification and initiation of the process of declassifying the Company's Board of Directors.

•Cerner delivered financial results in line with expectations and returned nearly $1 billion of capital to shareholders in 2020 through share buybacks and dividend payments.

These actions demonstrate Cerner's focus on delivering shareholder value through operational improvements, improved governance and world-class client support. Whether or not you plan to attend the virtual Annual Shareholders' Meeting, I hope that you will vote as soon as possible. Your vote is important.

One additional and sad note, Linda M. Dillman, a treasured Director who served our stakeholders for more than a decade, unexpectedly passed away March 13, 2021. We are grateful and appreciative of her many contributions to Cerner during her tenure on the Board. The Board extends its deep condolences to Linda's family and pays tribute to her life and legacy.

On behalf of the entire Board of Directors, thank you for your continued interest in Cerner.

Brent Shafer
Chairman of the Board of Directors and Chief Executive Officer

CERNER CORPORATION
2800 ROCK CREEK PARKWAY
NORTH KANSAS CITY, MISSOURI 64117

NOTICE OF 2021 ANNUAL SHAREHOLDERS' MEETING
MAY 19, 2021

Virtual Annual Meeting of Shareholders - Online Meeting Only - No Physical Meeting Location

TO OUR SHAREHOLDERS:

The 2021 Annual Shareholders' Meeting of Cerner Corporation will be held virtually on Wednesday, May 19, 2021, at 10:00 a.m. (CT). You can attend the 2021 Annual Shareholders' Meeting online, vote your shares, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CERN2021. Be sure to have the Control Number we have provided to you to join the meeting.

At the meeting, shareholders will be asked to vote on the following:

1.    To elect four Class II Directors: Mitchell E. Daniels, Jr., Elder Granger, M.D., John J. Greisch and Melinda J. Mount, each to serve until the 2022 Annual Shareholders' Meeting, or until their respective successors are duly elected and qualified (see Proposal #1).

2.    To ratify the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2021 (see Proposal #2).

3.    To conduct a non-binding advisory vote to approve the compensation of our Named Executive Officers (see Proposal #3).

4.    To consider a shareholder proposal to eliminate supermajority voting (Proposal #4).

5.    Any other business that may properly come before the 2021 Annual Shareholders' Meeting or any postponement or adjournment thereof.

These items are more fully described in the following pages, which are made part of this notice.

Holders of record as of the close of business on Monday, March 22, 2021 (the "Record Date"), are entitled to receive notice of and to vote at the 2021 Annual Shareholders' Meeting or any adjournment or postponement of the meeting. A list of all shareholders as of the Record Date will be made available during the meeting at www.virtualshareholdermeeting.com/CERN2021.

It is important that your shares be voted at the 2021 Annual Shareholders' Meeting. Even if you plan to attend, the Board of Directors of Cerner Corporation requests that you submit your proxy in advance by telephone or the Internet or, if you have requested a paper copy of these materials, by marking, signing, dating, and promptly mailing the Proxy Card or voting instruction form in the enclosed postage prepaid envelope.

A copy of our 2020 Annual Report to Shareholders, which includes audited consolidated financial statements, is available at both www.cerner.com and www.proxyvote.com or, if you have requested a paper copy of these materials, is enclosed. The Annual Report is not part of our proxy soliciting material.

BY ORDER OF THE BOARD OF DIRECTORS,

Daniel P. Devers
Secretary

You may vote your shares in advance by telephone, via the Internet or, if you requested to receive printed proxy materials, by completing, signing, dating, and mailing your Proxy Card. The proxy may be revoked at any time before your shares are voted at the meeting by submitting written notice of revocation to the Secretary of Cerner Corporation or by submitting another timely proxy before the applicable deadlines. If you attend the meeting online, you may choose to vote your shares at www.virtualshareholdermeeting.com/CERN2021 and following the instructions, and any previously submitted proxy will not be used. If you hold shares through a broker, bank or other nominee, please check the voting instructions used by that broker, bank or nominee.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Shareholders' Meeting to be held on May 19, 2021: The 2021 Proxy Statement and 2020 Annual Report to Shareholders are available at www.proxyvote.com and on www.cerner.com under "Investor Relations, Financials, Proxy Materials."

PROXY STATEMENT
TABLE OF CONTENTS

PROXY SUMMARY	1	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	66

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	6	AUDIT-RELATED MATTERS	68
		Guidelines for Pre-Approval of Independent Auditor Services	68
CORPORATE GOVERNANCE AND BOARD MATTERS	12	Annual Evaluation and Selection of Independent Auditors	68
Information Concerning Directors and Nominees	12	Audit and Non-Audit Fees	69
Director Independence	20	Audit Committee Report	70
Committees of the Board	21
Consideration of Director Nominees	23	ITEMS TO BE VOTED ON	71
Board Leadership Structure and Role in Risk Oversight	27	Proposal #1 Election of Directors	71
		Proposal #2 Ratification of the Appointment of KPMG as Independent Registered Public Accounting Firm	72
DIRECTOR COMPENSATION	29	Proposal #3 Advisory Vote to Approve the Compensation for our Named Executive Officers	73
		Proposal #4 Shareholder Proposal to Eliminate Supermajority Voting	74
EXECUTIVE COMPENSATION	31
Compensation Committee Report	31	SHAREHOLDER PROPOSALS	77
Compensation Discussion & Analysis	31
Pay Ratio	63	HOUSEHOLDING OF PROXY MATERIALS	78
Compensation Committee Interlocks and Insider Participation	64
		OTHER MATTERS	78
CERTAIN TRANSACTIONS	64
		APPENDIX I - RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS	79

CERNER CORPORATION
2800 ROCK CREEK PARKWAY
NORTH KANSAS CITY, MISSOURI 64117

PROXY STATEMENT

2021 ANNUAL SHAREHOLDERS' MEETING
MAY 19, 2021

This Proxy Statement, which is first made available on or about April 2, 2021, is furnished to you in connection with the solicitation of proxies by the Board of Directors (the "Board") of Cerner Corporation, a Delaware corporation ("Cerner," the "Company," "us," "our" or "we"), for use at the 2021 Annual Shareholders' Meeting of the Company to be held on May 19, 2021, commencing at 10:00 a.m. (CT) (the "2021 Annual Shareholders' Meeting"). As part of our precautions regarding the coronavirus (COVID-19), and in an effort to protect the health and safety of our shareholders, associates (employees) and other stakeholders, we are holding our annual meeting solely by means of remote communication. You can attend the 2021 Annual Shareholders' Meeting online, vote your shares, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CERN2021. Your vote is very important. For this reason, the Board is requesting that you allow your shares of common stock, par value $0.01 per share, of the Company ("Common Stock") to be represented at the 2021 Annual Shareholders' Meeting by the persons named as proxies on the Proxy Card.

PROXY SUMMARY

This summary highlights certain information in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement and 2020 Annual Report before you vote.

Proposal	Recommendation of the Board

Proposal 1: Election of Directors
To elect Mitchell E. Daniels, Jr., Elder Granger, M.D., John J. Greisch and Melinda J. Mount, each to serve until the 2022 Annual Shareholders' Meeting, or until their respective successors are duly elected and qualified
FOR Each Nominee
Proposal 2: Ratification of Auditors To ratify the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2021	FOR
Proposal 3: Say-on-Pay To conduct a non-binding advisory vote to approve the compensation of our Named Executive Officers	FOR
Proposal 4: Shareholder Proposal To consider a shareholder proposal to eliminate supermajority voting	AGAINST

COVID-19 Response
Amidst the pandemic-related challenges, our response to COVID-19 showcased the best of Cerner. We devoted substantial attention in 2020 to responding to the human and business impacts of the COVID-19 pandemic while maintaining focus on long-term strategy to drive future growth.

Throughout the COVID-19 pandemic, the Company acted to support its associates, clients and communities during these challenging times, responded to the associated business impact and developed processes to ensure we were meeting the needs of our clients. These actions have included:

•Transitioning all associates whose work allowed to a virtual environment.

•Mobilizing a taskforce to provide work-from-home and travel guidance based on information from the World Health Organization, the U.S. Centers for Disease Control and other global health agencies and input from provider clients.

•Enhancing health, wellness and family resources for our associates.

•Partnering with Testing for America, the United Negro College Fund and the Thurgood Marshall College Fund to offer affordable, rapid COVID-19 testing for students, faculty and staff at Historically Black Colleges and Universities.

•Supporting our communities with community giving, including donations of meals for healthcare professionals and first responders, personal protective equipment and hand sanitizer for students.

•Hosting a series of mass COVID-19 vaccination events at our World Headquarters through a collaboration with North Kansas City Hospital, Liberty Hospital, Clay County Public Health Center and cities within Clay County.

Company Performance1
Although we experienced some challenges in connection with the COVID-19 pandemic during 2020, including declines in revenue related to project delays, we have not experienced a material negative impact on our liquidity, access to capital or overall operations. See our most recent Annual Report on Form 10-K for more detailed discussion of our 2020 performance. Key highlights include:

•A 7% decrease in bookings to $5.58 billion compared to $5.99 billion in 2019, with the decrease primarily driven by the impact of the pandemic and divestitures of our commercial RevWorks and certain global businesses during 2020. Bookings represents the value of executed contracts for software, hardware, professional services and managed services.

•A 3% decrease in revenues to $5.51 billion in 2020 compared to $5.69 billion in 2019. Our 2020 revenues increased 1% organically as compared to 2019 when excluding revenues from divested businesses.

•GAAP operating margin of 12.7% for the fourth quarters of both 2020 and 2019; and a full year 2020 GAAP operating margin of 16.6% compared to 10.6% in 2019. On a non-GAAP basis, a fourth quarter 2020 Adjusted Operating Margin of 21.5% compared to 20.3% in the fourth quarter of 2019. Full year Adjusted Operating Margin was 19.9%, representing 140 basis points of margin expansion over 2019. The increase is primarily the result of our ongoing operational improvement initiatives.

_____________________________
1 Adjusted Operating Margin, Adjusted Diluted Earnings per Share and Free Cash Flow are non-GAAP financial measures. See Appendix I for further details regarding these non-GAAP financial measures, including reconciliations to their most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles ("GAAP").

•A 53% increase in GAAP diluted earnings per share in 2020 compared to 2019. On a non-GAAP basis, our Adjusted Diluted Earnings per share increased 6% in 2020 compared to 2019.

•Operating cash flows were $1.44 billion in 2020 compared to $1.31 billion in 2019. Free Cash Flow for financial reporting purposes was $857 million in 2020, up 51% compared to $568 million in 2019.

•We returned capital to shareholders by paying regular quarterly dividends (which were increased 22% effective December 2020 to $0.22 per share) and by repurchasing 10.6 million shares of Common Stock for $757 million.

Governance Highlights
Our Board believes that good corporate governance enhances shareholder value. Our governance practices include the following:

➢
Phase Out of Classified Board. Our Third Restated Certificate of Incorporation (as amended to date, the "Certificate of Incorporation") and Amended and Restated Bylaws (effective as of May 27, 2020) (the "Bylaws") were amended in May 2020 to eliminate the classification of our Board of Directors over a three-year period. Class II, which is up for election this year, is the first class to be elected for a one-year term. All of our directors will be subject to annual election beginning at the 2023 Annual Meeting.
➢
Overboarding. None of our directors are overboarded. Our policy is that directors who also serve as Chief Executive Officers for public companies should not serve on more than two public company boards in addition to the Cerner Board, and other directors should not serve on more than four other public company boards in addition to the Cerner Board.

➢
Proxy Access. A shareholder or a group of up to 20 shareholders, owning 3% or more of our outstanding common stock continuously for at least three years, may nominate and include in our proxy materials, director candidates constituting up to 20% of the number of directors currently serving on the board, subject to certain requirements under our Bylaws.
➢
Clawback. Performance-based compensation paid to our NEOs is subject to clawback upon certain events. We have enhanced our clawback policies so that all incentive compensation (both cash and equity) and severance payments awarded to our NEOs on or after January 1, 2021 are subject to clawback.

➢
Majority Voting. Our Bylaws provide for a majority vote standard in uncontested director elections, which is supplemented by a mandatory resignation policy for directors who do not receive a majority vote.
		➢	Hedging and Pledging. All of our Section 16 officers and directors are subject to an anti-hedging and pledging policy.

➢	Independence. All of our directors, except our Chief Executive Officer, are independent.	➢	Double Trigger. All equity compensation awarded on or after January 1, 2021 is subject to "double trigger" vesting upon a change in control.

➢	Lead Independent Director. Our Board has appointed Bill Zollars as Lead Independent Director.	➢	Diversity. 3 out of 10 of our directors have racial/ethnic or gender diversity.

Corporate Responsibility Highlights
Cerner believes we have a responsibility to our clients, associates, shareholders and the communities in which we operate to conduct business in a manner that promotes strong corporate, social and environmental governance. We believe this commitment to corporate responsibility inherently drives value for all Cerner stakeholders.

Our corporate responsibility program includes the following:

•Human Capital - Cerner is dedicated to building a culture and a community designed to foster an exceptional and diverse global workforce. We are committed to fostering an environment with diverse perspectives that enable us to realize our common mission to make a difference in the future of healthcare while giving back to and developing the communities where our associates live and work.

•Governance - We believe strong corporate governance practices and policies are critical to fostering a culture of integrity, managing a better-performing and sustainable business and achieving long-term shareholder value. Through our framework of policies and processes, we focus on better managing our business and on aligning the interests of management with our stakeholders. Our environmental, social and governance ("ESG") policies and practices are overseen by the Nominating, Governance & Public Policy ("NG&PP") Committee of Cerner's Board of Directors.

•Environment - We have policies and practices in place to encourage that we operate our business and provide solutions and services to our clients in a manner that promotes clean business practices and reduces our corporate footprint on the environment.

2020 Shareholder Engagement and Responsiveness
We believe that effective corporate governance includes year-round engagement with our shareholders. We meet regularly with our shareholders, including both large and small investors, to discuss business strategy, performance, compensation philosophy, corporate governance, and environmental and social topics. We find it beneficial to have ongoing dialogue with our shareholders throughout the year on a full range of investor priorities (instead of engaging with shareholders only prior to our annual meeting on issues to be voted on at the annual meeting).

During 2020, members of management and the Board continued their strong level of engagement with shareholders. Our direct engagement with shareholders helps us better understand our shareholders' priorities, perspectives, and issues of concern, while giving us an opportunity to elaborate on our many initiatives and practices and to address the extent to which various aspects of these matters are (or are not) significant to shareholders given the scope and nature of our operations and our existing practices. We take insights from this feedback into consideration and share them with our Board as we review and evolve our practices and disclosures. In particular, during 2020, our interactions have helped inform our thinking with respect to diversity at the Board and senior management level, compensation and ESG practices and disclosure.

Examples of Cerner's ongoing commitment to strengthening ESG practices and incorporating investor feedback during 2020 include, among other things:

•Cerner's Certificate of Incorporation was amended to declassify our Board of Directors.

•Cerner has disclosed the self-identified race, ethnicity, and gender of those of its directors and director nominees who have consented to such disclosure in this Proxy Statement below under "Consideration of Director Nominees". As of December 31, 2020, 27% of our directors and 28% of our executive leadership team identify as female; 91% of our directors and 83% of our executive leadership team identify as white (not Hispanic or Latino), 9% of our directors and 6% of our executive leadership team identify as black or African American (not Hispanic or Latino), 6% of our executive leadership team identifies as Asian (not Hispanic or Latino), and 5% of our executive leadership team identifies as two or more races (not Hispanic or Latino). Cerner continues to look for ways to diversify and broaden its talent pool in concert with the goals it has as a government contractor. We will also continue to evaluate opportunities to provide more transparency regarding our race/ethnicity data to increase awareness, accountability, and more diversity in our workforce.

•Major General Elder Granger, M.D., U.S. Army (retired) was appointed to the Board in November 2020. He has been recommended by the Board for re-election at the 2021 Annual Shareholder' Meeting. See "Information Concerning Directors and Nominees" below.

•Cerner modified its arbitration program related to claims for sexual harassment. Cerner offers its associates the choice of whether to arbitrate these claims or pursue the claims in court. This choice is completely up to the associate.

•Cerner is expanding its ESG disclosures for fiscal 2020, including providing certain disclosures aligned with the Sustainability Accounting Standards Board (SASB) ESG framework. The Company's Corporate Social Responsibility reporting can be found in our 2020 Cerner Corporate Responsibility Report included within our 2020 Annual Report.

•The Compensation Committee continued to evaluate our compensation programs, making the adjustments described under "Compensation Discussion and Analysis". This includes, among others, imposing only "double trigger" vesting upon change in control for all equity granted on or after January 1, 2021, expanding our ability to clawback incentive compensation to more broadly cover conduct deemed detrimental to the Company, amending our stock ownership guidelines to include significant multiple-of-base salary requirements for executives at levels comparable to our peers, and adding relative total shareholder return and revenue performance metrics to 2021 performance-based equity grants for Named Executive Officers.

•Cerner's associate engagement survey included, for the first time in 2020, validated indices of inclusion against which Cerner is measuring the health of its workforce and driving improvements in leadership behavior, to include measurable action planning.

•The Board formalized its delegation of oversight of ESG matters to the NG&PP Committee.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who can vote?
You are entitled to vote your outstanding shares of Common Stock if our records show that you held your shares as of the close of business on Monday, March 22, 2021, the Record Date for our meeting. At the close of business on March 22, 2021, 302,247,000 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. Your Proxy Card shows the number of shares that you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

What is the difference between a shareholder of record and a "street name" holder?
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a broker, bank or other nominee, then the broker, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares and your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other nominee how to vote their shares using the voting instruction form provided by such broker, bank or other nominee.

How do I vote prior to the meeting?
If your Common Stock is held by a broker, bank or other nominee (i.e., in street name or through the Cerner Corporation Foundations Retirement Plan (the "401(k) Plan")), you will receive instructions from the broker, bank or other nominee that you must follow in order to have your shares voted. You may vote by Internet (www.proxyvote.com) or telephone (1 (800) 454-8683), or if you received a voting instruction form by mail, you may return it in the enclosed postage-paid envelope.

If you hold your shares in your own name (i.e., as a holder of record), and even if you plan to attend our virtual 2021 Annual Shareholders' Meeting, please vote in advance of the meeting by one of the following methods. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1.    By Internet: To submit your proxy by Internet, go to www.proxyvote.com. You may submit your proxy via the Internet 24 hours a day, 7 days a week until 11:59 p.m. (ET) on Tuesday, May 18, 2021.

2.    By Telephone: You may submit your proxy by telephone 24 hours a day, 7 days a week until 11:59 p.m. (ET) on Tuesday, May 18, 2021. If you are in the United States or Canada, you may call toll-free 1 (800) 690-6903.

3.    By Mail: If you received your proxy materials by mail, you may instruct the persons named as proxies how to vote your Common Stock by completing, signing, dating and mailing the Proxy Card in the envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you mail your Proxy Card, Broadridge Financial Solutions, Inc. must receive it before 10:00 a.m. (ET) on Tuesday, May 18, 2021, the last business day before the 2021 Annual Shareholders' Meeting.

In order to vote, you will need the control number included on your Proxy Card, voting instruction form or Notice of Internet Availability of Proxy Materials. Each shareholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. Depending on the number of accounts in which you hold Common Stock, you may receive and need to vote more than one control number. If you submit your proxy by Internet or telephone, you do not need to return a Proxy Card. You can vote by any of the methods above prior to the meeting and still attend the virtual 2021 Annual Shareholders' Meeting.

How do I vote during the meeting?
Except for any shares you hold in the 401(k) Plan which may only be voted in advance as provided below, you may also vote during the virtual 2021 Annual Shareholders' Meeting by visiting www.virtualshareholdermeeting.com/CERN2021 and following the instructions. You will need the control number included on your Proxy Card, voting instruction form or Notice of Internet Availability of Proxy Materials. A vote at the 2021 Annual Shareholders' Meeting will revoke any prior votes (except for votes by 401(k) Plan participants, which must be cast prior to the meeting).

How do I vote if my shares are held in the Cerner Corporation Foundations Retirement Plan?	If you hold any shares in the 401(k) Plan, you are receiving, or are being provided access to, the same proxy materials as any other shareholder of record. However, your proxy vote will serve as voting instructions to the 401(k) Plan trustee. Your voting instructions must be received at least three business days prior to the 2021 Annual Shareholders' Meeting in order to count. In accordance with the terms of the 401(k) Plan, the trustee will vote all of the shares held in the 401(k) Plan in the same proportion as the actual proxy votes submitted by 401(k) Plan participants as of 11:59 p.m. (ET) on May 14, 2021. We encourage you to provide instructions to the trustee regarding the voting of your shares. Due to the structure of the virtual meeting site, plan participants will technically have the ability to submit votes for 401(k) Plan shares during the meeting, but votes submitted by plan participants during the meeting will not be counted or revoke their prior instructions; in order for your vote to be counted, you must provide instructions to the Trustee by 11:59 p.m. (ET) on May 14, 2021.

How may I revoke or change my proxy instructions?
If you are a shareholder of record and you submit a proxy with your voting instructions, and later desire to revoke or change your voting instructions (prior to the final vote at the 2021 Annual Shareholders' Meeting), you may revoke and then change your initial proxy instructions by any of the following procedures:

1. Following the telephone or Internet voting instructions on how to revoke or change your voting instructions by telephone or logging in and resubmitting your vote prior to 11:59 p.m. (ET) on Tuesday, May 18, 2021;

2. Completing, signing and returning another signed Proxy Card with a later date that Broadridge Financial Solutions, Inc. receives before 10:00 a.m. (ET) on Tuesday, May 18, 2021; or

3. Attending the virtual 2021 Annual Shareholders' Meeting and voting your shares by visiting www.virtualshareholdermeeting.com/CERN2021 and following the instructions.

Your attendance at the 2021 Annual Shareholders' Meeting will not automatically revoke your proxy unless you vote again at or before the 2021 Annual Shareholders' Meeting or specifically request that your prior proxy be revoked by delivering to the Corporate Secretary a written notice of revocation that is acknowledged as received by the Corporate Secretary prior to 10:00 a.m. (ET) on May 18, 2021.

If your shares are held in "street name" through a broker, bank or other nominee, you must contact your broker, bank or nominee to receive instructions as to how to revoke your proxy if such instructions have not already been provided to you. In any case, your last properly received and timely voted proxy or ballot will be the vote that is counted.

How are votes counted?
The 2021 Annual Shareholders' Meeting will be held if a quorum represented by a majority of our outstanding shares entitled to vote is represented at the meeting, either in person or by properly executed proxy. Your shares will be counted towards the quorum if you vote by mail, by telephone, or through the Internet by the deadlines described above or vote at the virtual 2021 Annual Shareholders' Meeting, even if you wish to abstain from voting on some or all matters introduced at the meeting. Broker non-votes (which are discussed below) will also be counted for the purpose of determining whether there is a quorum. If a quorum is not present or represented by proxy, the 2021 Annual Shareholders' Meeting may be adjourned from time to time until a quorum is obtained, without notice other than announcement at the meeting. However, if the adjournment is for more than thirty (30) days, or if after adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting.

If you give us a proxy without giving specific voting instructions, your shares will be voted by the persons named as proxies as recommended by the Board. We are not aware of any other matters to be presented at the 2021 Annual Shareholders' Meeting except for those described in this Proxy Statement. However, if any other matters not described in this Proxy Statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time. All votes will be tabulated by one or more Inspectors of Election appointed by the Board.

What is a broker non-vote?
A "broker non-vote" occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented by proxy for purposes of determining the presence or absence of a quorum for the 2021 Annual Shareholders' Meeting if such shares are otherwise properly represented at the meeting.

If you are a beneficial shareholder and your broker, bank or other nominee holds your shares in its name, the broker, bank or other nominee is permitted to vote your shares on the ratification of the appointment of KPMG LLP (Proposal #2) as the Company's independent registered public accounting firm for 2021, even if the broker, bank or other nominee does not receive voting instructions from you.

Brokers, banks and other nominees do not have discretionary voting rights with respect to the election of Directors (Proposal #1), the advisory vote to approve the compensation of our Named Executive Officers (Proposal #3), or the shareholder proposal to eliminate supermajority voting (Proposal #4). Therefore, if you do not instruct your broker, bank or other nominee how you would like your shares voted with respect to these proposals, your shares will not be voted on such proposals.

How do I attend the 2021 Annual Shareholders' Meeting?
Cerner will be hosting the 2021 Annual Shareholders' Meeting online. A summary of the information you need to attend online is provided below.

–Any holder of record as of the close of business on Monday, March 22, 2021, may attend and vote at the 2021 Annual Shareholders' Meeting by visiting www.virtualshareholdermeeting.com/CERN2021. If you want to vote during the 2021 Annual Shareholders' Meeting any shares you hold in street name, you must obtain instructions from your broker, bank or other nominee.
–The live audio webcast of the 2021 Annual Shareholders' Meeting will begin promptly at 10:00 a.m. (CT). Online access to the audio webcast will open fifteen minutes prior to the start of the 2021 Annual Shareholders' Meeting to allow time for you to log-in and test your device's audio system. We encourage you to access the meeting in advance of the designated start time.
–Any person may access the 2021 Annual Shareholders' Meeting online, but only shareholders may vote electronically and submit questions online while attending the 2021 Annual Shareholders' Meeting.
–Please have the control number we have provided to you to join the 2021 Annual Shareholder's Meeting.
–Instructions on how to attend and participate in the 2021 Annual Shareholders' Meeting, including how to demonstrate proof of stock ownership, are available at www.virtualshareholdermeeting.com/CERN2021.
–A replay of the 2021 Annual Shareholders' Meeting will be available shortly after the meeting on www.cerner.com under "Investor Relations, News & Events, Events & Presentations" through May 19, 2022.

What if I have technical difficulties or trouble accessing the virtual meeting website?	We will have support available to assist shareholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log in page.

Why did I receive a Notice in the mail regarding the Internet Availability of Proxy Materials instead of a full set of printed proxy materials?	Pursuant to rules adopted by the Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

What vote is required?
With respect to Proposal #1 (the election of Directors), you may vote "For" or "Against" each of the nominees for Director, or you may "Abstain" from voting for one or more nominees. In an uncontested Director election, such as this one, the affirmative vote of a majority of the votes cast, in person or by proxy, is required for the election of Directors (meaning the number of shares voted "For" a nominee must exceed the number of shares voted "Against" a nominee). If any nominee for Director receives a greater number of votes "Against" his or her election than votes "For" such election, our Bylaws require that such person tender his or her resignation to the Board following certification of the vote as further discussed below under "Consideration of Director Nominees - Majority Voting for Directors." Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of nominees. No shareholder may vote in person or by proxy for more than four nominees at the 2021 Annual Shareholders' Meeting. Shareholders do not have cumulative voting rights in the election of Directors.

The affirmative vote ("For") of a majority of the shares present in person or by proxy and entitled to vote at the meeting will be required for the approval of the following:

•the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021 (Proposal #2);
•the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal #3);
•the shareholder proposal to eliminate supermajority voting (Proposal #4); and
•any other proposal that might properly come before the meeting.

With respect to Proposals 2, 3, and 4, you may vote "For," "Against" or "Abstain." Abstentions and broker non-votes are considered to be "present" and "entitled to" vote at the meeting with respect to Proposals 2, 3 and 4, and as a result, abstentions and broker non-votes will have the same effect as a vote "Against" these proposals. However, as discussed above, brokers, banks and other nominees may use their discretionary voting authority with respect to the ratification of our independent registered public accounting firm (Proposal #2), so no broker non-votes are expected for this proposal.

The results of the vote on Proposal #3 (the advisory say-on-pay vote on the compensation of our Named Executive Officers) is not binding on the Board, whether or not the proposal is approved at the 2021 Annual Shareholders' Meeting. In evaluating the shareholder vote on this advisory resolution, the Board will consider the voting results in their entirety.

With respect to Proposal #4 (the shareholder proposal to eliminate supermajority voting), the results of the vote are not binding on the Board and any such action will not become effective unless our Certificate of Incorporation is amended, which would require a resolution by our Board to adopt an amendment followed by the approval of 80% of the shares of our Common Stock outstanding. If approved, the Board will consider the voting results in their entirety.

How does the Board recommend that I vote?
The Board recommends a vote:
•"For" each nominee included in this Proxy Statement for Director (Proposal #1);
•"For" the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for 2021 (Proposal #2);
•"For" the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal #3); and
•"Against" the shareholder proposal to eliminate supermajority voting (Proposal #4).

Who pays the cost of this proxy solicitation?
This Proxy Statement and the accompanying Proxy Card are being furnished to shareholders in connection with the solicitation of proxies by the Board of the Company. We will bear all costs of solicitation of such proxies.

In addition to solicitation of proxies by mail, our Directors, officers and associates, at no additional compensation, may solicit proxies from shareholders by telephone, email, Internet or in person. We will request brokers, banks, custodians, fiduciaries and other nominees to forward proxy soliciting materials to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.

What does it mean if I receive more than one proxy card or voting instruction form?	It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for each Proxy Card or voting instruction form or, if you vote via the Internet or by telephone, vote once for each Proxy Card or voting instruction form you receive to ensure that all of your shares are voted.

How can I receive my proxy materials by e-mail in the future?
If you have previously elected to receive your proxy materials by e-mail, there is no need to opt in again, and you will receive future copies of proxy materials by e-mail. For those who have not yet opted to receive your proxy materials by e-mail but would like to do so for future annual shareholders' meetings, you can elect to receive an e-mail with links to these documents, your control number and instructions for voting over the Internet. Opting to receive your proxy materials by e-mail will save the cost of producing and mailing documents to you and will also help conserve resources. Your e-mail address will be kept separate from any other company operations and will be used for no other purpose.

If we mailed you our proxy materials and you would like to sign up to receive them by e-mail in the future, you can choose this option by:

•Internet: www.proxyvote.com
•Telephone: 1 (800) 579-1639
•E-Mail*: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with your control number in the subject line.

Your election to receive proxy materials by email will remain in effect until you terminate it.

How can I examine a list of shareholders?
Shareholders at the close of business on the Record Date may examine a list of all shareholders as of the Record Date for any purpose germane to the 2021 Annual Shareholders' Meeting for 10 days preceding the meeting, at our offices at 2800 Rock Creek Parkway, North Kansas City, Missouri 64117, and electronically during the meeting at www.virtualshareholdermeeting.com/CERN2021 when you enter the control number included on your Proxy Card, voting instruction form or Notice of Internet Availability of Proxy Materials.

Who should I call if I have questions?
If you have questions about the 2021 Annual Shareholders' Meeting or voting (other than technical questions, which should be directed as noted above under the question "What if I have technical difficulties or trouble accessing the virtual meeting website?"), please reach out to our Office of Corporate Secretary by phone at (816) 221-1024 or by email at corporatesecretary@cerner.com.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Shareholders' Meeting to be held on May 19, 2021: The 2021 Proxy Statement and 2020 Annual Report to Shareholders are available at www.proxyvote.com and on www.cerner.com under "Investor Relations, Financials, Proxy Materials."

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board has adopted Corporate Governance Guidelines, which set forth a flexible framework within which the Board, assisted by its Committees, directs the affairs of the Company. The Guidelines address, among other things, the role of management and the Board, the composition and functions of the Board, minimum qualifications for Directors, Director independence, compensation of Directors, management succession and review, Board leadership, Board evaluation and Board Committees.

We have adopted a Global Code of Conduct for all Cerner associates and Directors (including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer).

Our Corporate Governance Guidelines and our Global Code of Conduct can be found on our website at www.cerner.com under "About Us, Corporate Governance." Shareholders may request a free copy of these governance documents from: Cerner Corporation, c/o Corporate Secretary, by mail at 2800 Rock Creek Parkway, North Kansas City, Missouri 64117 or by email at corporatesecretary@cerner.com. Any amendments to or waivers of the Global Code of Conduct applicable to our Directors, executive officers, including our Chief Executive Officer and Chief Financial Officer, or our Chief Accounting Officer will be posted at this same location on www.cerner.com.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

Linda M. Dillman, who served as an independent director and member of the Compensation Committee, unexpectedly passed away in March 2021. Throughout her tenure, Ms. Dillman was a valuable member of our Board and she will be greatly missed. Cerner's Board is currently comprised of ten Directors. The vacancy created by Ms. Dillman's passing is in Class III, which is not up for election at this meeting. Our Board plans to fill this vacancy; however, a successor was not appointed at the time of printing this Proxy Statement due to the proximity between Ms. Dillman's passing and our printing timelines.

In 2020, our shareholders voted to eliminate our classified Board to provide for the annual election of all directors beginning at the 2023 Annual Shareholders' Meeting. The terms of our Class II Directors will expire at this year's 2021 Annual Shareholders' Meeting. Those elected as Class II Directors this year will be elected for a one-year term. The term of the Class III Directors will expire at the 2022 Annual Shareholders' Meeting, at which time nominees for the Class II and III directorships will be submitted to the shareholders for election to a one-year term. The term of the Class I Directors will expire at the 2023 Annual Shareholders' Meeting, at which time nominees for all directorships will be submitted to the shareholders for annual election. Proxies cannot be voted for a greater number of persons than the number of nominees named for Class II.

The names and biographies of the Company's current Directors and nominees for election as Class II Directors are set forth below. Ages provided are as of the date of our 2021 Annual Shareholders' Meeting.

If elected, each of the nominees named to Class II will hold office for a one-year term expiring at the 2022 Annual Shareholders' Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

CLASS I (Serving for a Term to Expire at the 2023 Annual Shareholders' Meeting)

Dr. Gerberding has been a member of the Board of Directors of the Company since March 2017. She has been the Executive Vice President and Chief Patient Officer, Strategic Communications, Global Public Policy and Population Health of Merck & Co., Inc. ("Merck") (NYSE: MRK) since July 2016. Merck is a global healthcare company that delivers innovative health solutions through its prescription medicines, vaccines, biologic therapies and animal health products, which it markets directly and through its joint ventures. In this position, Dr. Gerberding is responsible for Merck's global public policy, corporate responsibility and communications functions, as well as the Merck Foundation and the Merck for Mothers program. Dr. Gerberding also leads new partnership initiatives that accelerate Merck's ability to contribute to improved population health, a measure of impact that is increasingly valued by governments and other global health organizations.

Dr. Gerberding joined Merck as President of Merck Vaccines in January 2010 and was promoted to Executive Vice President for Strategic Communications, Global Public Policy and Population Health in December 2015. Prior to joining Merck, Dr. Gerberding served as Director of the U.S. Centers for Disease Control and Prevention ("CDC") from 2002-2009 and before that served as Director of the Division of Healthcare Quality Promotion. Before joining the CDC, Dr. Gerberding was a tenured faculty member in Infectious Diseases at the University of California at San Francisco ("UCSF"). She continues as an Adjunct Associate Clinical Professor of Medicine at UCSF.

In addition to the skills identified below under "Consideration of Director Nominees – Skills and Experience", the following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Gerberding should serve as a Director: her medical and science-based professional background and experience, current and previously held senior-executive level leadership positions at a global public company, her knowledge of and experience with global public policy, healthcare leadership and population health, her information protection (data privacy and cybersecurity) expertise, and her independence from the Company.

Julie L. Gerberding, M.D., M.P.H. (Age 65) Member of the: • Compensation Committee • Nominating, Governance & Public Policy Committee

Mr. Shafer joined the Company as Chairman of the Board and Chief Executive Officer in February 2018. Prior to joining the Company, he served as Chief Executive Officer of Philips North America, a health technology company and the North American division of Koninklijke Philips N.V. ("Philips") (NYSE: PHG), since February 2014. In that position, Mr. Shafer led an organization of 17,000 employees and oversaw a health technology portfolio that included a broad range of solutions and services covering patient monitoring, imaging, clinical informatics, sleep and respiratory care as well as a group of market-leading consumer-oriented brands. For 12 years, Mr. Shafer played a key role in helping Philips develop and strengthen its healthcare focus, increase its profitability and grow its market share. Prior to that position, Mr. Shafer served as Chief Executive Officer of the global Philips' Home Healthcare Solutions business, a home healthcare services provider with 6,000 employees, from May 2010 until May 2014, as Chief Executive Officer
Brent Shafer (Age 63)

of the North America region for Royal Philips Electronics from January 2009 until May 2010, and as President and Chief Executive Officer of the Healthcare Sales and Service business for Philips North America from May 2005 until May 2010. Prior to joining Philips, Mr. Shafer served in various senior leadership positions with other companies, including Hill-Rom (NYSE: HRC), GE Medical Systems (NYSE: GE) and Hewlett-Packard (NYSE: HPE).

In addition to the skills identified below under "Consideration of Director Nominees – Skills and Experience", the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Shafer should serve as a Director: his appointment as CEO of the Company, his significant experience in senior-executive level leadership positions of the healthcare technology division of a large, publicly traded company, his leadership in the growth and strategies of a complex, multinational organization over a number of years, his experience in global business, his commitment to innovation, and his knowledge of and experience from the provider and supplier side of the healthcare industry.

Mr. Zollars has been a member of the Board of Directors of the Company since May 2005 and has been Lead Independent Director since April 2019. He is the former Chairman, President and Chief Executive Officer of YRC Worldwide (now known as Yellow Corporation) (Nasdaq: YELL), which positions he held from November 1999 to July 2011. Prior to that, Mr. Zollars served as President of Yellow Transportation, Inc. from September 1996 through November 1999. From 1994 to 1996, Mr. Zollars was Senior Vice President of Ryder Integrated Logistics, and prior to that, Mr. Zollars held various executive positions with Eastman Kodak. Mr. Zollars also serves on the board of directors of Prologis, Inc. (NYSE: PLD) and served on the board of directors of CIGNA Corporation (NYSE: CI) until November 2019.

In addition to the skills identified below under "Consideration of Director Nominees – Skills and Experience", the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Zollars should serve as a Director: his professional background and experience in senior-executive leadership positions at public companies, his service on other public and private company boards, Cerner board experience, board attendance and participation, his extensive experience with large employers, industry usage of information technology and his extensive understanding of strategic planning, tactical business decision-making, risk management and corporate financial statements.

William D. Zollars (Age 73) Member of the: • Audit Committee • Compensation Committee • Nominating, Governance & Public Policy Committee • Finance & Strategy Committee

CLASS II (Serving for a Term to Expire at the 2021 Annual Shareholders' Meeting and Nominated for a Term to Expire at the 2022 Annual Shareholders' Meeting)

Mr. Daniels has been a member of the Board of Directors of the Company since December 2013. Mr. Daniels is the 12th President of Purdue University, a post he assumed in January 2013, at the conclusion of his term as Governor of Indiana. He was elected Indiana's 49th governor in 2004 in his first bid for any elected office. He was re-elected in 2008 to a second and final term, receiving more votes than any candidate for any public office in the state's history. As governor, Mr. Daniels spearheaded a host of reforms aimed at strengthening the Indiana economy and improving the ethical standards, fiscal condition and performance of state government. Mr. Daniels came from a successful career in business and government, holding numerous top management positions in both the private and public sectors. He served as the Chief Executive Officer of the Hudson Institute and as President of Eli Lilly & Company's North American Pharmaceutical Operations (NYSE: LLY). He also served as Chief of Staff to Senator Richard Lugar, a senior advisor to President Ronald Reagan, and Director of the Office of Management and Budget under President George W. Bush. Mr. Daniels currently serves as a member of the boards of directors of Resilience, Inc., Energy Systems Network, Norfolk Southern Corporation (NYSE: NSC) and Urban Institute. He served on the board of directors of Interactive Intelligence Group, Inc. (formerly Nasdaq: ININ) from 2015 to 2016.

In addition to the skills identified below under "Consideration of Director Nominees – Skills and Experience", the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Daniels should serve and be nominated as a Director: his government and public policy professional background and experience, his current and previously held leadership positions, his service on other public and private company boards, Cerner and operations experience, his extensive understanding of financial statements, and his experience with global business.

Mitchell E. Daniels, Jr., J.D. (Age 72) Member of the: • Audit Committee • Nominating, Governance & Public Policy Committee (Chairperson)

Dr. Granger has been a member of the Board of Directors of the Company since November 2020. He has served as the President and Chief Executive Officer of The 5Ps, LLC, a healthcare, education, and leadership consulting firm, since August 2009. He served in the U.S. Army for over 35 years before retiring in June 2009 and was the Deputy Director and Program Executive Officer of the TRICARE Management Activity, Office of the Assistant Secretary of Defense (Health Affairs) in Washington, D.C. from December 2005 to June 2009. Dr. Granger is a Governance Fellow with the National Association of Corporate Directors. He is board certified by the American College of Physician Executives, American Board of Medical Quality and American Board of Internal Medicine and holds numerous medical certifications. He received his Bachelor of Science Degree from Arkansas State University and earned his medical degree from University of Arkansas School of Medicine. Dr. Granger currently serves as a member of the board of directors of Cigna Corporation (NTSE: CI) and DLH Holdings Corp. (Nasdaq: DLHC) and was previously on the board of directors of Express Scripts Holding Company.
Major General Elder Granger M.D., U.S. Army (retired) (Age 67) Member of the: •Audit Committee •Nominating, Governance & Public Policy Committee

In addition to the skills identified below under "Consideration of Director Nominees – Skills and Experience", the following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Granger should serve and be nominated as a Director: his independence from the Company, his U.S. Federal government and public policy professional background and experience, current and previously held leadership positions, his service on other public and private company boards, his extensive business experience and healthcare expertise, including management, operations and clinical skills, his information protection (data privacy and cybersecurity) expertise, and his global operations experience.

Mr. Greisch has been a member of the Board of Directors of the Company since April 2019. He is the former President & Chief Executive Officer of Hill-Rom Holdings, Inc. ("Hill-Rom") (NYSE: HRC), a global medical technology company, a position he held from January 2010 until his retirement in May 2018. Prior to Hill-Rom, Mr. Greisch was President International Operations for Baxter International, Inc. ("Baxter") (NYSE: BAX), a position he held from 2006 until 2009. During his tenure with Baxter, he also served as Baxter's Chief Financial Officer and as President of its BioScience division. Before his time with Baxter, he was President and Chief Executive Officer for FleetPride Corporation. Prior to that, he held various positions at The Interlake Corporation, including serving as President of its Materials Handling Group. Mr. Greisch currently serves on the Board of Directors of Catalent, Inc. (NYSE: CTLT), and Carrier Global Corporation (NYSE: CARR) and previously served on the boards of Hill-Rom (NYSE: HRC), Actelion Ltd, TomoTherapy, Inc. (formerly Nasdaq: TOMO), Idorsia Pharmaceuticals Ltd. (SIX Swiss Exchange: IDIA) and The Advanced Medical Technology Association (AdvaMed). Additionally, he serves as a senior advisor to TPG Capital and is on the board of directors for the Ann & Robert H. Lurie Children's Hospital of Chicago.

In addition to the skills identified below under "Consideration of Director Nominees – Skills and Experience", the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Greisch should serve and be nominated as a Director: his experience in multiple roles in global public healthcare companies, including serving as Chief Executive Officer and Chief Financial Officer, his healthcare business and operations experience, experience in preparing and analyzing complex public company financial statements, experience on the board of directors of private and public companies, and independence.

John J. Greisch, M.B.A. (Age 65) Member of the: • Audit Committee • Finance & Strategy Committee (Chairperson)

Ms. Mount has been a member of the Board of Directors of the Company since April 2019. Ms. Mount most recently served as President of AliphCom, Inc. (d/b/a Jawbone), a consumer technology and wearable products company, which position she held from June 2013 until February 2014. Previously, she held various senior level positions at Microsoft Corporation ("Microsoft") (Nasdaq: MSFT), including Corporate Vice President and Chief Financial Officer of the Online Services Division, from 2010 until May 2013, and Corporate Vice President of Operations and Finance and Chief Financial Officer of the Entertainment and Device Division, from 2006 until 2010. Prior to joining Microsoft, Ms. Mount served as the Vice President of Strategy and Development at Time Warner, Inc. ("Time Warner") (formerly NYSE: TWX), from 1995 until 2001, and then as Executive Vice President and Co-Managing Director of the United Kingdom Division of AOL Inc. (formerly NYSE: AOL), a web portal and online service provider and a subsidiary of Time Warner, from 2001 until 2003. Prior to that, she served as Vice President of Mergers and Acquisitions at Morgan Stanley (NYSE: MS) from 1987 until 1995. Ms. Mount has served as a member of the board of directors of Technicolor S.A. (TCH: FP) since April 2016, and currently serves as Vice Chairman of the board; joined the board of directors of Group Nine Acquisition Corp in March 2021; and has served as a member of the board of the directors of the Learning Care Group, Inc. since December 2014.

In addition to the skills identified below under "Consideration of Director Nominees – Skills and Experience", the following experience, qualifications, attributes and/or skills led the Board to conclude that Ms. Mount should serve and be nominated as a Director: her extensive financial and operations experience developing innovative solutions for driving growth and profit in both the start-up and Fortune 100 company settings, and her experience in senior leadership positions of global private and public companies.

Melinda J. Mount, M.B.A. (Age 61) Member of the: • Audit Committee • Finance & Strategy Committee

CLASS III (Serving for a Term to Expire at the 2022 Annual Shareholders' Meeting)

Dr. Bisbee has been a member of the Board of Directors of the Company since February 1988. He is co-founder, Chairman and CEO of Think Medium, which produces and distributes interview-based shows for healthcare leaders as they pursue transformation of the health economy. He is the co-founder and Chairman Emeritus on the Board of Directors of The Health Management Academy ("The Academy"), a network of executives from the nation's largest integrated health systems and the industry's most innovative companies striving to shape the future of healthcare. Dr. Bisbee served as Executive Chairman of The Academy from September 2018 to July 2020 and was the Chairman and Chief Executive Officer of The Academy for 20 years prior to that. Dr. Bisbee was Chairman of the Board of Directors, Chief Executive Officer and President of ReGen Biologics, Inc. ("ReGen") (OTCMKTS: RGBOQ) from 1998 to September 2011. Dr. Bisbee was President, Chief Executive Officer and a Director of Aros Corporation (formerly known as APACHE Medical Systems, Inc.) commencing in December 1989, serving as Chairman of the Board from December 1989 to November 1997 and from December 2000 to June 2002, when ReGen and Aros Corporation merged. Prior to 1989, Dr. Bisbee was Director of the Healthcare Group at Kidder,
Gerald E. Bisbee, Jr., Ph.D., M.B.A. (Age 78) Member of the: • Audit Committee (Chairperson) • Nominating, Governance & Public Policy Committee

Peabody & Co.; President of the Hospital Research and Educational Trust (the research and development arm of the American Hospital Association); and a faculty member in graduate management programs at Yale University and Northwestern University.

In addition to the skills identified below under "Consideration of Director Nominees – Skills and Experience", the following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Bisbee should serve as a Director: his medical, financial and healthcare-based professional background and experience, current and previously held leadership positions in medical and healthcare-related entities, his service on research-related and academic boards, Cerner board experience, board attendance and participation, his extensive experience with healthcare research and specialized expertise in public company accounting and mergers and acquisitions.

Mr. Riedel has been a member of the Board of Directors of the Company since April 2019. Mr. Riedel has served as a Senior Lecturer at Harvard Business School since January 2018. Since June 2020, he has served on the Board of Directors of Infinera Corporation (Nasdaq: INFN), a global supplier of networking solutions comprised of networking equipment, software and services, and was named Chairman of the Infinera Board of Directors in November 2020. Mr. Riedel was named Chairman of the Board of Juvare in January 2021. Mr. Riedel has also served on the Board of Directors of Xperi Corporation (Nasdaq:XPER) (f/k/a Tessera Holding Corporation ("Tessera Holding")), a creator, developer and licensor of innovative audio, computational imaging, computer vision and semiconductor packaging and interconnect technologies, since December 2016 when Tessera Technologies, Inc. ("Tessera") and DTS, Inc. became wholly owned subsidiaries of Tessera Holding pursuant to a merger. Prior to the merger, he had served on the Board of Directors of Tessera (formerly Nasdaq:TSRA) since May 2013. Mr. Riedel previously served as the Chairman of the Board of Directors of Accedian Networks Inc., a performance assurance solution specialist for mobile networks and enterprise-to-data center connectivity, from 2010 until March 2017, when it was sold to Bridge Growth Partners. From 2013 to 2017, he served as the Chairman and Chief Executive Officer of Cloudmark, Inc., a leader in security, protecting traffic, data and infrastructure from network threats. He also previously served on the Boards of Directors of NextDocs Corporation, a clinical trial and compliance management software company from July 2013 to April 2015, PeerApp Ltd, an optimized video content delivery service to network operators and providers, from 2011 to September 2015, and Blade Network Technologies, a top of rack switch vendor, from 2009 until its sale to IBM in 2010. Mr. Riedel's career has also included various senior management positions at Nortel Networks Corporation, a then publicly traded, global telecommunications equipment manufacturer ("Nortel"). In March 2006, Mr. Riedel joined Nortel as part of the turnaround team as the Chief Strategy Officer. His role changed after Nortel initiated creditor protection under the respective restructuring regimes of Canada under the Companies' Creditors Arrangement Act, the U.S. under the Bankruptcy Code, and the United Kingdom under the Insolvency Act 1986, on January 14, 2009, and subsequently, Israel, to lead the sale/restructuring of various carrier and enterprise business units through a series of transactions to leading
George A. Riedel, M.B.A. (Age 63) Member of the: • Compensation Committee • Finance & Strategy Committee • Nominating, Governance & Public Policy Committee

industry players such as Ericsson, Avaya and Ciena. Mr. Riedel led the efforts to create standalone business units, carve out the relevant P&L and balance sheet elements and assign predominately used patents to enable sales of the assets. In 2010, Mr. Riedel's role changed to President of Business Units and Chief Strategy Officer as he took leadership of the effort to monetize the remaining 6,500 patents and applications patents as well as manage the P&L for several business units that were held for sale. The 2011 patent sale led to an unprecedented transaction of $4.5 billion to a consortium of Apple, Ericsson, RIM, Microsoft and EMC. Prior to Nortel, Mr. Riedel was the Vice President of Strategy and Corporate Development of Juniper Networks, Inc. (NYSE:JNPR), a designer, developer and manufacturer of networking products, from 2003 until 2006, where he led the acquisition of Netscreen Technologies. Mr. Riedel was also previously a Senior Partner at McKinsey & Company, a global management consulting firm, where he spent 15 years serving clients in the telecom and technology sectors in Asia and North America on a range of strategy and growth issues.

In addition to the skills identified below under "Consideration of Director Nominees – Skills and Experience", the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Riedel should serve as a Director: his extensive knowledge of the technology industry, both from a cloud and consumer perspective and an enterprise software perspective, and intellectual property licensing, his experience in senior leadership positions of global private and public companies, his independence, his service on public and private company boards, his extensive understanding of financial statements, and his knowledge of and experience in information protection (data privacy and cybersecurity).

Mr. Wise has been a member of the Board of Directors of the Company since April 2019. Mr. Wise is the founder and chief executive of Lime Barrel Advisors, LLC, a private investment firm he founded in 2010. Since July 2016, Mr. Wise has served on the board of Aspen Technology, Inc. (Nasdaq: AZPN), a leading supplier of asset optimization software solutions. Since 2019, Mr. Wise has served on the board of WellSky Inc., a private healthcare information technology company advancing human wellness, and as a senior advisor to TPG Capital, a global private investment firm. He joined the board of MedAssets, Inc. (formerly Nasdaq: MDAS), a healthcare technology performance improvement company, in March 2014 and served as Chairman and Chief Executive Officer from February 2015 until the company was acquired by Pamplona Capital Management in January 2016. He served on the board of Cotiviti Holdings, Inc. (formerly NYSE: COTV), a provider of analytics-driven payment solutions focused on the healthcare sector, from December 2017 until the company was acquired by Verscend Technologies, Inc. in August 2018. From September 2006 to December 2011, Mr. Wise served on the board of Acxiom Corporation (formerly Nasdaq: ACXM), a provider of marketing technology and services. From 2003 through 2010, Mr. Wise was Chairman, President and Chief Executive Officer of Intergraph Corporation (formerly Nasdaq: INGR), a global provider of engineering and geospatial software. Prior to his service at Intergraph, Mr. Wise was President and Chief Executive Officer, North America of Solution 6 Holdings, Ltd., and President and Chief Operating Officer of Computer Management Sciences, Inc. (formerly Nasdaq: CMSX), a software and services company, which was
R. Halsey Wise, M.B.A. (Age 56) Member of the: • Compensation Committee (Chairperson) • Finance & Strategy Committee

acquired by Computer Associates International, Inc. (now named CA, Inc.). At Computer Associates, he served as the General Manager, North America, for Global Professional Services. Prior to that, Mr. Wise was engaged in investment banking at The Robinson-Humphrey Company (a division of Smith Barney), specializing in software and services.

In addition to the skills identified below under "Consideration of Director Nominees – Skills and Experience", the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Wise should serve as a Director: his 30 years of strategic leadership and value creation experience in leading, operating and advising software and HCIT companies, his experience in global business, his experience in government contracting, his financial expertise, his independence, his healthcare business and operations experience, his healthcare technology experience, his business transformation experience, his current and previously held leadership positions, and his service on other public company boards.

DIRECTOR INDEPENDENCE

The Board has determined that all nine current non-employee Directors of the Board are independent as required by the rules of the SEC and The Nasdaq Stock Market LLC ("Nasdaq"). Under applicable Nasdaq Marketplace Rules ("Nasdaq Rules"), a Director of the Company will only qualify as an "independent director" if, in the opinion of the Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. The Board has determined that none of the current non-employee Directors or nominees has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and that each of the following current Directors and nominees are "independent" as defined under Rule 5605(a)(2) of the Nasdaq Rules: Gerald E. Bisbee; Mitchell E. Daniels; Julie L. Gerberding; Elder Granger, M.D.; Melinda J. Mount; George A. Riedel; John J. Greisch; R. Halsey Wise; and William D. Zollars. Linda M. Dillman also qualified as an independent director during her term as a Director prior to her passing.

In making this determination with respect to Dr. Granger and Mr. Zollars, the Board considered their directorships on the boards of several companies that have either purchased solutions and services from us, or from which we have procured certain products and services, all in the ordinary course of business. Additionally, in making this determination with respect to Dr. Gerberding, the Board considered her executive position with Merck & Co., Inc., which has purchased certain solutions and services from us in the ordinary course of business. The Board concluded that none of the noted Directors had a direct or indirect material interest in the transactions referred to above.

Additionally, all current and proposed members of the Audit Committee satisfy the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Except with respect to any first-time nominees, whose independence would be considered at the time of nomination, the independence determination is made by the full Board each May based on all available facts and circumstances for each Director. The independence findings are also reviewed and confirmed by the Company's Chief Legal Officer, Chief Financial Officer and outside legal counsel.

COMMITTEES OF THE BOARD

The Board has established Audit; Compensation; Nominating, Governance & Public Policy; and Finance & Strategy ("F&S") Committees. The Board has adopted a written charter for each of the Committees. The full text of the charters for the Audit, Compensation and NG&PP Committees are available on our website at www.cerner.com under "About Us, Leadership." Each of the Audit, Compensation, and NG&PP Committees reviews its Charter annually and any recommended amendments to the Charters are considered for approval by the full Board of Directors. The Board does not have an Executive Committee.

Committee membership is reviewed annually by the Company's NG&PP Committee, which then recommends the Committee membership to the full Board. Committee members are generally approved by the full Board each May upon the commencement of the new Board term.

Committee meeting dates are reviewed and approved by the entire Committee in an effort to ensure attendance, and agendas are reviewed and approved prior to distribution to the rest of the Committee by the Committee Chairperson.

Audit Committee
The Audit Committee assists the Board in monitoring the integrity of the Company's accounting practices and financial statements; the independent registered public accounting firm's qualifications, performance and independence; the performance of the Company's internal audit function; and the compliance by the Company with legal and regulatory requirements. The Audit Committee appoints, retains and oversees the work of the Company's independent registered public accounting firm. The selection is subsequently submitted to the shareholders of the Company for ratification. The Audit Committee is also responsible for reviewing and approving the scope and expense of audit and permitted non-audit services provided by our independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding from the Company for outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The Audit Committee may delegate authority to individual Audit Committee members or such subcommittees as the Audit Committee deems appropriate. The Audit Committee has delegated to the Chairperson the authority to pre-approve audit services or permitted non-audit services as described below under "Audit Related Matters – Guidelines of Cerner Corporation's Audit Committee for Pre-Approval of Independent Auditor Services" and certain related party transactions as described below under "Certain Transactions."

The Audit Committee is currently comprised of six Directors, with Gerald E. Bisbee serving as the Chairperson of the Audit Committee. The Board has determined that the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable SEC rules and Nasdaq Rules for audit committees. Each member of the Audit Committee is an "independent director" as defined by SEC and Nasdaq Rules. All Audit Committee members possess the required level of financial literacy, and at least one member of the Audit Committee meets the current standard of requisite financial management expertise. The Board has determined that Dr. Bisbee is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended.

Compensation Committee
The Compensation Committee's primary responsibilities are to review and approve our compensation policies and practices, establish compensation for non-employee Directors, evaluate our Chief Executive Officer's performance and establish compensation accordingly, review and approve the total compensation of our Section 16 officers, review and approve executive performance-based compensation plan targets and earned payouts and equity grants to our Section 16 officers and adopt and approve major changes in our benefit plans and compensation philosophy. The Compensation Committee has the authority to obtain advice and assistance from and receive appropriate funding from the Company for outside compensation consultants, independent legal counsel and other consultants as the Compensation Committee deems necessary to carry out its duties. The Compensation Committee was advised in 2020 by an independent compensation consultant. See "Compensation Discussion and Analysis – Independent Compensation Consultant."

The Compensation Committee is currently comprised of four Directors, with R. Halsey Wise serving as the Chairperson of the Compensation Committee. Each member of the Compensation Committee is an "independent director" as defined by Nasdaq Rules.

The Compensation Committee may delegate authority to individual Compensation Committee members, or such subcommittees as the Compensation Committee deems appropriate. The Committee may also delegate to one or more officers of the Company the power to grant equity awards to associates who are not Directors or Section 16 officers pursuant to Compensation Committee approved equity plans or to administer other provisions of such equity plans. The Compensation Committee has delegated its authority as follows:

•Section 16 Insider Equity and Incentive Compensation Subcommittee - this subcommittee of the Compensation Committee is appointed annually and consists of "non-employee directors" for purposes of Rule 16b-3 promulgated under the Exchange Act. It has authority to review recommendations and approve equity grants and incentive-based compensation (targets, metrics and payments) of our Section 16 officers;

•Equity-based Grant Policy - Quarterly Administration Subcommittee - this subcommittee of the Compensation Committee consists of "non-employee directors" for purposes of Rule 16b-3 promulgated under the Exchange Act and has authority to ensure timely administration of the Equity-based Grant Policy for matters that require action between regularly scheduled Compensation Committee meetings;

•Incentive Compensation Plan - Quarterly Administration Subcommittee - this subcommittee of the Compensation Committee consists of "non-employee directors" for purposes of Rule 16b-3 promulgated under the Exchange Act and has authority to ensure timely administration of our performance-based compensation plan for matters that require action between regularly scheduled Compensation Committee meetings and to make decisions with regard to any discretionary second tier match contribution made by the Company under our 401(k) Plan; and

•Cerner Corporation Foundations Retirement Plan Administrative and Investment Committee - this committee consists of the Chief Financial Officer, Chief Human Resources Officer, Chief Strategy Officer, Vice President of Total Rewards and one other corporate executive named by the other four members of the committee. The Chief Financial Officer, Chief Human Resources Officer, Chief Strategy Officer, and Vice President of Total Rewards each serve a perpetual term on the committee, and the other corporate executive named to the committee shall serve for a three-year term, unless extended by action of the committee. The committee has authority to: a) select, monitor and manage the 401(k) Plan's third party administrator, record-keeper, custodian and trustee; b) monitor the 401(k) Plan's reporting to the IRS and Department of Labor, the 401(k) Plan's ERISA compliance, 401(k) Plan audits and the payment of 401(k) Plan expenses; c) monitor the compensation received by the 401(k) Plan's service providers; d) monitor and evaluate disclosures by the 401(k) Plan to participants and beneficiaries; e) ensure maintenance of fiduciary liability insurance coverage and the ERISA fidelity bond coverage; f) research and approve by majority vote non-material amendments to the 401(k) Plan; g) research and recommend 401(k) Plan amendments; h) adopt, review and carry out investment policies and objectives for the 401(k) Plan; i) review and select the investment options offered under the 401(k) Plan; j) select and monitor the 401(k) Plan's investment managers and fund providers; k) supervise, monitor and evaluate on a semi-annual basis the performance of the investment options offered under the 401(k) Plan and periodically review the 401(k) Plan's investment performance as a whole; l) carry out any special assignments given by the Compensation Committee; and m) retain independent outside consultants.

Nominating, Governance & Public Policy Committee
The primary functions of the NG&PP Committee are to: (i) review and evaluate the size, composition, function, effectiveness and compensation of the Board; (ii) identify, recommend and recruit potential new candidates for nomination to the Board and make recommendations with respect to committee membership and rotation practices; (iii) oversee the Company's environmental, social, and corporate governance policies and practices; and (iv) periodically review current and emerging political, corporate citizenship and public policy issues that may affect the business operations, performance or public image of the Company. The Committee's goal is to ensure that the composition, practices and operation of the Board contribute to value creation and effective representation of the Company's shareholders and to foster Cerner's commitment to operate its business in a manner consistent with the rapidly changing demands of society. The NG&PP Committee may delegate authority to individual NG&PP Committee members or such subcommittees as the NG&PP Committee deems appropriate.

The NG&PP Committee is currently comprised of six Directors, with Mitchell E. Daniels serving as the Chairperson of the NG&PP Committee. Each member of the NG&PP Committee is an "independent director" as defined by Nasdaq Rules.

Finance & Strategy Committee
The F&S Committee coordinates and oversees management's review of our Company's operational efficiency and margin expansion efforts and capital deployment strategy, including taking into consideration recommendations from outside consulting firms, the Company's risk profile and the potential impact of any recommended changes to the Company's business model, strategic plan and ability to meet commitments to clients.

The F&S Committee is currently comprised of five Directors, with John J. Greisch serving as the Chairperson of the F&S Committee. Each member of the F&S Committee is an "independent director" as defined by Nasdaq Rules.

Meetings of the Board and Committees
During 2020, the Board held four regular meetings; the Audit Committee held eight regular meetings; the Compensation Committee held four regular meetings; the NG&PP Committee held three meetings; and the F&S Committee held five meetings. Each Director attended at least 75% of the aggregate of the total meetings of the Board and the Board Committees on which the Director served during the past fiscal year.

Pursuant to the Company's Corporate Governance Guidelines, all individuals nominated for election are expected to attend the 2021 Annual Shareholders' Meeting. All other Directors, barring unforeseen circumstances, are expected to attend the 2021 Annual Shareholders' Meeting as well. All of our current Directors who were Directors at the time of the 2020 Annual Shareholders' Meeting and Ms. Dillman attended the 2020 Annual Shareholders' Meeting.

CONSIDERATION OF DIRECTOR NOMINEES

Board Diversity
The NG&PP Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation. Thus, our Director nomination process is designed to consider diversity among the many factors that the Board considers in evaluating prospective nominees. Diversity, as considered by the NG&PP Committee, can encompass many attributes, from business experience, to substantive expertise, to education, to background, to gender, race and ethnicity. The goal of this process is to assemble a group of Board members with deep, varied experience, sound judgment and commitment to our success.

The NG&PP Committee is committed to seeking out qualified and diverse director candidates, including women and individuals from racial or ethnic minority groups, to include in the pool from which new Board nominees are chosen. We intend to succeed in accomplishing that goal through:
•Suggestions from our Directors and senior management;
•Hiring third-party search firms as needed;
•Considering candidates proposed by shareholders in the same manner we evaluate candidates proposed by our Directors or senior management; or
•Seeking qualified candidates from outside the traditional corporate environment (e.g., government, academia, private enterprise, non-profit organizations).

Our director refreshment over the last several years has resulted in a diverse group of independent directors with gender and racial diversity and significant experience. We will continue the progress made to date by continuing to implement our policy of recruiting diverse nominee candidates.

Director Qualifications
The NG&PP Committee works with our Board to determine the characteristics, skills, and experiences desired for the Board as a whole and its individual members with the objective of having a Board with diverse background, experience, ethnicity, gender, race and skills. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. We endeavor to have a diverse Board representing varied and in-depth experience in business, healthcare, information technology, government and in areas that are relevant to our global activities (as more specifically described below). The NG&PP Committee also considers the composition of the Board as a whole, looking to achieve a balance of the above noted experience across the full Board and a blend of management and independent Directors, while also covering the need for specific skill sets such as Audit Committee and Compensation Committee expertise. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time.

In evaluating the suitability of individual Board members, our Board considers many factors, including independence; expertise in cloud and consumer information technology; expertise in enterprise software; expertise in clinical/provider, payer and/or policy aspects of healthcare; an understanding of financial statements; experience in management or governance of publicly traded companies; experience in global business; government or public policy experience; information protection (data privacy and cybersecurity) experience; and gender, race, ethnicity or other diversity.

The Board does not believe that Directors should expect to be re-nominated following the expiration of their terms. Directors up for re-nomination must meet the same standards and requirements and go through the same review process for consideration for re-nomination as those being considered as a newly appointed/elected candidate.

Skills and Experience
The NG&PP Committee works with the full Board to regularly evaluate Board composition to assess the skills and capabilities that are relevant to the Board's work and the Company's strategy and the number of directors needed to fulfill the Board's responsibilities under our Corporate Governance Guidelines and Committee charters.

The table below summarizes the key qualifications, skills, and attributes that each Director and nominee brings to the Board. Each Director and nominee possess numerous other skills and competencies not identified below. A mark indicates a specific area of focus or expertise which the Board considers the person to contribute significantly to the overall Board skill set. Not having a mark does not mean the Director or nominee does not possess that qualification or skill. Director and nominee biographies above under "Information Concerning Directors and Nominees" describe each person's background and relevant experience in more detail.

	Gerald E. Bisbee	Mitchell E. Daniels	Julie L. Gerberding	Elder Granger	John J. Greisch	Melinda J. Mount	George A. Riedel	Brent Shafer	Halsey Wise	William D. Zollars
Independence	✓	✓	✓	✓	✓	✓	✓		✓	✓
Knowledge, Skills and Experience
Cloud and consumer information technology						✓	✓	✓
Enterprise software expertise						✓	✓	✓	✓
Clinical/provider healthcare experience	✓		✓	✓				✓		✓
Payer healthcare experience	✓		✓	✓	✓			✓		✓
Policy aspects of healthcare	✓	✓	✓	✓				✓
Financial statement expertise	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Management or governance of publicly traded companies	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Global business	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Government and public policy experience	✓	✓	✓	✓				✓	✓
Information protection (data privacy and cybersecurity)			✓	✓		✓	✓
Demographics
Race/Ethnicity
Black/African American				✓
Native Hawaiian/Pacific Islander
Asian
White/Caucasian	✓	✓	✓		✓	✓	✓	✓	✓	✓
Native America/Alaska Native
Hispanic/Latino
Gender
Female			✓			✓
Male	✓	✓		✓	✓		✓	✓	✓	✓

Nomination Process
The Board's NG&PP Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The NG&PP Committee retains a third-party executive search and director recruitment firm from time to time to identify and assist in evaluating candidates, and the NG&PP Committee also identifies potential candidates on its own. Upon screening and recommendation by the NG&PP Committee, the Board has the responsibility for nominating candidates for election to the Board and for filling vacancies on the Board as they arise.

Shareholders who wish the NG&PP Committee to consider their recommendations for Director nominees should submit their recommendations in writing to the NG&PP Committee in care of our Corporate Secretary, Cerner Corporation, 2800 Rock Creek Parkway, North Kansas City, Missouri 64117. Any such recommendations should include the nominee's name and qualifications for Board membership. Generally, such proposed candidates are considered by the NG&PP Committee at its regularly scheduled meetings and, if recommended by the NG&PP Committee, presented for consideration by the Board at its regularly scheduled meeting during the first quarter of the year. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to other potential nominees considered by the NG&PP Committee.

In addition, the Company's Bylaws permit shareholders to nominate Directors for election at an annual shareholders' meeting. To nominate a Director, the shareholder must deliver the information required by the Company's Bylaws in accordance with the procedures described below in "Shareholder Proposals."

Each of the Board's nominees for this year's election, Mitchell E. Daniels, Dr. Elder Granger, John J. Greisch and Melinda J. Mount, has been recommended by our NG&PP Committee and nominated for election by the full Board. Additionally, each of our other Directors was, at the time of their election, recommended by our NG&PP Committee and nominated for election by the full Board. Dr. Granger was initially introduced to the NG&PP Committee by one of our non-employee Directors.

Shareholder Access to Directors
The Board provides a process for shareholders and other interested parties to send communications to the Board or any of the individual Directors. Shareholders may send written communications to the Board or any of the individual Directors in care of our Corporate Secretary, by mail to Cerner Corporation, 2800 Rock Creek Parkway, North Kansas City, Missouri 64117 or by email to corporatesecretary@cerner.com. Communications will be compiled by our Corporate Secretary and submitted to the Board or the individual Directors, as applicable, on a periodic basis. In general, communications relating to corporate governance and Board matters are more likely to be forwarded than communications relating to ordinary business affairs or commercial solicitations.

Majority Voting for Directors
Cerner's Bylaws provide that, in the case of an uncontested Director election (i.e., where the number of nominees is the same as the number of Directors to be elected), Directors are elected by the affirmative vote of a majority of the votes cast, in person or by proxy, by the holders of outstanding shares of stock entitled to vote for the election of Directors. Any incumbent nominee for Director who fails to receive the requisite majority vote at an annual or special meeting held for the purpose of electing Directors, where the election is uncontested, must promptly - following certification of the shareholder vote - tender his or her resignation to the Board. The independent Directors (excluding the Director who tendered the resignation) will evaluate any such resignation in light of the best interests of Cerner and its shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. In reaching its decision, the Board may consider any factors it deems relevant, including the Director's qualifications, the Director's past and expected future contributions to Cerner, the overall composition of the Board, and whether accepting the tendered resignation would cause Cerner to fail to meet any applicable rule or regulation (including Nasdaq Rules and federal securities laws). The Board will act on the tendered resignation, and publicly disclose its decision and rationale, within 90 days following certification of the shareholder vote.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Leadership Structure
Our Corporate Governance Guidelines reserve the right to the Board to vest the responsibilities of Chairman of the Board and CEO in the same individual, and the Board has exercised its discretion in combining these positions and appointing Mr. Shafer to serve as Chairman and CEO. The Board believes that it is in Cerner's best interest and benefits our shareholders to combine these positions because Mr. Shafer has deep experience in and knowledge of the healthcare and healthcare IT industries and his serving in both capacities ensures a direct connection between the Board and the Company's leadership team and increases efficiency. Mr. Shafer's employment agreement provides that he will serve as Chairman and Chief Executive Officer. The Board will consider the combination or separation of these positions as part of the succession planning process, and the Board will allocate the responsibilities of the offices of Chairman of the Board and CEO in the future in a manner that it determines to be in the best interests of the Company and our shareholders.

William D. Zollars has been appointed as our Lead Independent Director. The Company believes that having a Lead Independent Director helps to ensure sufficient independence in its leadership and provides effective independent functioning of our Board in its oversight and governance responsibilities. The Lead Independent Director performs those functions and duties set forth in the Lead Independent Director Guidelines (available on our website at www.cerner.com under "About Us, Leadership") and as otherwise may be requested by our Board. The authorities, duties, and responsibilities of the Lead Independent Director include, among other things, assisting the Chairman and management in developing Board meeting agendas and meeting schedules, presiding at executive sessions of the independent Directors, serving as a liaison between the Chairman and management and the independent directors, and providing the Chairman with feedback and counsel concerning the Chairman's interactions with our Board.

Each of the four Board Committees - Audit, Compensation, NG&PP and F&S - is composed solely of independent Directors, each with a different independent Director serving as Committee chair. The Board may establish other committees as it deems appropriate and delegate to those committees any authority permitted by applicable law and Cerner's Bylaws. We believe that the mix of experienced independent and management Directors that make up our Board, along with the independent role of Mr. Zollars, our current Lead Independent Director, and our independent Board Committees, benefits the Company and its shareholders.

The NG&PP Committee oversees an annual self-evaluation by the Board and each Committee, part of which focuses on the governance structure of the Board and its Committees, and seeks recommendations with respect to the leadership structure and practices best suited for us and our shareholders.

Oversight of Enterprise Risk
Much attention continues to be given to the subject of how companies identify and manage corporate risk. We believe that carefully taken risks can lead to innovation and business success. We also recognize that reckless acceptance of risk or the failure to appropriately identify and mitigate risks can be destructive to achieving our objectives and optimizing shareholder value.

Our Enterprise Risk Management ("ERM") team conducts an annual survey of our executive leadership team to identify risks, and together with our other compliance focused teams (such as Regulatory Affairs/Compliance, Human Resources and Legal) and executive management, assesses and manages our various risks on a day-to-day basis, including the creation of appropriate risk management programs and policies. The risk assessment process is global in nature and has been developed to identify, assess and mitigate our risks, including the nature, likelihood, magnitude and control of the risks.

While risk oversight is a full Board responsibility, the management oversight of our ERM team has been delegated to the Audit Committee. The Audit Committee also periodically reviews and explores with management our significant risk exposures, including without limitation financial, operational, data privacy, cybersecurity, business continuity, reputational, legal and regulatory risks, and the steps management has taken to monitor, mitigate and control such exposures, including our risk assessment and policies that have been adopted in connection with the management of such risks. Due to the dynamic nature of risk, the overall status of our significant risks is updated and adjustments are made to Board and Committee agendas throughout the year so that risks are reviewed at relevant times. This process facilitates the Board's ability to fulfill its oversight responsibilities of risk management.

Protecting enterprise information - both data privacy and cybersecurity - is a key focus of the Board, and specifically the Audit Committee. As part of the Board's oversight of risk management, the Audit Committee receives regular reports at Board meetings from the Company's Chief Information Officer and Chief Security Officer, covering the evolving cybersecurity threat landscape, our information protection security program, and the Company's key cybersecurity risk mitigation activities and controls.

In addition, an overall review of risk is inherent in the Board's consideration of our long-term strategies, including significant capital expenditures, acquisitions and divestitures and other financial matters. The Board's role in risk oversight is consistent with our leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its Committees providing oversight in connection with those efforts.

Relationship between Compensation and Risk Management
The Compensation Committee utilized the ERM team to perform a review of the Company's 2020 incentive compensation arrangements. More specifically, the ERM team reviewed and tested metrics comprising over 18% of the total planned incentive compensation for the following: independence between the associates setting the metric targets, providing the results, and being compensated on the metric; the accuracy of the payout calculation; and qualitative factors which may increase the risk of incenting unintended behaviors. The qualitative factors evaluated included: appropriateness of the metric to achieve its intent and existence of controls to prevent any unintended behaviors such metrics may incent. The ERM team also reviewed material plan changes for 2020. The most significant change was the redesign of the business incentive plans to be more focused on organizational health and client success. The ERM team reviewed the philosophy around the changes and considered the impact to individual plans as part of the review. The Compensation Committee assessed the ERM team's report and concluded that our incentive compensation arrangements, coupled with internal controls and policies, do not encourage associates to: i) take excessive risks that are likely to cause material adverse harm to the Company, or ii) manipulate performance in order to increase incentive award payouts.

Specifically, the Compensation Committee noted the following design features of our incentive compensation program that mitigate risk:

•stock ownership guidelines for executives may reduce the risk of executives making decisions that benefit them in the short-term at the expense of the Company's long-term performance;

•the design of annual incentives provides for the taking of a reasonable amount of risk in order to provide upside incentive compensation opportunity, while a payout cap on the incentives reduces risk by limiting the amount of short-term compensation that may be earned;

•incentive goals are established using a rigorous and time-tested process and are tied to the Company's annual financial plan;

•cash incentive plan metrics and goals for Section 16 officers were approved by the Compensation Committee in March 2020. Metrics for the second, third and fourth quarters of 2020 were then reset in April 2020 to account for the expected impact of the COVID-19 pandemic;

•performance-based equity incentive plan goals for Section 16 officers for 2020 grants were approved by the Compensation Committee in April 2020, prior to being granted. Goals were set at this time for Adjusted Operating Margin to be measured for fourth quarter 2020, full year 2021 and full year 2022;

•the Company has a rigorous verification and review process to calculate the performance of each incentive plan; and

•performance-based compensation is subject to clawback for associates receiving such incentive compensation.

DIRECTOR COMPENSATION

Our non-employee Directors are paid commensurate with the time served during the Board year in quarterly installments. For each of the 2019-2020 Board year (from the 2019 Annual Shareholders' Meeting to the 2020 Annual Shareholders' Meeting) and the 2020-2021 Board year (from the 2020 Annual Shareholders' Meeting to the 2021 Annual Shareholders' Meeting), non-employee Directors received an annual cash retainer of $66,000. Each member of each Board committee receives an additional annual cash retainer as follows: $12,500 for the Audit Committee, $12,500 for the F&S Committee, $7,500 for the Compensation Committee and $5,000 for the NG&PP Committee. In addition, each Committee Chairperson receives an additional annual cash retainer that causes their aggregate compensation, inclusive of the committee member retainer, to be as follows: $30,000 for the Audit Committee Chairperson, $30,000 for the F&S Committee Chairperson, $20,000 for the Compensation Committee Chairperson and $15,000 for the NG&PP Committee Chairperson. The Lead Independent Director also receives an additional $30,000 annual cash retainer. The Directors are not paid meeting fees.

Each non-employee Director also receives a grant of restricted stock with a fixed grant date value during each year of service on the Board. The target for the equity compensation component of the total annual Board compensation package for the 2020-2021 Board year was set at $250,000. In May 2020, pursuant to the Board equity compensation program, 3,716 shares of restricted stock of the Company were granted to each of the then-current non-employee Directors: Dr. Bisbee, Mr. Daniels, Ms. Dillman, Dr. Gerberding, Mr. Greisch, Ms. Mount, Mr. Riedel, Mr. Wise and Mr. Zollars. These restricted stock grants will vest on the earlier of May 18, 2021 or the calendar day immediately preceding the date of the 2021 Annual Shareholders' Meeting.

Additionally, under the Board equity compensation program, each non-employee Director that is newly appointed or elected to the Board receives an initial grant of shares of restricted stock of the Company with a value equal to the annual equity grant value, $250,000 for the 2020-2021 year, with ratable vesting over three years provided such Director continuously serves as a member of the Cerner Board of Directors through such vesting dates. Board members appointed during the board year also receive a prorated equity grant for that year based on when they are appointed. For the 2020-2021 Board year, this prorated annual award will vest on the earlier of May 18, 2021 or the calendar day immediately preceding the date of the 2021 Annual Shareholders' Meeting. On November 16, 2020, Major General Elder Granger, M.D., was appointed to Cerner's Board of Directors. He received an initial restricted stock grant of 3,322 shares of restricted stock and a prorated grant for his service during 2020-2021 of 1,661 shares of restricted stock.

The independent compensation consultant retained by the Compensation Committee works with management each year to review our current Board compensation package relative to our peer group. See discussion under "Compensation Discussion and Analysis - Compensation Peer Group" for more information on our 2020 peer group. Based on this review, compensation recommendations are made to our Compensation Committee and Board with respect to the non-employee Directors. The Compensation Committee (or one of its subcommittees), after review and discussion of the items set forth above, makes the ultimate decision as to the total compensation and compensation components of our non-employee Directors.

The Directors are subject to the same Stock Ownership Guidelines that apply to the Company's officers. The guidelines are further discussed under "Compensation Discussion and Analysis" below. For 2020, our Directors were required to maintain an Ownership Percentage of 75% of the restricted stock awards granted to them, subject to a reduced ownership scale based on tenure. For 2021, non-employee Directors have an ownership guideline of five times the annual cash retainer. As of January 1, 2021, at the annual measurement date, all non-employee Directors who were Directors on such date were in compliance with these guidelines.

Under the Cerner Corporation 2011 Omnibus Equity Incentive Plan (as amended, the "Omnibus Plan"), the aggregate value of all compensation paid or granted to any individual for service as a non-employee Director (other than a non-employee Director who is also Chairman of the Board) with respect to any calendar year, including equity awards granted under the Omnibus Plan and cash fees paid by the Company to such non-employee Director outside of the Omnibus Plan, may not exceed six hundred thousand dollars ($600,000), calculating the value of any grants awarded during such calendar year based on the grant date fair value of such grants for financial reporting purposes, excluding special compensation paid to any non-employee Director when serving as a Committee Chair or as Lead Independent Director. For a non-employee director who is Chairman of the Board, the cap is nine hundred thousand dollars ($900,000). The foregoing limitations will not take into account any grant made in connection with the initial appointment of a non-employee Director; and any shares deferred pursuant to a nonqualified deferred compensation arrangement will count against the foregoing limitation only during the calendar year in which such grant is initially made and not in the calendar year in which the deferred shares are ultimately issued.

2020 Director Compensation Table

The following table contains information regarding the compensation earned by non-employee Directors during our 2020 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Gerald E. Bisbee, Jr., Ph.D., M.B.A.	101,000	250,012	—	—	—	—	351,012
Mitchell E. Daniels, Jr., J.D.	93,500	250,012	—	—	—	—	343,512
Linda M. Dillman	86,000	250,012	—	—	—	—	336,012
Julie L. Gerberding, M.D., M.P.H.	78,500	250,012	—	—	—	—	328,512
Elder Granger, M.D.(3)	16,500	375,021	—	—	—	—	391,521
John J. Greisch, M.B.A.	108,500	250,012	—	—	—	—	358,512
Melinda J. Mount, M.B.A.	91,000	250,012	—	—	—	—	341,012
George A. Riedel, M.B.A.	91,000	250,012	—	—	—	—	341,012
R. Halsey Wise, M.B.A.	86,000	250,012	—	—	—	—	336,012
William D. Zollars (4)	133,500	250,012	—	—	—	—	383,512

(1)These amounts reflect the aggregate grant date fair value of each award granted to the non-employee Director computed in accordance with FASB ASC Topic 718. Refer to Note 16 in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for the relevant assumptions used to determine the grant date fair value of our stock awards. As of December 31, 2020, each then-current non-employee Director had the following number of restricted stock awards outstanding: Gerald E. Bisbee, 3,716; Mitchell E. Daniels, 3,716; Linda M. Dillman 3,716; Julie L. Gerberding, 3,716; Elder Granger, 4,983; John J. Greisch, 6,246; Melinda J. Mount, 6,246; George A. Riedel, 6,246; R. Halsey Wise, 6,246; and William D. Zollars, 3,716.

(2)As of December 31, 2020, none of the non-employee Directors who were Directors on such date had any stock options outstanding.

(3)Dr. Granger was appointed to the Board on November 16, 2020. Cash fees reflect retainer fees for the 2020-2021 Board year, prorated to reflect his shortened service during this Board year. Stock awards reflect the aggregate grant date fair value of both his initial new director equity grant ($250,014) and his annual equity grant ($125,007), which was prorated to reflect his shortened service for the 2020-2021 Board year.

(4)Mr. Zollars serves as the Lead Independent Director of the Board of Directors.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and set forth below, and, based upon that review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:
Julie L. Gerberding, M.D., M.P.H.
George A. Riedel, M.B.A.
R. Halsey Wise, M.B.A.
William D. Zollars

This Compensation Committee Report and the "Compensation Discussion and Analysis" is not deemed "soliciting material" and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under Section 18 of the Exchange Act.
____________________

COMPENSATION DISCUSSION AND ANALYSIS

This section explains our executive compensation program and specifically describes the application of that program to the following Named Executive Officers ("NEOs") whose compensation information is presented in the tables and narrative discussion below in accordance with SEC rules.

Title at fiscal year-end (FYE) 2020
Brent Shafer	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Marc G. Naughton	Executive Vice President and Chief Financial Officer (Principal Financial Officer)(1)
Jerome Labat	Executive Vice President and Chief Technology Officer
John T. Peterzalek	Executive Vice President and Chief Client and Services Officer(2)
Donald D. Trigg	President(3)

(1)Mr. Naughton served as an executive officer until February 22, 2021, at which time he transitioned to the role of Executive Senior Advisor and served in that capacity until he departed the Company on March 31, 2021. Mark Erceg assumed the role of Executive Vice President and Chief Financial Officer on February 22, 2021.

(2)Mr. Peterzalek served as an executive officer until January 14, 2021, at which time he transitioned to the role of Executive Senior Advisor and served in that capacity until he departed the Company on February 27, 2021. Travis Dalton assumed the role of Executive Vice President and Chief Client and Services Officer on January 15, 2021.

(3)Mr. Trigg was promoted to President effective February 18, 2020.

References to the Compensation Committee in this Compensation Discussion and Analysis also refer to its subcommittees, where applicable.

This Compensation Discussion and Analysis includes discussion of the following non-GAAP financial measures: Adjusted Revenue, Adjusted Operating Margin, Adjusted Net Earnings, Adjusted Diluted Earnings Per Share ("Adjusted EPS"), and Free Cash Flow. Definitions of, and further details regarding these non-GAAP financial measures, including reconciliations to their most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), can be found in Appendix I.

Executive Summary

2020 Business Results. A significant portion of the total compensation of our NEOs – 90% for our CEO and 89% on average for other NEOs – is tied to our performance via cash incentives and equity awards. All results below were impacted by the COVID-19 pandemic and its impact on the operational priorities and finances of our healthcare clients. Generally, this resulted in longer time to bookings and slower revenue recognition for delivery of services which were impacted by travel restrictions and other client business disruptions. Despite these headwinds, the Company delivered solid results in 2020 by quickly adapting to working in a virtual manner and implementing additional cost control measures that mitigated the financial impact of the pandemic. Highlights of 2020 financial results include:

•A 7% decrease in bookings to $5.58 billion in 2020 compared to $5.99 billion in 2019.
•A 3% decrease in revenue to $5.51 billion in 2020 compared to $5.69 billion in 2019. Our 2020 revenues increased 1% organically as compared to 2019 when excluding revenues from divested businesses.
•GAAP operating margin for 2020 was 16.6% compared to 10.6% in 2019. Adjusted Operating Margin was 19.9%, representing 140 basis points of margin expansion over 2019, primarily driven by ongoing operational improvement initiatives.
•Net Earnings increased 47% from $529 million in 2019 to $780 million in 2020. Adjusted Net Earnings were $879 million, up 2% compared to 2019.
•GAAP Diluted Earnings per Share increased 53% from $1.65 in 2019 to $2.52 in 2020. Adjusted Diluted EPS were $2.84, up 6% compared to 2019.
•Operating cash flow increased 9% from $1.31 billion in 2019 to $1.44 billion in 2020.
•Free Cash Flow for financial reporting purposes was $857 million in 2020, up 51% compared to $568 million in 2019.

2021 Compensation Program Alignment. Based on conversations with shareholders and the Committee's expectation that management should continue to deliver long-term results that benefit a range of stakeholders, we have approved several enhancements to our 2021 compensation programs.

Our cash incentive program will be based on annual metrics and NEOs will be eligible for annual payouts, in contrast with prior years when a portion of incentives were attained and paid out quarterly. Additionally, two new performance metrics will be added to NEO awards to complement our existing financial-related performance metrics of Adjusted EPS, Adjusted Revenue and Free Cash Flow. A quantitative Client Success metric will be added to help reinforce our relentless client focus in pursuit of delivering exemplary client experiences and reducing client attrition. A quantitative Organizational Health metric will be added to directly link NEO compensation with key organizational objectives including attracting, engaging and retaining top talent and continuing to cultivate a highly diverse and inclusive workplace.

Our 2021 performance-based equity awards will also be structured to incent performance based on three performance metrics: Adjusted EPS, revenue growth and relative total shareholder return (TSR). The inclusion of Adjusted EPS is intended to further emphasize our goal of expanding operating margin and growing bottom line earnings, while the inclusion of TSR is intended to more closely align our NEO compensation with our shareholder interests. Additionally, a revenue-based metric will be added to increase focus to delivering long-term, top-line growth. The Compensation Committee believes that these metrics will drive long-term value creation for our associates and shareholders.

Pandemic Response and Business and Compensation Impacts

Pandemic Response. From the outset of the COVID-19 pandemic, we maintained an intense focus on associate health and safety, in addition to our essential role in serving clients that comprise a large portion of the healthcare delivery system. Our management and associates put in extraordinary effort to create and deploy critical functionality to help clients respond to unprecedented operational and patient care challenges they have faced during the pandemic.

At the outset of the pandemic, we established a COVID-19 task force led by our Chief Clinical Officer and Chief Medical Officer. They developed and communicated timely and detailed resources to help associates navigate their work and personal lives through the pandemic. Cerner moved to a mostly remote work posture in mid-March 2020, put in place a number of health and safety protocols, including assigning staff to handle contact tracing, and implemented a company-wide testing strategy with mail-order COVID-19 testing kits, in-airport testing for associates traveling to client sites and testing in our on-site health clinics.

We supported associates with expanded access to mental health resources, virtual healthcare and programs to assist with caregiver needs. We also implemented a volunteer time off program to enable associates to give back to their communities and sponsored a Feeding the Front Lines day of action, raising over $191,000 and feeding nearly 24,000 front line healthcare workers across 34 U.S. Client sites. Finally, we leveraged our leadership role in the healthcare ecosystem to support our clients and their communities in a number of ways, including providing aggregated and deidentified COVID-related data from our health records for free to medical research teams and by hosting mass-vaccination clinics on our campus in North Kansas City in partnership with the Clay County Health Department, North Kansas City Hospital and other community partners, staffed and organized by many associate volunteers.

COVID-related Business Impacts. Cerner's business was impacted by the COVID-19 pandemic based on the financial and operational pressures our healthcare delivery clients faced during 2020. With clients focused on patient care and community safety in the wake of the pandemic, the pace of originally planned project implementations, consulting services and new business pipelines were affected, impacting revenue in 2020 as compared to the prior year.

Management was able to expand Adjusted Operating Margin by 140 basis points over 2019 and deliver a 6% year-over-year increase in Adjusted EPS in 2020.

COVID-related Compensation Impacts. When it became clear that the COVID-19 pandemic would be impacting our expected financial and operating plan for 2020 in significant ways, management rapidly developed a new 2020 plan, which was approved by the Board in April 2020. The decision was made to act quickly and align our organization to deliver strong 2020 results even before having full visibility to the full economic impacts of the pandemic. The revised plan reflected the estimated impact of the pandemic on our business and significant cost reduction and control initiatives that mitigated the financial impact of the pandemic. In conjunction with this exercise, the Committee approved revised target metrics for the second, third and fourth quarters of our 2020 annual cash incentive plan in line with the revised 2020 Company financial and operating plan. Target metrics to attain 100% and below payouts were modified, however, metrics required to attain payouts above 100% were not modified.

The Committee determined this action was appropriate in order to keep NEOs and other key leaders in the Company highly motivated while managing through a very challenging environment. As a result of setting challenging yet achievable targets and maintaining the potential for key leaders to receive incentive awards, management remained highly focused throughout the year, delivered on its EPS targets in line with shareholder guidance and exceeded both reset and original cash flow targets.

Overall cash incentive attainment for NEOs was 94% of target based on the 2020 targets set in accordance with the post-COVID-19 pandemic plan. This outcome was the result of strong execution during the year which resulted in meeting the reset Adjusted EPS target of $2.84, exceeding both the reset Free Cash Flow target of $700 million as well as the original pre-COVID-19 pandemic Free Cash Flow target of $900 million. Strong results in these areas were offset by COVID-19 pandemic induced revenue challenges resulting in below target attainment for the year. If measured against original 2020 plan metrics, cash incentive attainment for NEOs would have been 38.8% based on shortfalls against original Adjusted EPS and Adjusted Revenue targets.

At the recommendation of the CEO, the Committee approved the application of negative discretion to annual incentive payouts, capping them at 89% of target values for all NEOs. This recommendation was made in recognition that while management delivered strong results in a challenging economic environment, we are cognizant that many of our clients are still grappling with the impacts of the COVID-19 pandemic and that original plan targets were modified during the year when the full impacts of the pandemic remained uncertain.

The Company has not made any adjustments to performance targets related to performance-based equity awards. Additionally, NEOs will also not receive any base salary or annual cash incentive plan target increases in 2021.

Human Capital and Diversity, Equity and Inclusion

As part of our company-wide transformation initiatives, we continue to drive efficiencies and operational improvements aimed at enabling Cerner to accelerate growth, expand margins and create better experiences for our clients and associates. Cerner's executive leadership team is collectively spearheading this work across all business lines, functions and geographies and has also put in place a transformation office to further enable its sustainable progress.

With associates at the core of everything we do, Cerner is building out a robust integrated foundation, via Cerner's human resources strategy, to design and deploy organization, talent and culture capabilities that attract, engage and retain an exceptional diverse global workforce. These efforts include the measurement and implementation of action plans to address organizational health and engagement feedback, modernized job architecture, enhanced performance management framework, refreshed and robust associate behaviors to further enable an inclusive culture, a global recognition program that reinforces our leadership expectations and expanded talent management and development processes to further enable required capability requirements for Cerner's continued client focus and next phase of growth. At the foundation, Cerner is committed to diversity, equity and inclusion ("DEI") and has taken multiple steps to ensure this is being systemically embedded in all talent and cultural systems and beyond.

We also believe strongly in the accountability of our leaders in shaping our associate culture and commitment to DEI. To reinforce this accountability, we have added an Organizational Health metric to the 2021 cash incentive plan applicable to our NEOs and other senior leaders which is tied to measures of associate engagement and DEI.

In 2020, we continued our commitment to the CEO Action Pledge for Diversity and Inclusion, created an executive leadership and associate pledge to support diversity and inclusion, shared Allies in Action stories demonstrating our leaders' passion for inclusive leadership and expanded participation and engagement in our multiple Associate Business Resource Groups. In June 2020, we also launched an interactive Let's Talk diversity series to create authentic opportunities for associate learning, dialogue and understanding during a period of civil and social unrest. By taking a progressive approach to microlearning and bias awareness training, we helped bridge the gap and foster a culture of deeper inclusion and belonging. More than 16,000 of our U.S. associates participated in these sessions during 2020.

Our associate experience and DEI efforts have earned Cerner recognition over the years as one of Forbes' Best Employers, Best Employers for Diversity, Best Employers for LGBTQ Equality and a perfect score on the Human Right Campaign Equality Index. Cerner is also committed to inclusivity within our benefits programs and pay equity. We have completed both a DEI review of our benefits programs and vendors, in addition to a self-critical analysis of associate compensation. We will continue to build proactive processes that support and maintain pay equity for similarly situated associates.

Say on Pay and Governance

In 2021, we are conducting our annual advisory "say-on-pay" vote requesting your advisory approval of the compensation to our NEOs as outlined in this Compensation Discussion and Analysis and the tables and narrative discussion that follow. In this discussion, we summarize our executive compensation programs and objectives and provide an overview of how and why the Compensation Committee of our Board of Directors made specific compensation decisions regarding our NEOs.

Our executive compensation say-on-pay proposals received 93% support at the 2020 Annual Shareholders' Meeting and over 90% at the 2019 Annual Shareholders' Meeting. Given these recent say-on-pay vote results, the Compensation Committee has determined that our approach to compensation should remain relatively consistent in 2021, with some additions to increase alignment with shareholders and emphasis on top line growth. This will be done through the modification of metrics, as noted in the Executive Summary, in both NEO cash incentive and performance-based equity compensation awards.

Other aspects of our compensation program are intended to further align our executives' interests with those of our shareholders and ensure adherence to corporate governance best practices related to executive compensation.

What We Do	What We Don't Do

•Utilize stock ownership guidelines that require the retention of equity awards made to our executives and non-employee Directors.
•Compensation is subject to clawback pursuant to performance plan agreements with our NEOs. Effective January 1, 2021, all performance-based compensation, including both cash and equity awards, granted to our NEOs is subject to a formal clawback policy.
•We engage a fully independent compensation consultant.
•We grant 50% of equity value in the form of performance-based restricted stock units.
•We have an Equity-based Grant Policy which ensures grant dates will be outside of trading blackout periods except for new hires and as specifically approved by the Compensation Committee.
•We utilize multiple performance metrics in our performance-based compensation to mitigate risk and align with shareholder long-term interests.
•The majority of NEO compensation is equity-based, with half of equity awards being performance-based and all equity awards being denominated and settled in shares.

•Our Section 16 officers and directors are prohibited from entering into hedging transactions or pledging more than 50% of stock acquired from the Company without express approval.
•"Single trigger" vesting acceleration for equity following a Change-in-Control is not used for awards made on or after January 1, 2021.
•We do not pay tax gross-ups on any severance payments.
•We do not permit CEO compensation to exceed three times that of the next highest paid executive.
•We do not have excessive perquisites.
•We do not have executive pension benefits.

During 2020, the following modifications to our compensation programs and policies were made to further strengthen our governance framework and align with shareholder value creation:

•We expanded our ability to clawback incentive compensation to more broadly cover conduct deemed detrimental to the Company, furthering our commitment to Cerner's core associate behavior principle of Behaving with Integrity.
•Our Change in Control vesting provisions were amended to require that all equity grants made on or after January 1, 2021 require a "double trigger" prior to any Change in Control vesting acceleration.

•Effective January 1, 2021, our stock ownership guidelines were amended to include significant multiple-of-base salary requirements for executives at levels comparable to our peers.

Compensation Peer Group

The independent compensation consultant retained by the Compensation Committee works with our human resources team each year to analyze potential peer companies based on industry, markets, business models and a range of financial measures. Based on this analysis, an appropriate peer group is proposed each year. The Compensation Committee reviews and approves the peer group for the upcoming year based on the analysis provided and in consultation with their independent consultant.

The companies included in our 2020 peer group for compensation comparison were selected based on industry relevance and scope relevance. From an industry perspective, we examined companies in standard industrial classifications ("SIC") pertaining to computer programming and data processing, computer programming services, prepackaged software, computer integrated system design and computer processing and data preparation services. We then filtered the companies using financial measures to ensure that the peer companies were of generally relevant size and scope. Companies in our peer group generally have market capitalizations of between 0.25X and 3X that of our market capitalization, revenues of between 0.5X to 3X our annual revenue, and market capitalization to revenue multiples of at least 2X.

Our peer group for 2020 changed from 2019 to more closely align the group with Cerner based on these factors; therefore, Fidelity National Information Services, Inc. and Fiserv Inc. were removed from the peer group as their market capitalizations exceeded our size parameters and Red Hat, Inc. and Worldpay, Inc. were removed from the peer group due to merger & acquisition activity. IQVIA Holdings, Inc., Leidos Holdings, Inc., Palo Alto Networks, Inc. and Workday, Inc. were added to the peer group as their profiles fell within our parameters.

2020 Compensation Peer Group
Akamai Technologies, Inc.	Leidos Holdings, Inc.
Autodesk, Inc.	NortonLifeLock, Inc.
Broadridge Financial Solutions, Inc.	Open Text Corporation
Cadence Design Systems, Inc.	Palo Alto Networks, inc.
Citrix Systems, Inc.	Square, Inc.
Cognizant Technology Solutions Corporation	SS&C Technologies Holdings, Inc.
Equinix, Inc.	Symantec Corporation
Genpact Limited	Synopsys, Inc.
Global Payments, Inc.	VMWare, Inc.
Intuit, Inc.	Workday, Inc.
IQVIA Holding, Inc.

Independent Compensation Consultant

The Compensation Committee has authority to secure the services of advisors both internal and external to the Company, including the retention of outside consultants to review executive compensation, Board of Directors compensation and to perform any other analysis the Compensation Committee deems appropriate. Historically, the Compensation Committee has worked with our internal resources, such as our Chief Human Resources Officer and our human resources compensation team, along with an outside consultant to carry-out its responsibilities. The Compensation Committee engaged Deloitte Consulting LLP ("Deloitte Consulting"), an independent compensation consultant, to assist it in fulfilling its responsibility during the first half of 2020. Deloitte Consulting was retained directly by the Compensation Committee and worked with the Compensation Committee for eleven years through 2011 and from 2015 to July 2020. In July 2020, the Compensation Committee retained Pay Governance LLC ("Pay Governance") as its independent compensation consultant for the remainder of 2020. During 2020, the independent compensation consultant was engaged to advise the Compensation Committee regarding executive and Board compensation matters, including competitive pay analysis, peer group selection, updates on trends in executive and director compensation, performance metric plan design, stock ownership requirements, updates and market alignment of our clawback practices and review of the Compensation Discussion and Analysis and related tables included in our 2020 Proxy Statement.

The fees charged by Deloitte Consulting for compensation consulting services and resources during 2020 were $85,387. During 2020, affiliates of Deloitte Consulting provided other services to Cerner that were unrelated to executive compensation matters. The decision to engage affiliates of Deloitte Consulting for these other services was made by our management. For these non-compensation related consulting services, we paid Deloitte Consulting and its affiliates $189,643. The Compensation Committee and the Board were informed of the use of affiliates of Deloitte Consulting for services unrelated to executive compensation matters, but neither the Board nor the Compensation Committee specifically approved these services.

After considering the independence of Pay Governance by applying the factors required by SEC and Nasdaq rules and determining that no conflict of interest exists, the Compensation Committee engaged Pay Governance as its independent compensation consultant for 2021.

Compensation Practices

Rewards Strategy. Our rewards strategy is designed to offer competitive, comprehensive compensation and benefits packages to attract, motivate, reward and retain top talent to deliver value to our clients and shareholders. Our philosophy is to pay for demonstrated performance, such as attainment of business and individual goals, business results, leadership, and delivering value through strong client relationships. We view performance through the lens of both "what" our associates and executives do and also "how" they do it, as measured by our five core associate behaviors:

We analyze the total compensation for our NEOs compared to the compensation of the corresponding NEOs in our peer group to support alignment with our strategy of paying aggregate compensation that approximates the median (50th percentile) of our peer group, with top performers able to earn above the median. We believe this strategy keeps us competitive in the marketplace.

Compensation Structure. To provide incentives to attain our business goals, a significant portion of executive compensation is at-risk and tied to both short and long-term Company performance. Compensation for our NEOs includes: i) base salary, ii) performance-based cash incentive compensation, iii) long-term incentive plan equity award compensation, which consisted of performance-based restricted stock units ("PSUs") and time-based restricted stock units ("RSUs") for our NEOs in 2020, and iv) limited perquisites, as discussed below.

We believe this structure aligns NEO pay to Company performance for the following reasons:

•In 2020, half of the value of equity awards granted to NEOs consisted of PSUs, which are fully at-risk. The PSUs may be banked each year based on attainment of three annual and increasing targets for Adjusted Operating Margin and vested on the third anniversary of the grant date, subject to continued employment through the vest date. This structure requires that executives drive continuously improving results to achieve target award levels and provides meaningful alignment to our corporate imperatives and financial performance.

•Our performance-based annual cash compensation plan utilizes multiple performance metric targets to further align pay with performance. Each NEO's award is also subject to reduction or elimination based on their individual performance or otherwise. Negative discretion was applied to NEO 2020 cash incentive awards in light of the plan reset we undertook in anticipation of the potential fiscal impact of the COVID-19 pandemic.

•Our base salary, incentive compensation and any perquisites are competitive and allow us to attract and retain talent within our senior leadership group, which drives Company performance.

For 2020, 90% of Mr. Shafer's total compensation mix was at-risk and 89% of the total compensation mix for our other NEOs combined was at-risk. Our at-risk compensation consists of our performance-based cash incentive compensation and equity awards.

Setting Compensation. Each year, the Compensation Committee reviews peer group compensation levels for all elements of compensation for each NEO and the compensation history of each NEO across each element of total compensation over the past three years. Typically, our Chief Executive Officer, along with our Chief Human Resources Officer, makes compensation recommendations to the Compensation Committee with respect to the NEOs' compensation (excluding the CEO's compensation). The Compensation Committee also considers individual performance, Company performance, any changes in roles and responsibilities, internal equity, succession plans and data and advice from the independent compensation consultant and the Company's Chief Human Resources Officer and Chief Executive Officer. With respect to equity awards, the Compensation Committee also considers factors such as recent and expected future contributions to results and equity wealth accumulation. The Compensation Committee meets each year in executive session to evaluate the performance of the CEO and determine his compensation package.

All of these factors, in conjunction with the above stated compensation philosophies and structures are weighed by the Compensation Committee in determining and approving the levels for each component of compensation for the upcoming year.

Compensation Mix. Our goal for utilizing annual cash compensation is to ensure adequate base salaries and cash bonus opportunities to attract and retain executives while creating meaningful incentives to attain annual performance goals. From a long-term incentive perspective, equity comprises a significant majority of our total NEO target compensation and is granted in an equal combination of PSUs and RSUs in order to bolster retention, provide meaningful performance-based incentives, create strong alignment with our corporate imperatives and financial performance and drive long-term value creation for the Company and our shareholders.

In 2020, cash compensation (base salary and annual bonus) approved for our CEO was a 40%/60% mix of base salary and target performance-based cash incentives. Other NEOs had a pay mix ranging from 44%/56% to 52%/48% of base salary and target performance-based cash incentives.

In 2020, 50% of approved targeted equity compensation for our CEO and our other NEOs, other than Mr. Labat, was in the form of PSUs and 50% was granted in the form of RSUs. In connection with Mr. Labat's hire, his approved targeted equity compensation in 2020 consisted of 37% in PSUs and 63% in RSUs, due to an additional RSU grant awarded to him to offset compensation he would be leaving behind at his prior employment and to secure his hire by Cerner in June 2020.

In 2020, the total approved targeted compensation package mix for our CEO was a 22%/78% mix of cash and equity. Other NEOs had an overall cash and equity pay mix ranging from 19%/81% to 33%/67%.

2020 Named Executive Officer Compensation

Base Salary. Base salaries for NEOs are based on the duties and responsibilities that each NEO is expected to discharge during the current year and on the NEO's performance during the prior year. With guidance and consultation with our independent compensation consultant, we also ensure that the proposed NEO's compensation is within reasonable market comparison ranges and in line with our compensation strategy described above. In 2020, NEOs received base salary as follows:

NEO	2020 Base Salary ($)

Brent Shafer	850,000
Marc G. Naughton	620,000
Jerome Labat	600,000
John T. Peterzalek	675,000
Donald D. Trigg	700,000

Each of the NEOs received an increase in base salary from 2019 levels to align the total cash component of their compensation package with similarly titled executives within our peer group to attract and retain our leadership talent. The average base salary increase for our NEOs was 5% from 2019 to 2020.

Performance-Based Cash Incentive Compensation. Our performance-based cash incentive compensation plans are designed to provide a meaningful incentive to deliver sustained performance against the Company's established financial targets on both a quarterly and annual basis.

All NEOs are eligible to participate in the Cerner Corporation 2018 Performance Compensation Plan ("Performance Compensation Plan"), which provides incentive compensation payouts based on satisfaction of specified performance goals for a particular performance period, as established by the Compensation Committee. In 2020, our NEOs were awarded performance-based cash incentive compensation targets under our Performance Compensation Plan as follows:

NEO	2020 Target Bonus Level ($)

Brent Shafer	1,275,000
Marc G. Naughton	785,000
Jerome Labat	550,000
John T. Peterzalek	875,000
Donald D. Trigg	750,000

The above reflects an increase from 2019 in performance-based cash incentive compensation target levels to align our NEOs' total cash compensation opportunity with comparable executives within our peer group to attract and retain our leadership talent. The average increase in performance-based cash incentive compensation target for our NEOs was 10% from 2019 to 2020.

Each year, the Compensation Committee selects financial performance measures ("Performance Measures") to hold NEOs accountable to what it believes will best drive business growth, profitability, organizational health and return to our shareholders. Specific targets for each Performance Measure are established each year based on our financial plan for the upcoming year. Prior to approval, the Compensation Committee reviews the performance targets proposed by management to ensure they reflect appropriate business growth and return to our shareholders.
In 2020, the Compensation Committee established the Performance Measures for 2020 awards under the Performance Compensation Plan during the first quarter of 2020. However, as described above, due to the projected impact of the COVID-19 pandemic on our 2020 business results, the Company reset its projected financial plan for the year in April 2020 and the Compensation Committee approved revised Performance Measure targets based on this updated plan for Q2-Q4 2020. Targets were reset for target and below-target attainment levels but were not reset for above-target levels. Thus, any above-target payouts were based on original 2020 plan targets prior to the reset.

No further amendments to the Performance Measure targets were made for the 2020 plan year. Based on the target attainment levels established, NEOs would have been paid out at 94% of target incentive levels. However, at the request of our CEO, the Compensation Committee used negative discretion to cap the total 2020 payout for our NEOs at 89% of target. This request was made with the understanding that incentive plan targets were modified in April 2020 in conjunction with Cerner's plan reset due to the uncertain fiscal impact of the COVID-19 pandemic and acknowledgement of the impact that COVID-19 has had on our communities and clients.

Between Compensation Committee meetings, the Incentive Compensation Plan - Quarterly Administration Subcommittee may approve quarterly Performance Measures and determine whether one or more Performance Measures have been satisfied, prior to payment to any NEO. The Compensation Committee has discretion to increase or decrease any calculated performance metric payout under the Performance Compensation Plan based on a subjective performance factor rating for the NEO or otherwise; provided, however, that the maximum performance-based cash incentive opportunity for an NEO may not exceed 200% of the NEO's annual target incentive amount.

During 2020, the Performance Measures for our NEOs consisted of the following metrics and weightings:

Metric	Weighting	Original Pre-COVID 2020 Full Year Target	Adjusted/Final 2020 Full Year Target	2020 Result	Change from 2019

Adjusted EPS	50%	$3.14	$2.84	$2.84	6%
Adjusted Revenue	25%	$5.74 billion	$5.60 billion	$5.52 billion	(3%)
Free Cash Flow	25%	$900 million	$700 million	$943 million	31%

Adjusted EPS aligns well with our internal financial imperatives to expand operating margin and grow bottom line earnings, and the Compensation Committee believes this performance metric helps drive business goals and return to our shareholders while providing a meaningful incentive on both a quarterly and annual basis to our NEOs. Adjusted EPS reflects how much value is being created for shareholders, while also taking into account the impact of certain items that we believe do not directly correlate to the underlying performance of our business operations, or that were not originally contemplated in setting plan targets.

Adjusted Revenue and Free Cash Flow as Performance Measures are important to drive focus on growing the top-line and cash flow in addition to earnings. We believe Free Cash Flow is important to enable investors to better understand and evaluate our ongoing operating results and allows for greater transparency in the review and understanding of our overall financial, operational and economic performance because Free Cash Flow takes into account certain capital expenditures necessary to operate our business. Adjusted Revenue takes into account the impact of certain items that were not originally contemplated in setting plan targets.

The following tables show 2020 quarterly targets and results by Performance Measure based on the adjusted final performance targets approved in April 2020. For all metrics, target level indicates the threshold for 100% payout. Free Cash Flow results were well above target levels in the second, third and fourth quarters of 2020, however, because above-target payout thresholds were not reset when we adjusted for the expected impact of the COVID pandemic, those above-target payout thresholds were not attained, resulting in a 100% payout level.

Adjusted EPS
Measurement Period	Target	Results	Attainment %	Payout %	Quarterly Weighting

Q1	$0.71	$0.71	100%	100%	15%
Q2 YTD	$1.33	$1.34	101%	100%	15%
Q3 YTD	$2.05	$2.06	100%	100%	15%
Q4 YTD	$2.84	$2.84	100%	100%	55%

Adjusted Revenue
Measurement Period	Target	Results	Attainment %	Payout %	Quarterly Weighting

Q1	$1,425,000,000	$1,411,741,000	99.1%	75%	15%
Q2 YTD	$2,775,000,000	$2,742,090,000	98.8%	75%	15%
Q3 YTD	$4,175,000,000	$4,120,763,000	98.7%	75%	15%
Q4 YTD	$5,600,000,000	$5,515,788,000	98.5%	75%	55%

Free Cash Flow
Measurement Period	Target	Results	Attainment %	Payout %	Quarterly Weighting

Q1	$175,000,000	$204,830,000	117%	120%	15%
Q2 YTD	$160,000,000	$284,082,000	178%	100%	15%
Q3 YTD	$410,000,000	$575,472,000	140%	100%	15%
Q4 YTD	$700,000,000	$943,159,000	135%	100%	55%

In an effort to best reflect a true measure of performance, calculations of Performance Measures for compensatory purposes may vary from year to year and be different from those used for financial reporting purposes. The Adjusted Revenue, Adjusted EPS and Free Cash Flow targets and results we use for our Performance Compensation Plan are non-GAAP financial measures. Our calculation of Free Cash Flow for purposes of determining executive compensation may differ from similarly titled financial measures that we publicly disclose. The Adjusted Revenue and Free Cash Flow results have been adjusted for performance-based cash incentive calculation purposes as detailed and reconciled to GAAP in Appendix I.

As described above, following calculation of attainment of earned payouts of an aggregate amount of 94% of target award amounts, the Compensation Committee used negative discretion to cap the total payout to our NEOs at 89% of target in recognition that the targets were modified in April 2020 in conjunction with Cerner's plan reset due to the uncertain fiscal impact of the COVID-19 pandemic. The following tables detail the annualized 2020 attainment for NEOs under the Performance Compensation Plan.

Annualized 2020 Attainment Prior to Negative Discretion

NEO	Performance Metric (1)	Target Attainment %	Target Incentive Amount ($)(2)	Potential Amount Earned ($) (3)	% Potential Earned Relative to Target Incentive Amount	Maximum Potential Cash Incentive Opportunity ($)(4)	% Potential Earned of Maximum Potential Cash Incentive Opportunity

Brent Shafer	Adjusted EPS	100%	628,125	628,125	100%	1,256,250	50%
	Adjusted Revenue	98%	314,063	235,547	75%	628,125	38%
	Free Cash Flow	135%	314,062	323,063	103%	628,125	51%
	Total		1,256,250	1,186,735	94%	2,512,500	47%

Marc G. Naughton	Adjusted EPS	100%	390,625	390,625	100%	781,250	50%
	Adjusted Revenue	98%	195,313	146,484	75%	390,625	38%
	Free Cash Flow	135%	195,312	201,088	103%	390,625	51%
	Total		781,250	738,197	94%	1,562,500	47%

Jerome Labat (5)	Adjusted EPS	100%	137,500	137,500	100%	275,000	50%
	Adjusted Revenue	98%	68,750	51,563	75%	137,500	38%
	Free Cash Flow	135%	68,750	68,750	100%	137,500	50%
	Total		275,000	257,813	94%	550,000	47%

John T. Peterzalek	Adjusted EPS	100%	415,625	415,625	100%	831,250	50%
	Adjusted Revenue	98%	207,813	155,859	75%	415,625	38%
	Free Cash Flow	135%	207,812	213,063	103%	415,625	51%
	Total		831,250	784,547	94%	1,662,500	47%

Donald D. Trigg	Adjusted EPS	100%	368,750	368,750	100%	737,500	50%
	Adjusted Revenue	98%	184,375	138,281	75%	368,750	38%
	Free Cash Flow	135%	184,375	189,625	103%	368,750	51%
	Total		737,500	696,656	94%	1,475,000	47%

Annualized 2020 Attainment After Negative Discretion (3)

NEO	Potential Amount Earned ($)	% of Target Amount Earned	Negative Discretion ($)	Actual Incentive Amount Received ($)	% of Target Amount Received

Brent Shafer	1,186,735	94%	(68,672)	1,118,063	89%
Marc G. Naughton	738,197	94%	(42,884)	695,313	89%
Jerome Labat	257,813	94%	(13,063)	244,750	89%
John T. Peterzalek	784,547	94%	(44,735)	739,812	89%
Donald D. Trigg	696,656	94%	(40,281)	656,375	89%

(1) The weighting for these Performance Measures against the total incentive amount available is 50% Adjusted EPS, 25% Adjusted Revenue and 25% Free Cash Flow.

(2) This column reflects a blend of the approved performance-based cash incentive compensation targets under our Performance Compensation Plan for 2019 and 2020, as the annual compensation review process is not aligned with the calendar year.

(3) Potential amounts earned were based solely on attainment of the established Performance Measures and do not include any adjustments related to individual performance ratings. However, the Compensation Committee used negative discretion to cap the total payout to our NEOs at 89% of target in recognition that the targets were modified in April 2020 in conjunction with Cerner's plan reset due to the uncertain fiscal impact of the COVID-19 pandemic, as shown above.

(4) The maximum performance-based cash incentive opportunity for a NEO is 200% of the NEO's annual target incentive amount.

(5) Mr. Labat was hired on June 1, 2020 and was eligible to receive performance-based cash compensation for Q3 and Q4 2020.

If Performance Measure targets had not been reset in April 2020, NEOs would have earned 38.8% of target incentive awards in 2020. This would have been due to pandemic impacts on both Adjusted EPS and Adjusted Revenue that were unanticipated when original targets were set. The Committee does not feel that payout at that level would have been representative of management's delivery of strong performance in 2020 in an extremely challenging environment, as well as the significant management work effort required in connection with our ongoing transformation and business optimization.

Long-Term Incentive Plan Compensation. Our Cerner Corporation 2011 Omnibus Equity Incentive Plan (the "Long-Term Incentive Plan") is designed to drive long-term shareholder value and retain valuable associates and executives by: i) positioning us competitively as an employer, ii) creating an incentive for associates to contribute to our sustained, long-term growth, iii) creating a mutuality of interest between our associates and shareholders, and iv) providing financial incentives for associates. The program encourages associate stock ownership in an effort to align associates' interests with the interests of shareholders. Awards under our Long-Term Incentive Plan may consist of, among other things, stock options, restricted stock, PSUs, RSUs and performance shares. The Compensation Committee annually approves an aggregate value target for all eligible associates excluding the NEOs, other executive officers and members of the Board, and specific grant levels for the NEOs, other executive officers and members of the Board. Equity grants are typically made to an executive upon commencement of employment with us or upon an associate's promotion to an executive role. Executives are also eligible for additional Long-Term Incentive Plan grants on an annual basis as individual and Company performance warrants. The type and size of the grant is based on the individual's level of responsibility; the individual's contributions to the achievement of our financial and strategic objectives; the individual's anticipated future contributions to the Company; internal equity; market pay; and, for our NEOs and other executive officers, consideration of the individual's current Cerner equity wealth accumulation.

The Board of Directors has adopted an Equity-based Grant Policy, which outlines the grant practices with respect to equity-based grants awarded under our Long-Term Incentive Plan. This policy establishes grant dates for our equity awards and ensures grant dates will be outside of trading blackout periods except in the case of new hires and as approved by the Compensation Committee. Under the policy, the Board of Directors, the Compensation Committee or an authorized subcommittee of the Compensation Committee approves: i) the equity grant type, ii) the grant date and iii) the number of shares or an objective formula for calculation of the number of shares for all equity grants made to our NEOs and Section 16 officers.

Stock option awards, to the extent granted, are made at an exercise price that is equal to the closing market price of our Common Stock on the date of grant. Under the Equity-based Grant Policy, the date of grant of an annual performance review equity grant must be a date set at the time of grant approval, which date: a) will be on or after the grant approval date, b) will not be during a quarterly blackout period as defined in our insider trading policy, and c) if the Board of Directors or the Compensation Committee is aware of any material, non-public information at the time it approves the grant, will be a date that is at least one full trading day after the public disclosure of such material, non-public information.

Equity grants for new hires that will be Section 16 officers will be on or within a week following the associate's first day of employment or a later equity grant program date or such other date after the associate's first day of employment as determined by the Board of Directors or Compensation Committee.

In 2020, individual grants for NEOs were set by the Compensation Committee based on assessment of the factors outlined in the Compensation Practices section above. Although the size of each NEO's equity grant is based on the factors described above, we do not weight these factors or use a formula to determine the current year's award. The decision is based on the judgment of our CEO (for the other NEOs' awards) and Compensation Committee members who have extensive experience in setting motivating and reasonable compensation arrangements for our NEOs. RSUs granted to our NEOs in 2020 vest ratably over a three-year period. PSUs granted to our NEOs in 2020 cliff vest three years from the date of grant based on the achievement of performance targets. The following table details equity grants made to our NEOs in 2020.

NEO	Type of Grant	Equity Grant (#)	Equity Grant ($) (1)

Brent Shafer	RSU(2)	55,484	3,850,035
	PSU(3)	55,484	3,850,035
Marc G. Naughton	RSU(2)	20,501	1,422,564
	PSU(3)	20,501	1,422,564
Jerome Labat	RSU(4)	34,442	2,500,145
	PSU(5)	20,665	1,500,072
John T. Peterzalek	RSU(2)	28,823	2,000,028
	PSU(3)	28,823	2,000,028
Donald D. Trigg	RSU(2)	43,234	3,000,007
	PSU(3)	43,234	3,000,007

(1) These amounts reflect the aggregate grant date fair value of the PSU or RSU awards granted under our Long-Term Incentive Plan as described under "2020 Named Executive Officer Compensation - Long-Term Incentive Plan Compensation." Refer to Note 16 in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year ended December 31, 2020 for the relevant assumptions used to determine the valuation of these awards.

(2) The RSUs were granted on April 30, 2020 and will vest in equal portions on April 30, 2021, April 29, 2022 and April 28, 2023, subject to continued employment through the vesting date.

(3) The PSUs were granted on April 30, 2020 and will vest on April 28, 2023, subject to meeting the Adjusted Operating Margin performance metrics approved by the Compensation Committee for each performance period and continued employment through the applicable vest date.

(4) The RSUs were granted to Mr. Labat on June 1, 2020 in connection with his hire. The RSUs will vest in equal portions on June 1, 2021, June 1, 2022 and June 1, 2023, subject to continued employment through the applicable vesting date.

(5) The PSUs were granted to Mr. Labat on June 1, 2020 in connection with his hire. The PSUs will vest on June 1, 2023, subject to meeting the Adjusted Operating Margin performance metrics approved by the Compensation Committee and continued employment through the applicable vest date.

On April 29, 2020, the Compensation Committee approved the performance target levels for the 2020 PSUs granted to our NEOs. The performance target levels were set in alignment with the revised 2020 financial and operating plan, as discussed above under "Pandemic Response and Business and Compensation Impacts." The PSUs will be earned based on Adjusted Operating Margin performance targets established at the beginning of the three-year performance period. Adjusted Operating Margin is measured for each of the three years of the performance period and shares are available to be earned equally in each of the three periods. Each annual measurement period is calculated independently, with interpolation between stated performance levels. Shares earned each year will be banked until the vest date, which will occur on the third anniversary of the grant date, subject to continued employment through the vest date. The following table details the performance targets for the 2020 PSUs granted to our NEOs.

Performance Period	2020 Targets		2021 Targets		2022 Targets
	Q4 2020		Full Year 2021		Full Year 2022
Performance Level	Adjusted Operating Margin Targets	Award Earned (as a % of Target	Adjusted Operating Margin Targets	Award Earned (as a % of Target	Adjusted Operating Margin Targets	Award Earned (as a % of Target)

Threshold	19.0%	50%	19.0%	50%	20.0%	50%
	20.0%	75%	20.0%	75%	21.0%	75%
Target	21.0%	100%	21.0%	100%	22.0%	100%
	21.5%	150%	22.0%	150%	23.0%	150%
Maximum	22.0%	200%	23.0%	200%	24.0%	200%

As a result of our Q4 2020 performance relative to the attainment of the established Adjusted Operating Margin performance targets for the 2019 PSUs and the 2020 PSUs granted to our NEOs, the following shares were earned and will be banked until the vest date, subject to continued employment through the vest date. 75% of the target level of units available to be earned in 2020 under the 2019 PSU grant were banked. 151% of the target level of units available to be earned in 2020 under the 2020 PSU grant were banked.

NEO (1)	Grant Date	Vest Date	Available Shares	Performance Metric	100% Target	Actual	Award Earned (as a % of Target)	Shares Earned

Brent Shafer	4/29/2019	4/29/2022	25,849	Q4 2020 Adjusted Operating Margin	22.0%	21.51%	75%	19,387
	4/30/2020	4/28/2023	18,494	Q4 2020 Adjusted Operating Margin	21.0%	21.51%	151%	27,926
Jerome Labat	6/1/2020	6/1/2023	6,888	Q4 2020 Adjusted Operating Margin	21.0%	21.51%	151%	10,401
Donald D. Trigg	4/29/2019	4/29/2022	7,514	Q4 2020 Adjusted Operating Margin	22.0%	21.51%	75%	5,636
	4/30/2020	4/28/2023	14,411	Q4 2020 Adjusted Operating Margin	21.0%	21.51%	151%	21,761

(1) As discussed in "Potential Payments Upon Termination or Change in Control", all of Messrs. Naughton's and Peterzalek's outstanding PSUs were accelerated in connection with their departures.

Benefits. We also offer medical, dental, vision, group term life, accidental death and dismemberment, travel accident insurance, 401(k) and associate stock purchase plans in which the NEOs may elect to participate. The cost of these plans and opportunity for benefits thereunder are the same for the NEOs as for all other eligible associates and any Company contributions are made to the NEOs on the same basis as all other eligible associates. We offer these plans as part of our overall benefits and compensation package to remain competitive in the market and retain talent.

Perquisites. We offer certain perquisites to our NEOs to help them effectively use their limited personal time and in recognition that they are on call 24 hours a day, seven days a week.

We utilize Company aircraft (whether owned, leased or otherwise made available via fractional leasehold or ownership interest or charter, herein referred to as "Corporate Aircraft") to, among other things, increase the number of client visits our key associates can make, respond quickly to clients (or partners) for meetings, client development or other business reasons, to permit efficiency and productivity in route to business meetings and to reduce costs of hotel rooms, rental cars and other expenses required when associates travel for business purposes. In certain circumstances, Corporate Aircraft are available for personal use by certain Cerner executives as approved by the

Compensation Committee or executive management. Personal use of the Corporate Aircraft by the approved NEOs, other executive officers and Directors over or in lieu of any personal use value approved by the Compensation Committee is prohibited unless such use is pursuant to a written aircraft time sharing agreement with us. Notwithstanding the foregoing, however, if there is an empty seat on a business flight, personal use by an NEO, executive officer or Director may be permitted if there is zero additional incremental cost to Cerner and such personal use is approved by a designated executive officer or the Compensation Committee. Business travel needs override all personal use requests.

During 2020, the Compensation Committee approved a personal use value for Mr. Shafer of up to a value of $100,000. We convert the Compensation Committee approved value of personal use of Corporate Aircraft into hours of flight time in accordance with corporate policies based on the incremental cost to use Cerner's Corporate Aircraft and excluding any "deadhead" hours and any additional incremental cost incurred in connection with Cerner's decision to require an executive to use third party aircraft made available to Cerner under a fractional ownership or leasehold program or charter instead of Company leased aircraft when business needs dictate.

During 2020, Mr. Shafer's personal use of the Corporate Aircraft was below the Compensation Committee approved value, and therefore we paid him an immaterial amount, which was the difference between the approved value and the value of his personal use. However, for SEC reporting purposes, the approved value of $100,000 plus deadhead costs of $45,050 (which were not counted against his personal use limit) must be aggregated and reported as a perquisite. Therefore, the incremental cost to us of Mr. Shafer's personal use of our Corporate Aircraft was $145,050.

In certain circumstances, we provide financial assistance when we request an associate to relocate or commute for Cerner business purposes. The Compensation Committee approved a mobility and commuter package for Mr. Labat that includes corporate housing for him in Kansas City, Missouri, subject to continued employment and up to a maximum annual cost of $90,000 per year, plus a tax gross-up on the package. Additionally, Cerner will cover reasonable and documented commuting expenses, including both airfare and ground transportation, from his primary residence to Kansas City, Missouri, not to exceed $30,000 per year. No costs were incurred in 2020 due to the travel restrictions and virtual work arrangement stemming from the COVID-19 pandemic.

The Compensation Committee believes that the perquisites provided to our NEOs are reasonable. Except as specifically noted, we generally do not pay any tax gross-ups with regard to the taxable income related to these perquisites.

2021 Named Executive Officer Compensation

In 2021, our Chief Human Resources Officer and CEO reviewed and considered with the Compensation Committee establishment of total compensation levels for each NEO and the appropriate mix of base salary, performance-based cash incentive compensation and equity awards.

As noted in the Executive Summary, to continue to increase management alignment with a range of stakeholders and the delivery of both short and long-term value, the 2021 awards granted under the Performance Compensation Plan have annual targets, as opposed to quarterly, and include two new additional Performance Measures.

Performance Measure targets and related payouts under the Performance Compensation Plan for 2021 awards will be determined on an annual basis based on results for the full year. Client Success and Organizational Health measures, each of which will be assessed quantitatively, will be added to the existing financial metrics of Adjusted EPS, Adjusted Revenue and Free Cash Flow. The additional Performance Measures are intended to promote management alignment with client experiences (via the Client Success metric) and with associate engagement and workplace diversity and inclusion (via the Organizational Health metric).

The Performance Compensation Plan has a potential maximum performance-based cash incentive opportunity of 200% of target for each NEO.

The Compensation Committee intends to place continued emphasis on linking pay to performance and has approved equity grants in the form of PSUs and RSUs to our NEOs for 2021 to encourage continued focus on long-term value and growth for our shareholders, provide meaningful alignment to our corporate imperatives and financial performance and promote retention.

For 2021, the Compensation Committee has approved the inclusion of multiple performance metrics for PSUs granted to NEOs. Based on conversations with shareholders and the Committee's desire to continue increasing the alignment of management and shareholder interests, these awards will include Adjusted EPS, revenue growth and relative TSR. The inclusion of Adjusted EPS is intended to further emphasize our goal of expanding operating margin and growing bottom line earnings, while the inclusion of TSR is intended to more closely align our NEO compensation with our shareholder interests. Further, a revenue-based metric will also be added to ensure further alignment between management and shareholders around long-term top line growth and value creation.

The Compensation Committee approved the 2021 NEO compensation packages, effective March 11, 2021, for base salaries and performance-based cash incentive compensation, and effective May 7, 2021, for annual equity grants, as outlined below with respect to our NEOs who are continuing to serve as executive officers during 2021. In 2021, there were no increases to base compensation or cash incentive targets.

NEO	Base Salary ($)	Performance-based Cash Incentive Target ($)	Maximum Performance-based Cash Incentive Opportunity ($)	Equity Grant ($) (1)	Total Target Compensation ($)

Brent Shafer	850,000	1,275,000	2,550,000	8,500,070	10,625,070
Jerome Labat	600,000	550,000	1,100,000	4,000,000	5,150,000
Donald D. Trigg	700,000	750,000	1,500,000	6,000,000	7,450,000

(1) 50% of the Equity Grant Value for each NEO listed will be granted as PSUs and 50% will be granted as RSUs. The PSUs are expected to be granted to the NEOs on May 7, 2021 and vest on May 7, 2024, subject to meeting the performance metrics approved by the Compensation Committee and continued employment through the vesting date. The RSUs are expected to be granted to the NEOs on May 7, 2021 and vest in equal portions on May 7, 2022, May 7, 2023 and May 7, 2024, subject to continued employment through the applicable vesting dates. The amounts reflect the aggregate grant date fair value of the PSU and RSU awards that will be granted under our Long-Term Incentive Plan as described under "2020 Named Executive Officer Compensation - Long-Term Incentive Plan Compensation."

The Compensation Committee also approved Mr. Shafer's personal use of the Corporate Aircraft in 2021 up to a value of $100,000, calculated consistently with past practice (which is no change from Mr. Shafer's allotted personal use in 2020).

Mark J. Erceg joined the Company as Executive Vice President and Chief Financial Officer on February 22, 2021, and the Company and Mr. Erceg entered into an employment agreement effective as of the same date. As approved by the Compensation Committee, Mr. Erceg's compensation includes: (i) an initial annual base salary of $700,000; (ii) an initial $840,000 annual target cash bonus level opportunity under the Performance Compensation Plan; (iii) an equity award equal to $4,600,000 divided by the closing sale price of Cerner Common Stock on the date of grant (the "2021 Annual Equity Grant"); (iv) a one-time new hire award of RSUs and PSUs equal to $2,500,000 divided by the closing sale price of Cerner common stock on the date of grant (the "New Hire Grant"); (v) benefits generally provided to other Cerner associates, and such other benefits as determined by the Board from time to time; and (vi) reimbursement for reasonable business expenses and relocation assistance for his relocation to Kansas City.

Mr. Erceg's 2021 Annual Equity Grant consists of 50% RSUs and 50% PSUs and will be awarded during Cerner's executive annual performance and compensation cycle at the same time and with the same conditions as other NEO annual grants. The time-based RSU portion of the 2021 Annual Equity Grant will vest ratably in equal amounts over three years, and the PSU portion of the 2021 Annual Equity Grant will cliff vest on the third anniversary of the grant date, subject to achieving performance metrics established by the Compensation Committee and continued employment through the vest date.

Mr. Erceg's New Hire Grant consists of 50% RSUs and 50% PSUs. The time-based RSUs of the New Hire Grant were granted on February 22, 2021 and will vest ratably in equal amounts over four years. The PSUs will be awarded during Cerner's executive annual performance and compensation cycle at the same time and with the same conditions as other NEO annual grants and will cliff vest on the third anniversary of the grant date, subject to achieving performance metrics established by the Compensation Committee and continued employment through the vest date.

Mr. Erceg also entered into a Cerner Executive Severance Agreement with us, which entitles him to contractual rights to severance payments and benefits upon certain termination events, generally consistent with those rights of our other NEOs as more fully described below under "Potential Payments Upon Termination or Change in Control," but with the following notable difference, as more fully described in our current report on Form 8-K filed January 21, 2021 (with capitalized terms being defined under his employment agreement or Cerner Executive Severance Agreement): in the event of termination by Cerner other than for Cause or on account of death or Disability, or resignation by Mr. Erceg following Constructive Termination, in each case, prior to a Change in Control or more than 12 months after a Change in Control, Mr. Erceg is entitled to immediate vesting of any shares or other property relating to time-based restricted stock or RSUs having a "date of grant" or "grant date" (as listed in such awards) that is at least 12 months before the effective date of Mr. Erceg's termination and that were originally, ignoring the application of this acceleration and assuming continuous employment, scheduled to vest by the second anniversary of the effective date of his termination. Any PSUs that have not settled by the effective date of his termination, time-based restricted stock or RSUs having a "date of grant" or "grant date" within 12 months of the effective date of his termination and stock options that have not vested as of the effective date of his termination would be forfeited.

Internal Pay Equity

Our internal pay equity guidelines provide that the CEO's total cash compensation shall not be more than three times that of the next highest executive officer's total cash compensation. Our Board must approve any exception to these guidelines. Compensation decisions for 2020 and 2021 were in line with these guidelines.

Stock Ownership Guidelines

Under our stock ownership guidelines, our non-employee Directors and every associate that is a vice president or higher in rank, are required to have a certain level of stock ownership in our Company. Ownership in our Company demonstrates a long-term commitment and ensures strong alignment of interests of Directors and our leadership with the interests of shareholders. The stock ownership guidelines establish an annual measurement date of January 1st of each year.

The Compensation Committee revised the stock ownership guidelines effective January 1, 2021. The revised guidelines focus on value rather than number of shares. We believe this simplified approach aligns with market practice and is easier for participants and investors to understand.

For 2020, our guidelines (referred to as an "Ownership Percentage") required the retention of 45% to 75% of equity awards made to our executives and non-employee Directors.

Ownership Percentage Requirement

Board of Directors (non-employees)	75%
Chief Executive Officer	75%
President and Executive Vice President	65%
Senior Vice President	55%
Vice President	45%

Ownership Percentage Formula = Ownership Position (defined below) divided by the number of shares underlying stock options granted during the seven years immediately preceding the annual measurement date + 50% of restricted stock, PSU awards and RSU awards granted during the seven years immediately preceding the annual measurement date.

The "Ownership Position" included any shares fully owned, including shares owned by a spouse, dependent children or a trust; outstanding stock options (unexercised vested and non-vested); fully vested shares held in our 401(k) Plan; shares purchased through, and subject to restriction under, our Associate Stock Purchase Plan ("ASPP"); 50% of non-vested restricted stock, PSU awards and RSU awards; and shares held in our deferred compensation plan.

A reduced ownership requirement scale was applied based on tenure. For non-employee Directors, a 10% per year reduced ownership requirement scale after the first year of service was applied based on years of service with the Board, with a minimum ownership requirement of five times the annual cash retainer (as set for a given year), regardless of tenure. For our management subject to the guidelines, a 2% per year reduced ownership requirement scale was applied after ten years of service with a minimum ownership requirement of one-half of the Ownership Percentage Requirement noted above regardless of tenure. The guidelines also included hardship and retirement provisions in order to allow executives to diversify a portion of their stock holdings as they approached retirement.

Effective January 1, 2021, each executive that is a senior vice president and above and each non-employee Director of the Company must have an Ownership Position with, at a minimum, a total Share Value (at the time of calculation) equal to the "Ownership Multiple" set forth in the table below, times the annual base salary or cash retainer for such executive or Director, as appropriate, in effect on the date calculated:

Role	Ownership Multiple of Cash Retainer or Base

Board of Directors (non-employees)	5x
Chief Executive Officer	6x
President	5x
Executive Vice President	3x
Senior Vice President	2x

"Share Value" means the average closing price of the Company's common stock as reported on The Nasdaq Stock Market using the average of the closing stock price for the 20 trading days immediately preceding (and ending on the trading date immediately prior to) the date of calculation. Shares counted toward the "Ownership Position" include any shares fully owned, including shares owned by a spouse, dependent children or a trust; non-vested time-based restricted stock or RSUs; earned but not vested (i.e. "banked") performance based restricted stock or PSUs; outstanding value of in-the-money stock options (unexercised vested and non-vested); fully vested shares held in our 401(k) Plan; and shares purchased through, and subject to restriction under, our Associate Stock Purchase Plan ("ASPP").

Newly eligible executives or non-employee Directors, or those executives or non-employee Directors who are not in compliance as of the measurement date, must retain 50% of Net Shares received as a result of exercise, vesting or payment of any Company equity awards granted to such executive or non-employee Director until the ownership guidelines are met. The Net Shares amount for non-employee directors is calculated using the closing price of Company stock as reported on The Nasdaq Stock Market on the trading day immediately preceding the date of exercise, vesting or payment of the equity award. "Net Shares" means those shares that remain after shares are sold or withheld, as the case may be, to i) pay any applicable exercise price for an equity award, or (ii) satisfy withholding tax obligations arising connection with the exercise, vesting or payment of an equity award.

At the annual measurement date on January 1, 2021, all of the NEOs and non-employee Directors who were subject to the guidelines on that date were compliant with the applicable stock ownership guidelines.

Retirement

We have a 401(k) retirement plan in which contributions are made to the NEOs on the same basis as all other associates. We offer this plan as part of our overall benefits and compensation package to remain competitive in the market and retain talent. We make matching contributions to the plan, on behalf of participants, in an amount equal to 33% of the first 6% of the participant's salary contribution. We also have the option to make a second tier discretionary match to participants' accounts deferring at least 2% of their base salary, if approved by the Compensation Committee. The discretionary match is calculated as a percentage of paid base salary to plan participants based on performance against established financial metric targets, such as Adjusted EPS targets used in our Performance Compensation Plan. A second tier match was paid at 1% of eligible paid base salary for 2020.

Associate Stock Purchase Plan

We have an Associate Stock Purchase Plan under which participants may elect to contribute 1% to 20% of eligible compensation to the plan, subject to annual limitations determined in accordance with the Internal Revenue Code. Participants may purchase our Common Stock at a 15% discount on the last trading day of the purchase period. All associates that meet the eligibility requirements under the Associate Stock Purchase Plan, including the NEOs, are allowed to participate with the exception of those who own an aggregate of 5% or more of the total outstanding shares of our stock.

Employment Agreements

We enter into employment agreements with all of our associates, including all of the NEOs. The material terms of the NEOs' employment agreements (which are supplemented and amended by a Cerner Executive Severance Agreement) provide or, in the case of Messrs. Naughton and Peterzalek, provided:
i.for at-will employment;
ii.for Mr. Shafer, an annual base salary, a potential annual bonus and specified use of our Corporate Aircraft, all as determined annually by the Board;
iii.for severance payments and benefits upon certain termination events, as discussed in detail below under "Potential Payments Upon Termination or Change in Control";
iv.for assignment to us of all discoveries, inventions, improvements or other work product related to our business;
v.for a nondisclosure provision that survives in perpetuity; and
vi.for each of the NEOs other than Mr. Labat, non-competition and non-solicitation provisions that are effective during the term of the executive's employment and for two years following termination of employment for any reason; Mr. Labat will be subject to non-competition and non-solicitation provisions similar to the other NEOs if he relocates outside of California.

Each of our NEOs have entered into separate indemnification agreements with us, which, together with their employment agreements, create mutual indemnification obligations with Cerner. Additionally, all of our NEOs have voluntarily executed a Cerner mutual arbitration supplement to their employment agreements, the form of which is substantially similar to that executed by most of our U.S. based associates, whereby the associate voluntarily agrees to mutual arbitration in the event of a dispute with Cerner.

Severance Arrangements

Because employment with Cerner is at-will, Cerner has no obligation to compensate any associate upon termination from his or her employment other than as may be provided in that associate's employment agreement (including as amended by a Cerner Executive Severance Agreement) or as specifically set forth in our Enhanced Severance Pay Plan, which was first approved in 2005. All of our NEOs have entered into and have the benefit of contractual severance set forth in their employment agreements, as amended by their Cerner Executive Severance Agreements, which supersede any benefits that may have otherwise been available to the NEOs under the Enhanced Severance Pay Plan. We provide the enhanced contractual severance benefits to attract talent, promote the retention of our NEOs and to ensure continuity and stability in Cerner's business.

Our Enhanced Severance Pay Plan applies to all of our U.S.-based permanent, full-time associates (other than those associates who we have granted contractual severance benefits) and offers severance pay upon certain termination without cause events or qualifying terminations or resignations for good reason following a change in control. Our Enhanced Severance Pay Plan, as well as our limited contractual severance arrangements, are intended to: show that we value our associates; help recruit and retain qualified associates; and encourage continued attention and dedication to duties without distraction arising from the possibility of a change in control of the Company. We do not pay tax gross-ups on any severance payments.

As disclosed above, Messrs. Naughton and Peterzalek departed from the Company subsequent to the end of 2020. Refer to "Potential Payments Upon Termination or Change in Control" for further details regarding severance payments made to Messrs. Naughton and Peterzalek in connection with their departure.

Deductibility of Executive Compensation

Prior to January 1, 2018, any amounts that qualified under the "performance-based compensation" exception under Section 162(m) were excluded from the $1 million per fiscal year deduction limit for qualifying compensation paid to "covered employees". Pursuant to the tax reform legislation passed in December 2017, commonly referred to as The Tax Cuts and Jobs Act, this "performance-based compensation" exception was eliminated, effective for taxable years beginning after December 31, 2017, such that compensation paid to a public company's "covered employees" in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 (the "Section 162(m) Grandfather"). We intend to administer outstanding arrangements and plans to the extent compatible with business needs to preserve potential deductions that may be available under the Section 162(m) Grandfather.

Although deductibility of compensation is preferred, tax deductibility is not the primary objective of our compensation programs. The Compensation Committee considers the impacts of all relevant tax provisions in developing, implementing, and administering our compensation programs. However, the Compensation Committee balances this consideration with our primary goal of structuring compensation programs to attract, motivate, reward and retain qualified associates. In addition, there can be no assurance that compensation intended to satisfy the requirements for deductibility under the Section 162(m) Grandfather will in fact be deductible. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt under the Section 162(m) Grandfather if it determines that such modifications are consistent with our strategies and goals.

Clawback of Incentive Compensation

Performance-based compensation paid to our NEOs for all years beginning with 2008 is subject to clawback provisions pursuant to performance plan agreements with our NEOs. These agreements provide that in the event of a Mandatory Restatement (as defined in the Performance Compensation Plan), some or all of any amounts paid to a participant and related to such restated period(s) will be recoverable and must be repaid as determined appropriate by our Board of Directors, in most cases within 90 days of such restatement(s), regardless of participant fault. The amount to be repaid will be up to the amount by which the incentive compensation paid or received exceeds the amount that would have been paid or received based on the financial results reported in the restated financial statement(s). Additionally, if the NEO is individually found by our Board of Directors to have engaged in fraud or misconduct that caused or partially caused the need for a Mandatory Restatement, then all amounts paid as an incentive payment earned and related to the restated period(s) will be fully recoverable. And, commencing in 2016, all incentive compensation payments earned under our incentive compensation plans that are forfeitable or recoverable by Cerner pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank") and in accordance with any Cerner policies and procedures adopted by the Compensation Committee in order to comply with Dodd-Frank (even if such policies or procedures are adopted in the future), will also be forfeitable.

The Company adopted an Incentive Awards and Severance Payment Clawback Policy for executive officers and Applicable Persons, effective January 1, 2021 (the "Clawback Policy"), pursuant to which the Committee may recoup equity or cash incentive compensation awarded, or payments made under severance agreements agreed to, after January 1, 2021 from, among others, the Company's Section 16 officers ("Applicable Persons"), in the event of detrimental conduct. Detrimental conduct includes intentional violations of certain significant Company policies and the confidentiality or restrictive covenant provisions of an associate's employment agreement; intentional misconduct causing harm to the Company; engagement in a material act of fraud, theft or misappropriation of Company property; and a material violation of a separation or severance agreement. Additionally, the Clawback Policy provides that the Compensation Committee can recoup incentive compensation and severance from Applicable Persons if there is a material restatement of financial results and the restatement would cause the incentive award payment to be materially less or the subject executive was responsible for the restatement, or as required by law. The Clawback Policy permits the Company to clawback compensation during a period equal to the lesser of three years or the date of the bad act. The Compensation Committee has discretion to determine whether and to what extent to seek recoupment based on specific facts and circumstances.

Hedging and Pledging

We have adopted a Hedging and Pledging Policy that prohibits our Section 16 officers (including our NEOs) and directors from (i) entering into hedging or monetization transactions with respect to Company stock, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in, or engaging in any short sale of, the Company's securities, or (ii) pledging more than 50% of Company stock acquired pursuant to a bonus or benefit plan without prior approval from the Company's Securities Watch Team. None of our NEOs have entered into hedging or pledging arrangements pertaining to their Cerner Common Stock.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation earned by our NEOs for the Company's last three fiscal years.

Name and Principal Position at 2020 FYE (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($) (5)	Total ($)

Brent Shafer Chairman of the Board and Chief Executive Officer	2020	849,176	—	7,700,070	—	1,118,063	—	153,543(6)	9,820,852
	2019	800,000	—	10,217,593	—	1,246,500	—	274,704	12,538,797
	2018	729,231	—	3,700,014	4,000,014	895,055	—	308,687	9,633,001

Marc G. Naughton Executive Vice President and Chief Financial Officer	2020	623,516	—	2,845,128	—	695,313	—	8,493	4,172,450
	2019	600,000	—	2,754,575	—	799,838	—	45,971	4,200,384
	2018	582,500	—	550,725	1,621,772	586,875	—	7,508	3,349,380

Jerome Labat Executive Vice President and Chief Technology Officer	2020	354,396	—	4,000,217	—	244,750	—	—	4,599,363

John T. Peterzalek Executive Vice President and Chief Client and Services Officer	2020	678,022	—	4,000,056	—	739,812	—	8,493	5,426,383
	2019	650,000	—	2,970,266	—	727,125	—	65,614	4,413,005
	2018	516,183	—	2,409,038	1,204,616	447,077	—	7,508	4,584,422

Donald D. Trigg President	2020	697,115	—	6,000,014	—	656,375	—	8,493	7,361,997
	2019	609,615	—	5,346,426	—	676,375	—	70,271	6,702,687

(1)Mr. Shafer joined the Company as Chairman of the Board and Chief Executive Officer in February 2018. Mr. Naughton served as an executive officer until February 22, 2021, at which time he transitioned to Executive Senior Advisor until he departed the Company on March 31, 2021. Mr. Labat joined the Company as Executive Vice President and Chief Technology Officer on June 1, 2020. Mr. Peterzalek served as an executive officer until January 14, 2021, at which time he transitioned to Executive Senior Advisor and served in that role until he departed the Company on February 27, 2021.

(2)These amounts reflect the aggregate grant date fair value of the PSUs and RSUs granted under our Long-Term Incentive Plan as described under "2020 Named Executive Officer Compensation - Long-Term Incentive Plan Compensation" and in our Compensation Discussion and Analysis, computed in accordance with FASB ASC Topic 718. Refer to Note 16 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for the relevant assumptions used to determine the grant date fair value of our stock awards. The PSU grant date fair value included in the table above reflects the probable outcome of the performance metrics being achieved at 100% target as of the date of grant. The actual amounts that will be earned are dependent upon the achievement of pre-established performance goals. The PSU grant date fair value at the highest level of achievement of the performance metrics (200%) would equal the following amounts: Mr. Shafer, $7,700,070; Mr. Naughton, $2,845,128; Mr. Labat, $3,000,144; Mr. Peterzalek, $4,000,056; and Mr. Trigg, $6,000,014.

(3)These amounts reflect the aggregate grant date fair value of the option awards granted under our Long-Term Incentive Plan as described under "2020 Named Executive Officer Compensation - Long-Term Incentive Plan Compensation" in our Compensation Discussion and Analysis, computed in accordance with FASB ASC Topic 718. Refer to Note 16 of the Notes to Consolidated Financial Statements included in the

Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for the relevant assumptions used to determine the grant date fair value of our option awards.

(4)Reflects payments earned under our Performance Compensation Plan as described above under "2020 Named Executive Officer Compensation" in our Compensation Discussion and Analysis.

(5)This column includes the aggregate incremental cost to us of providing perquisites and other personal benefits to the NEOs, as well as our matching contributions (both fixed and discretionary) to the NEOs' accounts pursuant to our 401(k) Plan.

(6)This amount includes perquisites and other personal benefits for Mr. Shafer consisting of personal use of our Corporate Aircraft by Mr. Shafer, which had an incremental cost to us in the amount of $145,050 in 2020. The incremental cost to us of Mr. Shafer's personal use of Corporate Aircraft was calculated by combining the variable operating costs of such travel, including the cost of fuel and oil, engine reserves, auxiliary power unit reserves, on-board catering and deicing fluids when applicable, the costs of deadhead hours, and the amount of $16,426 in cash paid to Mr. Shafer because his personal use did not exceed the Compensation Committee approved value. This amount also includes $8,493 in matching contributions (both fixed and discretionary) to Mr. Shafer's account pursuant to our 401(k) Plan.

2020 GRANTS OF PLAN-BASED AWARDS

The following table provides information about grants of plan-based awards to the NEOs in 2020, including the estimated possible payouts under non-equity and equity incentive plan awards. During 2020, our non-equity incentive awards were granted to participants of our Performance Compensation Plan based upon pre-established performance targets set annually by the Compensation Committee and approved by the Compensation Committee or its Incentive Compensation Plan - Quarterly Administration Subcommittee. For more detailed information regarding our Performance Compensation Plan, see "2020 Named Executive Officer Compensation" in our Compensation Discussion and Analysis. Our equity incentive awards, consisting of PSUs and RSUs, were granted under our shareholder approved Long-Term Incentive Plan. For more detailed information regarding our Long-Term Incentive Plan, see "2020 Named Executive Officer Compensation - Long-Term Incentive Plan Compensation" in our Compensation Discussion and Analysis.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (5)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
		Threshold ($) (1)	Target ($)	Maximum ($) (2)	Threshold (#) (3)	Target (#)	Maximum (#) (4)

Brent Shafer	4/30/2020	628,125	1,256,250	2,512,500	27,742	55,484	110,968	—	—	—	3,850,035
	4/30/2020	—	—	—	—	—	—	55,484	—	—	3,850,035

Marc G. Naughton	4/30/2020	390,625	781,250	1,562,500	10,251	20,501	41,002	—	—	—	1,422,564
	4/30/2020	—	—	—	—	—	—	20,501	—	—	1,422,564

Jerome Labat	6/1/2020	137,500	275,000	550,000	10,333	20,665	41,330	—	—	—	1,500,072
	6/1/2020	—	—	—	—	—	—	34,442	—	—	2,500,145

John T. Peterzalek	4/30/2020	415,625	831,250	1,662,500	14,412	28,823	57,646	—	—	—	2,000,028
	4/30/2020	—	—	—	—	—	—	28,823	—	—	2,000,028

Donald D. Trigg	4/30/2020	368,750	737,500	1,475,000	21,617	43,234	86,468	—	—	—	3,000,007
	4/30/2020	—	—	—	—	—	—	43,234	—	—	3,000,007

(1)These amounts represent the lowest level of payout, if any payout is triggered, for each metric under the Performance Compensation Plan.

(2)These amounts represent the maximum available payout under the Performance Compensation Plan. Actual fiscal year 2020 amounts earned under the Performance Compensation Plan are included in the Summary Compensation Table.

(3)These amounts represent the lowest number of PSUs available to be earned, subject to meeting performance metrics.

(4)These amounts represent the highest number of PSUs available to be earned, subject to meeting performance metrics.

(5)These amounts reflect the number of shares underlying RSUs subject to time-based vesting.

(6)These amounts reflect the aggregate grant date fair value of the PSUs and RSUs granted computed in accordance with FASB ASC Topic 718. The PSU grant date fair value included in the table above reflects the probable outcome of the performance metrics being achieved at 100% target as of the date of grant. Refer to Note 16 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year ended December 31, 2020 for the relevant assumptions used to determine the valuation of our equity awards.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END

The following table provides information regarding outstanding awards to the NEOs as of December 31, 2020.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date		Number of Shares/ Units That Have Not Vested (#) (1)	Market Value at December 31, 2020 of Shares/Units That Have Not Vested ($)	Equity Incentive Plan Awards
		Exercisable (#)	Unexercisable (#)						Number of Unearned Shares/Units That Have Not Vested (#) (2)	Market Value at December 31, 2020 of Unearned Shares/Units That Have Not Vested ($)

Brent Shafer	2/8/2018	15,802	109,204	61.22	2/8/2028	(5)	—	—	—	—
	2/8/2018	—	—	—	—		20,146	1,581,058	—	—
	4/29/2019	—	—	—	—		51,698	4,057,259	—	—
	4/29/2019	—	—	—	—		—	—	71,085	5,578,751
	4/30/2020	—	—	—	—		55,484	4,354,384	—	—
	4/30/2020	—	—	—	—		—	—	64,916	5,094,608

Marc G. Naughton (3)	3/1/2013	50,000	—	44.62	3/1/2023	(5)	—	—	—	—
	3/7/2014	44,000	—	60.37	3/7/2024	(5)	—	—	—	—
	3/12/2015	44,000	—	70.91	3/12/2025	(5)	—	—	—	—
	3/11/2016	70,000	17,500	54.01	3/11/2026	(5)	—	—	—	—
	3/3/2017	52,500	35,000	55.74	3/3/2027	(5)	—	—	—	—
	3/2/2018	29,240	43,860	62.94	3/2/2028	(5)	—	—	—	—
	3/2/2018	—	—	—	—		8,750	686,700	—	—
	4/29/2019	—	—	—	—		13,938	1,093,854	—	—
	4/29/2019	—	—	—	—		—	—	19,164	1,503,991
	4/30/2020	—	—	—	—		20,501	1,608,918	—	—

	4/30/2020	—	—	—	—		—	—	23,986	1,882,421

Jerome Labat	6/1/2020	—	—	—	—		20,665	1,621,789	—	—
	6/1/2020	—	—	—	—		13,777	1,081,219	—	—
	6/1/2020	—	—	—	—		—	—	24,178	1,897,489
John T. Peterzalek (4)	5/12/2015	29,852	—	67.24	5/12/2025	(5)	—	—	—	—
	5/10/2016	—	16,400	55.24	5/10/2026	(5)	—	—	—	—
	5/1/2017	—	32,800	65.27	5/1/2027	(5)	—	—	—	—
	5/4/2018	—	36,749	57.24	5/4/2028	(5)	—	—	—	—
	5/4/2018	—	—	—	—		7,145	560,740	—	—
	9/7/2018	—	—	—	—		15,570	1,221,934	—	—
	4/29/2019	—	—	—	—		15,029	1,179,476	—	—
	4/29/2019	—	—	—	—		—	—	20,665	1,621,789
	4/30/2020	—	—	—	—		28,823	2,262,029	—	—
	4/30/2020	—	—	—	—		—	—	33,723	2,646,581

Donald D. Trigg	5/12/2015	18,450	—	67.24	5/12/2025	(5)	—	—	—	—
	5/10/2016	5,800	5,800	55.24	5/10/2026	(5)	—	—	—	—
	5/1/2017	30,000	20,000	65.27	5/1/2027	(5)	—	—	—	—
	5/4/2018	—	47,956	57.24	5/4/2028	(5)	—	—	—	—
	5/4/2018	—	—	—	—		9,091	713,462	—	—
	4/29/2019	—	—	—	—		51,097	4,010,093	—	—
	4/29/2019	—	—	—	—		—	—	20,665	1,621,789
	4/30/2020	—	—	—	—		43,234	3,393,004	—	—
	4/30/2020	—	—	—	—		—	—	50,584	3,969,832

(1)Includes RSUs subject to continued employment through the vesting dates. These awards are scheduled to vest (or have vested) as follows:

Brent Shafer	20,146 shares on March 1, 2021
25,849 shares on April 29, 2021
18,494 shares on April 30, 2021
44,344 shares on April 29, 2022
18,495 shares on April 28, 2023

Jerome Labat	11,480 shares on June 1, 2021
11,480 shares on June 1, 2022
11,482 shares on June 1, 2023

Donald D. Trigg	25,548 shares on April 29, 2021
14,411 shares on April 30, 2021
9,091 shares on May 4, 2021
39,960 shares on April 29, 2022
14,412 shares on April 28, 2023

(2)Includes PSUs subject to meeting performance metrics and continued employment through the vesting dates. Assuming vesting of banked shares for performance periods that have passed and vesting at 100% target for those performance periods that have not yet passed, as well as employment through the vesting date, these awards are scheduled to vest as follows:

Brent Shafer	71,085 shares on April 29, 2022
64,916 shares on April 28, 2023

Jerome Labat	24,178 shares on June 1, 2023

Donald D. Trigg	20,665 shares on April 29, 2022
50,584 shares on April 28, 2023

(3)As discussed in "Potential Payments Upon Termination or Change in Control", all of Mr. Naughton's unvested stock options, unvested RSUs and unvested PSUs will be fully vested, assuming a 100% of target level of achievement for his unvested PSUs, on April 8, 2021.

(4)As discussed in "Potential Payments Upon Termination or Change in Control", in connection with his departure, all of Mr. Peterzalek's unvested stock options, unvested RSUs and unvested PSUs were fully vested, assuming a 100% of target level of achievement for his unvested PSUs, on March 8, 2021.

(5)Option vests over a 5 year period with 40% vesting after year 2, and 20% vesting after years 3, 4 and 5. Option expires 10 years from the date of grant.

2020 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding option exercises by our NEOs and the vesting of restricted stock and RSUs held by our NEOs during 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)

Brent Shafer	57,000	587,733	45,995	3,297,130
Marc G. Naughton	176,000	10,432,392	6,968	494,798
Jerome Labat	—	—	—	—
John T. Peterzalek	110,246	1,279,597	23,083	1,624,022
Donald D. Trigg	49,370	927,495	7,514	533,569

(1)Represents the difference between the exercise price and the fair market value of our Common Stock on the date of exercise.

(2)Represents the aggregate dollar amount realized, which is calculated by multiplying the number of shares of restricted stock and RSUs by the fair market value of our Common Stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following summary sets forth the potential payments payable to our NEOs (other than Messrs. Naughton and Peterzalek) upon termination of employment or a Change in Control of the Company under (and as defined in) their current employment agreements and Cerner Executive Severance Agreements, as amended or supplemented. Messrs. Naughton and Peterzalek departed from the Company subsequent to December 31, 2020, and the following summary sets forth the potential payments payable to them under their employment agreements and Cerner

Executive Severance Agreements in effect as of December 31, 2020, which agreements were superseded by the separation agreements discussed below under "Departure of Marc G. Naughton" and "Departure of John T. Peterzalek." The Compensation Committee may in its discretion revise, amend or add to the benefits discussed below if it deems such action advisable.

Brent Shafer, Marc G. Naughton, Jerome Labat, John T. Peterzalek and Donald D. Trigg

Termination by us for Cause or on account of death or Disability or resignation by the NEO other than in the event of a Constructive Termination (before a Change in Control) or for Good Reason (after a Change in Control): If one of the above noted NEO's employment is terminated by us for Cause or on account of the NEO's death or Disability (each an "Ineligible Severance Event"), the NEO will be entitled to: i) any accrued but unpaid base salary; ii) any owed reimbursements for unreimbursed business expenses; and iii) such employee benefits (including equity compensation or cash bonuses earned as of the termination date but not yet paid), if any, to which the NEO may be entitled under Cerner's employee benefit plans as of the NEO's termination date (the foregoing amounts described in clause i), ii) and iii) are collectively referred to as the "Accrued Amounts"). If an NEO resigns other than on account of a Constructive Termination (before a Change in Control) or for Good Reason (after a Change in Control), the NEO will be entitled to the Accrued Amounts; provided, that if the NEO resigns with fewer than 30 days' notice, or leaves employment prior to the 30-day notice period without Cerner's permission, the NEO will only be entitled to the Accrued Amounts through the date the NEO submits a notice of resignation.

Termination by us for other than an Ineligible Severance Event or resignation following Constructive Termination (in each case, prior to a Change in Control or more than 12 months after a Change in Control): Subject to the NEO executing and delivering a customary severance agreement and release, if, prior to a Change in Control or at any time after 12 months following a Change in Control, an NEO's employment is terminated by Cerner for any reason other than an Ineligible Severance Event or the NEO resigns following a Constructive Termination, the NEO will be entitled to the Accrued Amounts and the following severance payments and benefits (less normal tax and payroll deductions):

Severance Pay: i) two years' base salary (based on such NEO's annual base salary at the time of the termination or resignation), and ii) two times the average annual cash bonus received during the three-year period immediately preceding the termination. These severance payments will generally be payable pro rata during a 24-month severance term on Cerner's regular paydays.

Benefits: payments having an aggregate value equal to 24 times the difference between the monthly COBRA continuation premium cost to cover the NEO and the NEO's dependents (to the extent covered under Cerner's health, vision and dental plans on the date of the NEO's termination or resignation) and the monthly amount the NEO was paying for such coverage at the effective date of the NEO's termination or resignation, payable pro rata during the 24-month severance term.

Equity Awards: for each of Messrs. Labat, Peterzalek and Trigg, immediate vesting of all unvested outstanding equity-based compensation awards, with any outstanding equity awards with performance-based vesting becoming vested as if an "at-target" level of goal achievement had been obtained; provided, however, that if Mr. Labat resigns following a Constructive Termination prior to June 1, 2022, he will not be entitled to accelerated vesting of any of his unvested outstanding equity-based compensation awards. For each of Messrs. Shafer and Naughton, immediate vesting of all stock options or stock appreciation rights and any other outstanding equity-based compensation awards not intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code, and for all outstanding equity-based compensation awards that are intended to constitute "performance-based compensation" (excluding stock options and stock appreciation rights), such awards will vest or be forfeited in accordance with the terms of the award agreements if the applicable performance goals are satisfied.

Termination by us for other than an Ineligible Severance Event or resignation by an NEO for Good Reason (in each case, within 12 months following a Change in Control): Subject to the NEO executing and delivering a customary severance agreement and release, if there is a Change in Control of Cerner and within 12 months following the effective date of the Change in Control an NEO's employment is terminated by us for any reason other than for an Ineligible Severance Event or the NEO resigns for Good Reason, the NEO will be entitled to the Accrued Amounts and the following severance payments and benefits (less normal tax and payroll deductions):

Severance Pay: i) two years' base salary (based on such NEO's annual base salary at the time of the termination or resignation), and ii) two times the average annual cash bonus received during the three-year period immediately preceding the termination or resignation. These severance payments will be payable in a lump sum payment.

Benefits: payments having an aggregate value equal to 24 times the difference between the monthly COBRA continuation premium cost to cover the NEO and the NEO's dependents (to the extent covered under Cerner's health, vision and dental plans on the date of the NEO's termination or resignation) and the monthly amount the NEO was paying for such coverage at the effective date of the NEO's termination or resignation, payable pro rata during the 24-months following termination or resignation.

Equity Awards: if there is a Change in Control, (i) for equity awards granted prior to January 1, 2021, 50% of such outstanding and unvested equity incentive awards held by an NEO on the date that the Change in Control becomes effective will be accelerated and the remaining 50% of such unvested equity incentive awards that have not yet vested will become fully vested upon the effective date of the NEO's termination or resignation; and (ii) for equity awards granted on or after January 1, 2021, to the NEOs except for Messrs. Naughton and Peterzalek, full vesting of such outstanding and unvested equity incentive awards held by an NEO only upon the effective date of such NEO’s termination or resignation. Outstanding equity awards with performance-based vesting will become vested as if an "at-target" level of goal achievement had been obtained.

Tax Related Modifications: Any of the above-described severance payments, equity award acceleration benefits or other benefits that are subject to the modified Section 280G carve back may be reduced if i) any portion of such payments or benefits become subject to the golden parachute penalty provisions under Section 280G or Section 4999 of the Internal Revenue Code, and ii) by reducing such payments or benefits the NEO is able to receive a larger portion of such payments and benefits by being able to avoid such golden parachute penalties.

Non-compete Payments: If either of Mr. Naughton or Mr. Peterzalek is unable to obtain employment within three months after termination of his employment due solely to the non-compete restrictions set forth in his employment agreement, the non-compete provisions will continue to be enforceable only so long as we make to him monthly payments, during the remaining non-compete period, equivalent on an annualized basis, to his average annual cash earnings during the last three years of his employment. None of Mr. Shafer's, Mr. Labat's nor Mr. Trigg's employment agreement provides for non-compete payments (even though they each contain a non-compete provision).

Assuming employment was terminated on December 31, 2020 for each of Messrs. Shafer, Naughton, Labat, Peterzalek, and Trigg under each set of circumstances above, the following table provides information regarding the estimated value of all such payments and benefits:

Name(1)	Payment/Benefit	Termination Without Cause or Resignation after Constructive Termination (prior to a CIC) ($)	Termination Without Cause or Resignation for Good Reason (following a CIC) ($) (2)	For Cause Termination or Resignation (other than due to a Constructive Termination prior to a CIC or for Good Reason following a CIC) ($)	Death ($) (3)	Disability ($)

Brent Shafer	Cash Severance(4)	3,873,079	3,873,079	—	—	—
	Benefits(5)	24,188	24,188	—	500,000	—
	Value of Accelerated Equity(6)	11,877,562	22,317,835(7)	—	—	—
	Non-compete Payments(8)	—	—	—	—	—

Marc G. Naughton	Cash Severance(4)	2,628,017	2,628,017	—	—	—
	Benefits(5)	24,188	24,188	—	500,000	—
	Value of Accelerated Equity(6)	5,295,181	8,544,803(7)	—	—	—
	Non-compete Payments(8)	2,268,025	2,268,025	—	—	—

Jerome Labat	Cash Severance(4)	1,689,500	1,689,500	—	—	—
	Benefits(5)	12,552	12,552	—	500,000	—
	Value of Accelerated Equity(9)	4,324,797	4,324,797(7)	—	—	—
	Non-compete Payments(8)	—	—	—	—	—

John T. Peterzalek	Cash Severance(4)	2,626,009	2,626,009	—	—	—
	Benefits(5)	28,481	28,481	—	500,000	—
	Value of Accelerated Equity(6)	10,850,355	10,850,355(7)	—	—	—
	Non-compete Payments(8)	2,192,294	2,192,294	—	—	—

Donald D. Trigg	Cash Severance(4)	2,548,500	2,548,500	—	—	—
	Benefits(5)	38,164	38,164	—	500,000	—
	Value of Accelerated Equity(6)	14,696,315	14,696,315(7)	—	—	—
	Non-compete Payments(8)	—	—	—	—	—

(1)Mr. Naughton departed the Company on March 31, 2021 and Mr. Peterzalek departed the Company on February 27, 2021, both subsequent to the end of the 2020 fiscal year. For a discussion of payments actually received by, or payable to, Messrs. Naughton and Peterzalek in connection with their departures, see "Departure of Marc G. Naughton" and "Departure of John T. Peterzalek" below.

(2)Assumes an effective Change in Control date of December 31, 2020.

(3)The value of death benefits includes the value of basic life insurance. In the event of accidental death, each NEO's estate would receive the value of one additional year's salary based upon his salary at the time of death, with a cap of $500,000. In the event an NEO died in a travel accident while on Cerner business his estate would receive an additional $200,000.

(4)Cash severance payments upon an eligible severance event prior to a Change in Control will generally be payable as salary continuation on regularly scheduled paydays for the applicable severance period and cash severance payments upon an eligible severance event within 12 months of a Change in Control will be made in a lump sum.

(5)In the case of a termination for other than an Ineligible Severance Event or resignation by the NEO following a Constructive Termination or for Good Reason, this amount includes the difference between the monthly COBRA continuation premium cost to cover the NEO and the NEOs' dependents (to the extent covered under Cerner's health, vision and dental plans on the date of the NEO's termination or resignation) and the monthly amount the NEO was paying for such coverage at the effective date of the NEO's termination or resignation over a 24-month period, based on the rates in effect on January 1, 2021.

(6)The payments relating to equity represent the value of all unvested, accelerated stock options, restricted stock and RSUs, and additionally for Messrs. Peterzalek and Trigg whose Executive Severance Agreements provide for immediate vesting of all unvested outstanding equity-based compensation awards, all unvested PSUs, as of December 31, 2020, calculated by multiplying: (i) for options the number of accelerated option shares by the difference between the exercise price and the closing price of our Common Stock on December 31, 2020, and (ii) for all other equity shares the number of accelerated equity shares by the closing price of our Common Stock on December 31, 2020. It does not include the value of the NEOs' vested options as of December 31, 2020, which would equal the following amounts: Mr. Shafer, $272,743; Mr. Naughton, $6,184,310; Mr. Peterzalek, $335,536; and Mr. Trigg, $738,470.

(7)50% of this amount relates to options, restricted stock, PSUs and RSUs that would vest automatically upon a Change in Control even if such NEO's employment continued and 50% represents options, restricted stock, PSUs and RSUs that would vest upon such NEO's termination of employment for any reason other than an Ineligible Severance Event or such NEO's resignation for Good Reason within 12 months following the date the Change in Control becomes effective.

(8)Non-compete payments represent payments for months four to 24 per the terms of Messrs. Naughton's and Peterzalek's employment agreements, assuming the NEO is unable to obtain employment within three months after termination of his employment due solely to the non-compete restrictions set forth in his employment agreement. None of Mr. Shafer's, Mr. Labat's nor Mr. Trigg's employment agreement provides for non-compete payments.

(9)Mr. Labat's Executive Severance Agreement provides for immediate vesting of all unvested outstanding equity-based compensation awards if, prior to a Change in Control or at any time after twelve months following a Change in Control, Cerner terminates his employment other than in connection with an Ineligible Severance Event. However, if Mr. Labat resigns following a Constructive Termination prior to June 1, 2022, he will not be entitled to accelerated vesting of any of his unvested outstanding equity-based compensation awards. The payments relating to equity represent the value of all unvested, accelerated RSUs and PSUs as if Mr. Labat were terminated by Cerner on December 31, 2020, calculated by multiplying the number of equity shares by the closing price of our Common Stock on December 31, 2020. If Mr. Labat were to have resigned due to a Constructive Termination as of December 31, 2020, the value would be $0.

Departure of Marc G. Naughton
Mr. Naughton served as an executive officer until February 22, 2021, when Mr. Erceg assumed the role of Executive Vice President and Chief Financial Officer. On the same date, Mr. Naughton transitioned to Executive Senior Advisor and served in that capacity until he departed the Company on March 31, 2021.

In connection with his departure, and as contemplated by his Executive Severance Agreement, Mr. Naughton and Cerner entered into a Separation Agreement governing the terms of his departure. Under the terms of his Separation Agreement, Mr. Naughton is entitled to receive an aggregate cash separation payment of $2,651,805, less applicable deductions required by law, payable in equal installments on a biweekly basis on Cerner's regular pay days during the 24 month period commencing on April 16, 2021. The cash separation payment was calculated based upon: (i) Mr. Naughton's annual base salary effective March 29, 2020 ($620,000); (ii) the average of the annual cash bonus

Mr. Naughton received for fiscal years 2018, 2019 and 2020 ($694,009); and (iii) the difference between Mr. Naughton's monthly COBRA continuation premium under Cerner's health, vision and dental plans in effect as of his departure date and the monthly amount he was paying for such coverage as of his departure date ($991). Additionally, on April 8, 2021, pursuant to the Separation Agreement: (x) all of Mr. Naughton's unvested stock options granted prior to October 28, 2020 will be vested fully; (y) all of Mr. Naughton's unvested RSUs granted prior to October 28, 2020 will be fully vested; and (z) all of his unvested PSUs granted prior to October 28, 2020 will be fully vested, assuming a 100% of target level of achievement. Under the Separation Agreement, the parties agreed to a mutual release of claims. In addition, Mr. Naughton will remain subject to, and the separation payments will be conditioned upon compliance with, the restrictive covenants contained in his employment agreement and his Separation Agreement, including covenants with respect to non-competition, non-solicitation and confidentiality. If Mr. Naughton were to breach any of the restrictive covenants during the 24 month separation payment period, Cerner would be entitled to stop any payments due after the date of breach and clawback all separation payments made prior to the date of breach, as well as any of Mr. Naughton's outstanding equity awards or shares of common stock underlying such equity awards at the time of breach or, if sold prior to the date of the breach, the proceeds thereof.

Departure of John T. Peterzalek
Mr. Peterzalek departed from Cerner effective February 27, 2021. In connection with his departure, and consistent with his Executive Severance Agreement, Mr. Peterzalek and Cerner entered into a Separation Agreement governing the terms of his departure. Under the terms of his Separation Agreement, Mr. Peterzalek is entitled to receive an aggregate cash separation payment of $2,653,690, less applicable deductions required by law, payable in equal installments on a biweekly basis on Cerner's regular pay days during the twenty-four (24) month period that commenced on March 19, 2021. The cash separation payment was calculated based upon: (i) Mr. Peterzalek's annual base salary effective March 29, 2020 ($675,000); (ii) the average of the annual cash bonus Mr. Peterzalek received for fiscal years 2018, 2019 and 2020 ($638,005); and (iii) the difference between Mr. Peterzalek's monthly COBRA continuation premium under Cerner's health, vision and dental plans in effect as of his departure date and the monthly amount he was paying for such coverage as of his departure date ($1,153). Additionally, on March 8, 2021 pursuant to the Separation Agreement: (x) all of Mr. Peterzalek's unvested stock options granted prior to January 14, 2021 were vested fully (valued at $880,737 based on the difference between the exercise price and the closing price of our Common Stock on the date of vesting); (y) all of Mr. Peterzalek's unvested RSUs granted prior to January 14, 2021 were fully vested (valued at $4,671,006 based on the closing price of our Common Stock on the date of vesting); and (z) all of his unvested PSUs granted prior to January 14, 2021 were fully vested, assuming a 100% of target level of achievement (valued at $3,604,352 based on the closing price of our Common Stock on the date of vesting). Under the Separation Agreement, the parties agreed to a mutual release of claims. In addition, Mr. Peterzalek will remain subject to, and the separation payments will be conditioned upon compliance with, the restrictive covenants contained in his employment agreement and his Separation Agreement, including covenants with respect to non-competition, non-solicitation and confidentiality. If Mr. Peterzalek were to breach any of the restrictive covenants during the 24 month separation payment period, Cerner would be entitled to stop any payments due after the date of breach and clawback all separation payments made prior to the date of breach, as well as any of Mr. Peterzalek's outstanding equity awards or shares of common stock underlying such equity awards at the time of breach or, if sold prior to the date of the breach, the proceeds thereof.

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our associates and the annual total compensation of Mr. Shafer, our CEO, on December 31, 2020, the last day of our 2020 fiscal year (the "Measurement Date"):

    For 2020, our last completed fiscal year:

(1)the annual total compensation of the median employee as identified using the steps below was $75,890; and

(2)the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $9,820,852.

Based on this information, the ratio of the annual total compensation of Mr. Shafer, our CEO as of the Measurement Date, to the median employee was 129.4 to 1.

To identify the median employee, as well as to determine the annual total compensation of the median employee, the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

(1)We determined that as of the Measurement Date, our associate population (according to the methodology set forth under the Fair Labor Standards Act) for purposes of calculating our pay ratio consisted of approximately 26,400 individuals, with approximately 74% of our associate population located in the United States and 26% located outside of the United States. By region, our associate population consists of approximately 19,500 individuals in the Americas, 5,200 individuals in Asia-Pacific and 1,700 individuals in Europe and the Middle East.

(2)Our associate population, after taking into consideration the adjustments permitted by SEC rules, consisted of approximately 25,100 individuals as of the Measurement Date. As the majority of our associates are located in the United States, we applied the de minimis exemption.

a.We excluded approximately 5% or 1,300 associates from our associate population employed by us in the following countries:

Australia	Finland	Norway	Spain
Austria	France	Portugal	Sweden
Belgium	Ireland	Qatar	United Arab Emirates
Brazil	Malaysia	Romania
Canada	Mexico	Saudi Arabia
Egypt	Netherlands	Singapore

b.The remaining 95% of our associate population included in our calculation (which consists of approximately 25,100 associates) are employed by us in the following countries:

United States of America
India
Germany
United Kingdom

(3)To identify the median employee from our associate population we compared the base pay of our associates on the Measurement Date, as base pay is the primary compensation element for most of our associates. We define "base pay" as the annual salary level for salaried associates and annual base hourly rate multiplied by scheduled hours for hourly workers, as reported in our centralized human resource system. We did not make any cost-of-living adjustments in identifying the median employee.

(4)Using this methodology, we determined that the median employee (excluding the CEO) was a full-time salaried associate located in the United States

(5)With respect to the annual total compensation of the median employee, we identified and calculated the elements of such associate's compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in an annual total compensation of $75,890.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Company's Compensation Committee members (Linda M. Dillman (until her service ended on March 13, 2021), Julie L. Gerberding, George A. Riedel, R. Halsey Wise, and William D. Zollars) is or during the last fiscal year was: (i) an officer or employee of the Company, or (ii) engaged in a related person transaction with Cerner requiring disclosure under Item 404 of Regulation S-K.

None of our executive officers (i) is a member of the board of directors or compensation committee (or equivalent committee) of any other entity that had one or more of its executive officers serving as a member of our Compensation Committee or (ii) served as a member of the compensation committee (or equivalent committee) of any other entity that had one or more of its executive officers serving as a member of our Board.

CERTAIN TRANSACTIONS

The Company participates in the Health Management Academy ("The Academy"), a network of executives from the nation's largest integrated health systems and the industry's most innovative companies striving to shape the future of healthcare. Dr. Bisbee, a member of our Board, is the Chairman Emeritus of The Academy, was Executive Chairman until July 2020, and is the owner of approximately 23.5% of the common stock of The Academy. The total amount of membership and related fees paid by the Company in 2020 to The Academy was $215,000. We intend to continue our participation in The Academy in 2021 and expect to incur total fees of around same amount in 2021.

Certain current and former executive officers have immediate family members who are or were employed by the Company during the last fiscal year. The regular compensation of each such family member was established by the Company in accordance with the Company's employment and compensation practices applicable to employees with equivalent qualifications, experience, responsibilities and holding similar positions. Dr. David Nill, the brother of Michael R. Nill, former executive officer of the Company, is employed by Cerner Health Connections, Inc. (a wholly owned subsidiary of the Company) as Chief Medical Officer. Dr. Nill's aggregate compensation for fiscal year 2020 was $476,123. On April 30, 2020, Dr. Nill was awarded (i) 1,012 RSUs, which will vest evenly over a period of three years, and (ii) 338 PSUs, which will vest at the end of a three-year period, subject to meeting the performance criteria. Jeffrey Naughton, the son of Marc Naughton, former executive officer of the Company, is employed by the Company as a Director, Learning Health Network. Jeffrey Naughton's aggregate compensation for fiscal year 2020 was $160,933. Jeffrey Naughton was awarded 389 RSUs on March 13, 2020 and 512 RSUs on April 30, 2020, all of which will vest evenly over a period of three years. Kyle Peterzalek, the son of John Peterzalek, former executive officer of the Company, is employed by the Company as a Lead Federal Program Executive. Kyle Peterzalek's aggregate compensation for fiscal year 2020 was $173,192. Dana Peterzalek, the daughter-in-law of John Peterzalek, former executive officer of the Company, is employed by the Company as a Director, Strategic Growth Sales Enablement. Ms. Peterzalek's aggregate compensation for fiscal year 2020 was $153,871. Ms. Peterzalek was awarded 253 RSUs on April 30, 2020 and 374 RSUs on June 12, 2020, all of which will vest evenly over a period of three years.

Julia M. Wilson, a former executive officer of the Company and the sister of Michael R. Nill, was employed by the Company until October 1, 2019. In connection with her departure as contemplated in her severance agreement with the Company, and her execution and non-revocation of a Separation Agreement containing a general release of claims, Ms. Wilson is receiving cash payments, less applicable deductions required by law, on Cerner's regular pay days during a 24 month period ending in October 2021. Ms. Wilson's aggregate separation compensation during 2020 was $862,937. Ms. Wilson is entitled to receive $663,797 in additional cash compensation under the terms of her Separation Agreement after the 2020 fiscal year. Ms. Wilson remains subject to, and the separation payments are conditioned upon compliance with, the restrictive covenants contained in her employment agreement and the Separation Agreement, including covenants with respect to non-competition, non-solicitation and confidentiality. If Ms. Wilson were to breach any of the restrictive covenants during the 24-month separation payment period, Cerner would be entitled to stop any payments due after the date of breach and clawback all separation payments made prior to the date of breach, as well as any of Ms. Wilson's outstanding equity awards or shares of common stock underlying such equity awards at the time of breach or, if sold prior to the date of the breach, the proceeds thereof.

See the "Summary Compensation Table" and "Compensation Discussion and Analysis" for a discussion of NEO compensation.

We believe that these various relationships and transactions were reasonable and in the best interests of the Company.

Policies and Procedures for Review and Approval of Transactions with Related Persons
Our Board has adopted a written policy governing the approval of transactions with related parties that are reasonably expected to be disclosable under Item 404(a) of Regulation S-K (a "Related Party Transaction"). Under the policy, the Audit Committee (or the Chairperson or certain members of management via delegation under the policy) will review the material facts of all Related Party Transactions that require approval and either approve or disapprove of the entry into the Related Party Transaction. If advance Audit Committee approval of a Related Party Transaction is not feasible, then the Related Party Transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee's next regularly scheduled meeting. In determining whether to approve or ratify a Related Party Transaction, the Audit Committee will consider, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person's interest in the transaction.

Related Party Transactions entered into without the Audit Committee's pre-approval will not violate our policy, or be invalid or unenforceable, so long as the transaction is brought to the Audit Committee or the Chairperson of the Audit Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by our policy.

Our Related Party Transaction Policy is in addition to our written conflict of interest policy and Global Code of Conduct that addresses instances in which an associate's or Director's private interests may conflict with the interests of the Company. We have established an ad hoc management committee, consisting of members from our Legal Group, to help administer our conflicts of interest policy and to render objective determinations regarding whether any associate's or Director's private interests may interfere with the interests of the Company. Once a transaction or relationship is identified, it is analyzed by the ad hoc management committee and outside counsel, as necessary, to determine if the transaction is a Related Party Transaction. Any waiver of any provision of our Global Code of Conduct for executive officers or Directors may be made only by the Board and will be promptly disclosed as required by law or Nasdaq Rules.

We solicit information annually from our Directors and executive officers in connection with the preparation of disclosures in our annual report on Form 10-K and our annual Proxy Statement. We specifically seek information in writing pertaining to any transactions with related parties. Additionally, management informs the Board and/or its Committees regarding any potential Related Party Transaction of which management is aware. All Related Party Transactions, as well as other transactions with related persons which are not Related Party Transactions, are submitted for review and approval or ratification by the Audit Committee on an annual basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information, as of March 10, 2021 (unless otherwise indicated below), with respect to the beneficial ownership of shares of Common Stock by: (i) each person known to us to own beneficially more than 5% of the aggregate shares of Common Stock outstanding, (ii) each Director and nominee for election as a Director, (iii) each Named Executive Officer included in the Summary Compensation Table, and (iv) the executive officers and Directors of the Company as a group. Each of the persons, or group of persons, in the table below has sole voting power and sole investment power as to all of the shares shown as beneficially owned by them, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding

The Vanguard Group, Inc.(1)	32,645,742	10.77%
BlackRock, Inc.(2)	25,096,524	8.28%
The Bank of New York Mellon Corporation(3)	15,965,148	5.27%
Marc G. Naughton(4)	374,229	*
John T. Peterzalek(5)	160,594	*
Donald D. Trigg(6)	131,172	*
Brent Shafer(7)	108,938	*
Gerald E. Bisbee	51,000	*
Mitchell E. Daniels	30,556	*
William D. Zollars	22,872	*
Linda M. Dillman(8)	22,129	*
John J. Greisch(9)	15,269	*
R. Halsey Wise(10)	13,686	*
Julie L. Gerberding	8,128	*
Melinda J. Mount(11)	6,356	*
George A. Riedel(12)	4,656	*
Elder Granger	—	*
Jerome Labat	—	*
All Directors and executive officers, as a group (17 persons)	537,622	*
*Less than one percent.

(1)Schedule 13G/A, filed by The Vanguard Group, Inc. on February 10, 2021, reported shared voting power with respect to 540,651 shares of Common Stock, sole investment power with respect to 31,272,151 shares of Common Stock and shared investment power with respect to 1,373,591 shares of Common Stock. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(2)Schedule 13G/A, filed by BlackRock, Inc. on January 29, 2021, reported sole voting power with respect to 21,379,283 shares of Common Stock and sole investment power with respect to 25,096,524 shares of Common Stock. The address for BlackRock, Inc. is 55 East 52nd St., New York, New York 10055.

(3)Schedule 13G, filed by The Bank of New York Mellon Corporation on February 1, 2021, reported sole voting power with respect to 12,040,854 shares of Common Stock, shared voting power with respect to 311 shares of Common Stock, sole investment power with respect to 12,922,610 shares of Common Stock and shared investment power with respect to 2,721,827 shares of Common Stock. The address for The Bank of New York Mellon Corporation is 240 Greenwich Street, New York, New York 10286.

(4)Mr. Naughton has sole voting and investment power with respect to 374,229 shares of Common Stock. This amount includes 339,360 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days and 13,802 shares of Common Stock issuable from RSUs that will vest within 60 days. Such number of shares excludes 2,600 shares beneficially owned by Janise Naughton, wife of Mr. Naughton. Mr. Naughton disclaims beneficial ownership of such shares. Mr. Naughton served as an executive officer until February 22, 2021, at which time he transitioned to the role of Executive Senior Advisor and served in that capacity until he departed the Company on March 31, 2021. The beneficial ownership information for Mr. Naughton presented herein is based solely on information available to the Company.

(5)Mr. Peterzalek has sole voting and investment power with respect to 144,487 shares of Common Stock and shared voting and investment power with respect to 16,107 shares of Common Stock. This amount includes 62,652 shares of Common Stock issuable upon exercise of options that are vested. Mr. Peterzalek served as an executive officer until January 14, 2021, at which time he transitioned to Executive Senior Advisor and served in that capacity until he departed the Company on February 27, 2021. The beneficial ownership information for Mr. Peterzalek presented herein is based solely on information available to the Company.

(6)Mr. Trigg has sole voting and investment power with respect to 131,172 shares of Common Stock. This amount includes 80,235 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days and 49,050 shares of Common Stock issuable from RSUs that will vest within 60 days.

(7)Mr. Shafer has sole voting and investment power with respect to 108,938 shares of Common Stock. This amount includes 52,203 shares of Common Stock issuable upon exercise of options that are vested and 44,343 shares of Common Stock issuable from RSUs that will vest within 60 days.

(8)Ms. Dillman deceased March 13, 2021.

(9)Mr. Greisch has sole voting and investment power with respect to 15,269 shares of Common Stock. This amount includes 1,265 shares of Common Stock issuable from restricted stock awards that will vest within 60 days.

(10)Mr. Wise has sole voting and investment power with respect to 13,686 shares of Common Stock. This amount includes 1,265 shares of Common Stock issuable from restricted stock awards that will vest within 60 days.

(11)Ms. Mount has sole voting and investment power with respect to 6,356 shares of Common Stock. This amount includes 1,265 shares of Common Stock issuable from restricted stock awards that will vest within 60 days.

(12)Mr. Riedel has sole voting and investment power with respect to 4,656 shares of Common Stock. This amount includes 1,265 shares of Common Stock issuable from restricted stock awards that will vest within 60 days.

AUDIT RELATED MATTERS

Guidelines for Pre-Approval of Independent Auditor Services
The Audit Committee has adopted guidelines regarding the engagement of our independent registered public accounting firm to perform services for the Company. For audit services, the independent auditor will provide the Audit Committee with an engagement letter during the first quarter of each year outlining the scope of services proposed to be performed during the fiscal year. If agreed to by the Audit Committee, this engagement letter will be formally accepted by the Audit Committee at its first quarterly Audit Committee meeting of the year.

For audit-related services and permissible non-audit services, the independent auditor will provide the Audit Committee with an engagement letter outlining the scope of services proposed to be performed. If agreed to by the Audit Committee, this engagement letter will be formally accepted by the Audit Committee. The Chairperson of the Audit Committee has been delegated authority from the Audit Committee to renew the scope of pre-approved ongoing and recurring engagements for permissible audit-related or non-audit services and the fees related thereto.

Upon receiving an unforeseen request for audit, audit-related or non-audit services (or a change in the fee range for audit-related or non-audit services), the independent registered public accounting firm will provide our management a detailed scope of service description and fee range. A request is then made for pre-approval of such services or fees from the Chairperson of the Audit Committee. To ensure prompt handling of unexpected matters, the Chairperson of the Audit Committee has been delegated authority from the Audit Committee to amend or modify the scope of pre-approved permissible audit, audit-related or non-audit services and the fees related thereto.

All action taken with respect to pre-approval of audit, audit-related or non-audit services and fees will be included in the independent registered public accounting firm's materials shared with the Audit Committee as part of their required communications with the Audit Committee. With respect to any such pre-approval of non-audit services, the independent registered public accounting firm will confirm to the Audit Committee Chairperson that such non-audit services are permissible under all applicable legal requirements and do not impair the independent registered public accounting firm's independence under applicable professional standards.

The independent registered public accounting firm must ensure that all audit, audit-related and non-audit services provided to the Company have been approved by the Audit Committee (or the Chairperson, as applicable).

Annual Evaluation and Selection of Independent Auditors
Our independent registered public accounting firm during the year ended December 31, 2020 was KPMG LLP ("KPMG"). KPMG has audited our financial statements since 1983.

The Audit Committee annually reviews KPMG's independence and performance in deciding whether to retain KPMG or engage a different independent auditor. In the course of these reviews, the Audit Committee considers, among other things:

•KPMG's historical and recent performance on our audit.
•KPMG's capability, knowledge of and expertise in handling the complexity of our global operations and industry.
•Appropriateness of KPMG's fees for audit and non-audit services (see below).
•KPMG's independence and established internal controls to ensure that KPMG is proactively addressing any independence or quality concerns.
•The quality and candor of KPMG's communications with the Audit Committee and management.
•KPMG's tenure as our independent auditor. We believe the benefits of a longer tenured audit firm are considerable and include the following: (i) institutional knowledge can result in higher audit quality; (ii) eliminating the learning curve related to our business can increase efficiency and keep costs competitive; and (iii) management time and resources can be focused on our business rather than onboarding and educating a new auditor.

Audit and Non-Audit Fees
The aggregate fees billed by KPMG for professional services rendered for the fiscal years ended December 31, 2020 and December 28, 2019 were as follows:

	2020	2019

Audit Fees	$2,745,725	$2,566,146
Audit-Related Fees	940,684	1,400,646
Tax Fees	—	—
Other Fees	—	162,091
Total	$3,686,409	$4,128,883

    Audit Fees. Audit fees include fees for professional services rendered for the audit of our consolidated financial statements included in our annual report on Form 10-K, for the review of our consolidated financial statements included in our quarterly reports on Form 10-Q, for routine consultation on accounting and reporting matters that directly affected the consolidated financial statements, and issuance of consents. Additionally, audit fees include fees for professional services rendered for audits of certain foreign subsidiaries in support of statutory reporting requirements.

    Audit-Related Fees. Audit related fees include services in the form of attestation reports over internal controls in the form of System and Organization Controls (SOC) 1, 2 and 3 reports and HITRUST attestation services related to the Company's ISO 27001 certifications, and other services related to vendor due diligence.

    Tax Fees. There were no tax fees billed to us by KPMG for the fiscal years ended December 31, 2020 and December 28, 2019.

    All Other Fees. All other fees include services associated with providing observations and recommendations relative to nonfinancial systems and internal controls pertinent to expected SOC 1 engagements.

The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG's independence. All permissible non-audit services provided by KPMG in 2020 were pre-approved by the Audit Committee. In addition, audit engagement hours were performed by KPMG's full-time, permanent employees and/or affiliated employees in non-U.S. offices.

Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, our Audit Committee has approved all audit and non-audit services performed to date and currently planned to be provided by KPMG related to the fiscal year 2021. The planned services include the annual audit, quarterly reviews and issuances of consents related to SEC filings. Additionally, KPMG has been engaged in 2021 to provide audit related services in the form of attestation reports over internal controls in the form of SOC 1, 2 and 3 reports and HITRUST attestation, and other non-audit services related to the Company's ISO 27001 certifications.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be soliciting material or filed under such acts.

Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company's consolidated financial statements and issuing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company's internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes and to report to the Board of Directors on its findings.

In this context, the Audit Committee has met and held discussions with management and the Company's independent registered public accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the Company's independent registered public accounting firm matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

The Company's independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm that firm's independence.

Based upon the Audit Committee's discussions with management and the independent registered public accounting firm and the Audit Committee's review of the audited financial statements, the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.

Members of the Audit Committee:
Gerald E. Bisbee, Jr., Ph.D., M.B.A.
Mitchell E. Daniels, Jr., J.D.
Elder Granger, M.D.
John J. Greisch, M.B.A.
Melinda J. Mount, M.B.A.
William D. Zollars

____________________

PROPOSAL #1

ELECTION OF DIRECTORS

The Board has nominated Mitchell E. Daniels, Jr., Elder Granger, M.D., John J. Greisch and Melinda J. Mount for election as Class II Directors. Mr. Daniels, Dr. Granger, Mr. Greisch and Ms. Mount are Class II Directors who have served on our Board since 2013, 2020, 2019 and 2019, respectively. Unless otherwise instructed, the persons named as proxies will vote for the election of Mr. Daniels, Dr. Granger, Mr. Greisch and Ms. Mount. Each of the Director nominees has agreed to be named in this Proxy Statement and to serve if elected.

If elected, each of the nominees will hold office for a one-year term expiring at the 2022 Annual Meeting of Shareholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal. We know of no reason why any of the nominees would not be able to serve. However, in the event a nominee is unable or declines to serve as a Director, or if a vacancy occurs before election (which events are not anticipated), the persons named as proxies will vote for the election of such other person or persons as are nominated by the Board.

Information concerning each Director nominee is set forth above under "Information Concerning Directors and Nominees," along with information about other members of our Board.

Vote Required

The affirmative vote of a majority of the votes cast, in person or by proxy, is required for the election of Directors (meaning the number of shares voted "For" a nominee must exceed the number of shares voted "Against" a nominee). If any nominee for Director receives a greater number of votes "Against" his or her election than votes "For" such election, our Bylaws require that such person tender his or her resignation to the Board following certification of the vote as further discussed above under "Consideration of Director Nominees - Majority Voting for Directors."

Board Recommendation

OUR BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

PROPOSAL #2

RATIFICATION OF THE APPOINTMENT OF KPMG
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on its evaluation and the Audit Committee's determination that KPMG is independent, our Audit Committee has retained the firm of KPMG as our independent registered public accounting firm for fiscal year 2021, and we are asking shareholders to ratify that appointment. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment but will not necessarily select another firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our shareholders. Representatives of KPMG will be present at the 2021 Annual Shareholders' Meeting and will have the opportunity to make a statement and be available to answer questions.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required for approval of this proposal.

Board Recommendation

OUR BOARD RECOMMENDS A VOTE "FOR"
THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

PROPOSAL #3

ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are providing our shareholders with a vote to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

Our compensation strategy is to offer competitive compensation packages to attract, motivate and reward qualified associates who contribute significant value to the Company and to reward performance, such as attainment of business and individual associate goals, business results, leadership, and strong relationships with clients, and is not based on rewarding seniority. This pay-for-performance compensation strategy is linked to our performance management philosophy that is designed to identify and reward associate performance through compensation. This approach has resulted in our ability to attract and retain key executive talent necessary to lead us during a period of transition and transformation. Please refer to "Compensation Discussion and Analysis" for an overview of the compensation of our NEOs.

We are asking our shareholders to indicate their support for our NEOs' compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our shareholders to approve, on an advisory basis, the following resolution:

"RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

This vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board and the Compensation Committee value the opinions of Cerner shareholders and to the extent there is any significant vote against the compensation of our NEOs as disclosed in this Proxy Statement, we will consider those shareholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Company conducts the shareholder advisory votes on executive compensation on an annual basis and therefore, the next such shareholder vote is expected to occur at the Company's 2022 Annual Shareholders' Meeting.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required for advisory approval of this proposal.

Board Recommendation

OUR BOARD RECOMMENDS A VOTE IN FAVOR OF THE APPROVAL OF THE COMPENSATION OF THE COMPANY'S NEOs AS DISCLOSED IN THIS PROXY STATEMENT

PROPOSAL #4

SHAREHOLDER PROPOSAL TO ELIMINATE SUPERMAJORITY VOTING

John Chevedden informed us that he intends to present the following proposal for action at the 2021 Annual Shareholders' Meeting. We will provide shareholders with the proponent’s address and the number of shares of Common Stock held by the proponent promptly upon receipt of an oral or written request to our Corporate Secretary, Cerner Corporation, 2800 Rock Creek Parkway, North Kansas City, Missouri 64117, (816) 221-1024. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponent.
Proposal 4 - Simple Majority Vote

RESOLVED, Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs and FirstEnergy. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. The proponents of these proposals included Ray T. Chevedden and William Steiner.

Shareholders often give overwhelming support to this proposal topic, especially shareholders who approve of annual election of each director. For instance Cerner Corporation shareholders gave 99%-support to a 2020 proposal for annual election of each director.

Adopting simple majority vote can be another step to make the corporate governance of Cerner Corporation more competitive and unlock shareholder value.

In anticipation of overwhelming shareholder support for this proposal topic an enlightened Governance Committee, chaired by Mr. Mitchell Daniels, could expedite adoption of this proposal topic by giving shareholders an opportunity to vote on a binding management proposal on this topic at our 2021 annual meeting. Hence adoption could take place in 2021 instead of 2022.

The current supermajority vote requirement does not make sense. Our current 80% super supermajority rule means that 97% of the shares, that typically vote at our annual meeting, would have to approve certain modernization steps for our company.

For instance, with our 80% super majority vote rule at an election calling for an 80% shareholder approval in which 82% of shares cast ballots (as was the case with CERN in 2020) – then 4% of shares opposed to certain modernization proposal topics would prevail over the 96% of shares that vote in favor.

Please vote yes:
Simple Majority Vote – Proposal 4

STATEMENT BY THE BOARD OF DIRECTORS IN OPPOSITION TO THE PROPOSAL TO ELIMINATE SUPERMAJORITY VOTING

Our Board has carefully considered this proposal and concluded that its adoption is unnecessary and not in the best interests of our shareholders. Accordingly, our Board unanimously recommends a vote AGAINST this proposal for the following reasons.

Cerner has an Excellent Corporate Governance Structure

Our Board is firmly committed to excellence in corporate governance and has adopted a wide range of practices and procedures that promote effective Board oversight. Our Board believes that the corporate governance concerns raised by the proponent are misplaced. Some of the Company's progressive governance practices include the following:

•9 of our 10 directors, or 90%, are "independent" under the standards adopted by the Securities and Exchange Commission and Nasdaq Rule 5605;
•Each of the four Board Committees – Audit; Compensation; Nominating, Governance & Public Policy; and Finance & Strategy – is composed solely of independent directors;
•The Board's Lead Independent Director chairs executive sessions of the independent directors, ensures that independent directors have adequate opportunities to meet without management present and ensures that independent directors have an opportunity to provide input on the agenda for meetings of the Board;
•The NG&PP Committee regularly identifies, reviews, evaluates and nominates candidates to serve on the Board, assists the Board in its annual reviews of the performance of the Board and its committees, and seeks recommendations with respect to the structures and corporate governance practices best suited for the Company and our shareholders;
•A majority voting standard applies in uncontested elections of directors, such that in an uncontested election, a nominee will be elected to the Board if the number of shares voted for the nominee exceeds the number of shares voted against the nominee, and if an incumbent director is not elected by a majority of votes cast, he or she is expected to offer to tender his or her resignation to the Board;
•The Company has adopted proxy access, which allows shareholders owning at least 3% of the Company's common stock for three years to nominate, and include in the Company's proxy materials, director candidates constituting up to 20% of the Board; and
•The Company recently amended our Certificate of Incorporation and our Amended and Restated Bylaws (the "Bylaws") to phase out our classified board structure.

Existing Supermajority Voting Thresholds Are Limited to Certain Fundamental Changes

A majority of votes cast is already the voting standard for most matters voted upon by our shareholders under our Certificate of Incorporation and Bylaws. Pursuant to Delaware law, all matters shall be determined by a majority of the votes cast affirmatively or negatively on the matter, except where a different voting standard is required by law or the Certificate of Incorporation or Bylaws. A stricter voting standard is required only for the four matters outlined below:

•A business combination must be approved by the affirmative vote of at least 80% of the Company's outstanding voting power;
•The adoption, amendment or repeal of the Bylaws requires the affirmative vote of at least 80% of the Company's outstanding voting power;
•The amendment or repeal of certain provisions of the Certificate of Incorporation requires the affirmative vote of at least 80% of the Company's outstanding voting power; and
•The removal of a director, with or without cause, requires the affirmative vote of at least 80% of the Company's outstanding voting power. This supermajority voting provision will be removed and replaced with a simple majority voting standard in 2023.

These voting standards are intended to comply with applicable laws, to maximize long-term value for all shareholders and to provide protection for all shareholders against self-interested actions of one or a few large shareholders. Our Board believes that in these limited circumstances, the higher voting requirements are appropriate because certain fundamental matters should require the support of a broad consensus of the Company's shareholders, rather than a simple majority of the votes cast at a meeting.

Benefits to Shareholders from Supermajority Provisions

Supermajority voting provisions are prevalent among S&P 500 companies, with nearly half of companies within the index maintaining some form of a supermajority voting threshold. Under a simple majority voting standard, where only a "majority of the votes cast for and against" is required, a few large shareholders could approve certain key actions and significantly alter the governance of the Company. Cerner's top 10 largest shareholders own approximately 43% of the outstanding shares, and the three largest shareholders collectively own approximately 24% of the outstanding shares. For example, if a simple majority voting standard were adopted as proposed, and only 50% of the Company's outstanding voting power is voted at a shareholder meeting, the Company's four largest shareholders alone could approve fundamental changes to the Company's corporate governance structure or operations that could negatively impact the interests of all shareholders. As a result, a very small group of shareholders may act in their own self-interests, to the detriment of the Company's other shareholders. Our Board believes that the few heightened voting standards currently established in the Certificate of Incorporation and Bylaws protect our shareholders against the self-interested actions of a select group of shareholders.

Consistent with its current practice, our Board will continue to evaluate the future implementation of appropriate corporate governance measures. However, for the reasons discussed above, the Board does not believe that it is in the best interests of shareholders or the Company to implement the proposal's request for the lowest possible voting thresholds on all matters on which shareholders vote.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required for approval of this shareholder proposal.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE APPROVAL OF THE PROPOSAL TO ELIMINATE SUPERMAJORITY VOTING

SHAREHOLDER PROPOSALS

Submitting a Shareholder Proposal for the 2022 Annual Shareholders' Meeting
For a shareholder proposal to be considered for inclusion in our Proxy Statement for the 2022 Annual Shareholders' Meeting, the Corporate Secretary must receive the written proposal at our principal executive offices on or before December 3, 2021. Such proposals must comply with SEC Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

If a shareholder intends to present a proposal for consideration at the 2022 Annual Shareholders' Meeting that will not be included in our proxy statement pursuant to the procedures contemplated in our Bylaws, outside the processes of SEC Rule 14a-8, the shareholder must provide the information required by the Company's Bylaws and give timely notice to the Corporate Secretary in accordance with the Company's Bylaws. In general, the Bylaws require that the notice be received by the Corporate Secretary between January 19, 2022 and February 18, 2022, unless the date of the shareholder meeting is moved more than 30 days before or after May 19, 2022, in which case notice must be received not later than the close of business on the later of 120 calendar days in advance of such annual meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made. Notice received outside of these dates is considered untimely.

Director Nominations
Proxy Access Nominees
Our Bylaws allow a single shareholder or group of up to 20 shareholders who have held at least 3% of our common stock for at least three years to submit director nominees (up to 20% of the Board) for inclusion in our Proxy Statement if the shareholder(s) and nominee(s) satisfy the requirements specified in our Bylaws. To nominate an individual for election at our 2022 Annual Shareholders' Meeting and inclusion in our Proxy Statement, notice must be received by our Corporate Secretary at our principal executive offices no earlier than November 3, 2021 and no later than December 3, 2021 to be timely. The notice must contain the specific information required by our Bylaws.

Non-Proxy Access Nominations (Advance Notice Provisions)
To nominate an individual for election at the 2022 Annual Shareholders' Meeting outside of the proxy access (i.e. that will not be included in our proxy statement) process, the shareholder must give timely notice to the Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Corporate Secretary between January 19, 2022 and February 18, 2022, unless the date of the shareholder meeting is moved more than 30 days before or after May 19, 2022, in which case the nomination must be received not later than the close of business on the later of 120 calendar days in advance of such annual meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made. The notice must contain the specific information required by our Bylaws.

General Information Relating to Shareholder Proposals and Nominations
Any shareholder who wishes to submit a shareholder proposal or to nominate a Director nominee should send such proposal or nomination to our principal executive offices at Cerner Corporation, Attention: Corporate Secretary, 2800 Rock Creek Parkway, North Kansas City, Missouri 64117. You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. The Company's Bylaws also are available on our website at www.cerner.com under "About Us, Corporate Governance."

The chairman of the annual meeting has the sole authority to determine whether any nomination or other proposal has been properly brought before the meeting in accordance with our Bylaws. If we receive a proposal other than pursuant to Rule 14a-8 or a nomination for the 2022 Annual Shareholders' Meeting, and such nomination or other proposal is not delivered within the time frame specified in our Bylaws, then the person(s) appointed by the Board and named in the proxies for the 2022 Annual Shareholders' Meeting may exercise discretionary voting power if a vote is taken with respect to that nomination or other proposal.

HOUSEHOLDING OF PROXY MATERIALS

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called "householding." Under this practice, shareholders who have the same address and last name will receive only one copy of our Notice of Internet Availability of Proxy Materials or, if paper copies have been requested, Annual Report and Proxy Statement, unless one or more of these shareholders notifies us that he or she wishes to receive individual copies. Upon such notice, by written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or, if paper copies have been requested, then the Annual Report and Proxy Statement to a shareholder at a shared address.

If: (1) you share an address with another shareholder and received only one copy of our Notice of Internet Availability of Proxy Materials or, if paper copies were requested, Annual Report and Proxy Statement, and would like to request separate paper copies; or (2) you share an address with another shareholder and together you would in the future like to receive only a single copy of the Notice of Internet Availability of Proxy Materials or, if paper copies have been requested, Annual Report and Proxy Statement, please notify us by sending a written request to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or calling Broadridge at 1 (866) 540-7095.

OTHER MATTERS

We know of no other matters to be brought before the 2021 Annual Shareholders' Meeting. If any other matter properly comes before the 2021 Annual Shareholders' Meeting, it is the intention of the persons named as proxies in the Proxy Card to vote the shares represented by the proxies in their discretion.

BY ORDER OF THE BOARD OF DIRECTORS,

Daniel P. Devers
Secretary
North Kansas City, Missouri
April 2, 2021

APPENDIX I
CERNER CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(unaudited)

ADJUSTED REVENUE FOR PERFORMANCE-BASED COMPENSATION

(In thousands)	2020 Fiscal Year-to-date Periods Ended
	March 2020	June 2020	Sept. 2020	Dec. 2020

Revenues (GAAP)	$1,411,741	$2,742,090	$4,110,763	$5,505,788
Adjustment for divestiture timing	—	—	10,000	10,000

Adjusted Revenue (non-GAAP)	$1,411,741	$2,742,090	$4,120,763	$5,515,788

ADJUSTED OPERATING EARNINGS AND ADJUSTED OPERATING MARGIN

(In thousands)	Fourth Fiscal Quarter		Fiscal Years Ended
	2020	2019	2020	2019

Operating earnings (GAAP)	$177,473	$182,831	$914,567	$600,669

Share-based compensation expense	42,336	31,183	154,060	108,834
Acquisition-related amortization	12,564	22,356	55,595	84,927
Organizational restructuring and other expense	49,134	46,663	167,665	221,059
COVID-19 related expense	1,522	—	5,734	—
Gain on sale of businesses	(3,654)	—	(220,523)	—
Allowance on non-current asset	20,703	—	20,703	—
Charge related to client dispute	—	9,500	—	29,500
Vendor settlement	—	—	—	6,791

Adjusted Operating Earnings (non-GAAP)	$300,078	$292,533	$1,097,801	$1,051,780

Operating Margin (GAAP)	12.72%	12.68%	16.61%	10.55%

Adjusted Operating Margin (non-GAAP)	21.51%	20.28%	19.94%	18.48%

ADJUSTED NET EARNINGS AND ADJUSTED DILUTED EARNINGS PER SHARE

(In thousands, except per share data)	2020 Fiscal Year-to-date Periods Ended			Fiscal Years Ended
	March 2020	June 2020	Sept. 2020	2020	2019

Net earnings (GAAP)	$147,159	$281,907	$638,583	$780,088	$529,454

Pre-tax adjustments for Adjusted Net Earnings:
Share-based compensation expense	35,387	73,587	111,724	154,060	108,834
Acquisition-related amortization	17,128	30,242	43,031	55,595	84,927
Organizational restructuring and other expense	40,785	86,733	118,531	167,665	221,059
COVID-19 related expense	1,975	3,143	4,212	5,734	—
Investment gains	(477)	(26,410)	(75,834)	(75,834)	(29,621)
Gain on sale of businesses	—	—	(216,869)	(220,523)	—
Allowance on non-current asset	—	—	—	20,703	—
Charge related to client dispute	—	—	—	—	29,500
Vendor settlement	—	—	—	—	6,791

After-tax adjustments for Adjusted Net Earnings:
Income tax effect of pre-tax adjustments	(17,259)	(32,803)	13,502	(10,602)	(80,746)
Share-based compensation permanent tax items	(5,311)	(4,041)	(2,524)	(1,304)	(8,090)
Valuation allowance on net operating loss carryforwards	3,318	3,318	3,318	3,318	—

Adjusted Net Earnings (non-GAAP)	$222,705	$415,676	$637,674	$878,900	$862,108

Diluted weighted average shares outstanding	312,240	309,520	309,124	309,136	321,235

Diluted earnings per share (GAAP)	$0.47	$0.91	$2.07	$2.52	$1.65

Adjusted Diluted Earnings Per Share (non-GAAP)	$0.71	$1.34	$2.06	$2.84	$2.68

FREE CASH FLOW

(In thousands)	Fiscal Years Ended
	2020	2019

Cash flows from operating activities (GAAP)	$1,436,705	$1,313,099
Capital purchases	(283,981)	(471,518)
Capitalized software development costs	(295,277)	(273,871)
Free Cash Flow (non-GAAP)	$857,447	$567,710

Cash flows from investing activities (GAAP)	$(801,237)	$(640,408)

Cash flows from financing activities (GAAP)	$(461,497)	$(601,380)

FREE CASH FLOW FOR PERFORMANCE-BASED COMPENSATION

(In thousands)	2020 Fiscal Year-to-date Periods Ended
	March 2020	June 2020	Sept. 2020	Dec. 2020

Cash flows from operating activities (GAAP)	$283,506	$542,096	$924,045	$1,436,705

Pre-tax expense-based adjustments:
Organizational restructuring and other expense	40,785	86,733	118,531	167,665
COVID-19 related expense	1,975	3,143	4,212	5,734
Non-cash charges included in pre-tax expense-based adjustments	(10,879)	(20,412)	(23,250)	(29,144)
Timing differences between expense recognition and cash flow	20,332	8,080	12,303	(9,639)

Income tax-based adjustments:
Income tax effect of expense-based adjustments	(7,786)	(17,869)	(24,606)	(34,570)
Income taxes paid on investment gains	—	—	3,000	22,666
Income taxes paid on gain on sale of businesses	—	—	24,000	40,000

Payroll taxes deferred under the CARES Act	—	—	—	(77,000)

Capital purchases	(49,248)	(166,296)	(238,053)	(283,981)

Capitalized software development costs	(73,855)	(151,393)	(224,710)	(295,277)

Free Cash Flow for Performance-based Compensation (non-GAAP)	$204,830	$284,082	$575,472	$943,159

Cash flows from investing activities (GAAP)	$(136,611)	$(385,046)	$(596,825)	$(801,237)

Cash flows from financing activities (GAAP)	$(295,961)	$(322,569)	$(345,527)	$(461,497)

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, we supplement our GAAP results with certain non-GAAP financial measures, which we believe enable investors to better understand and evaluate our ongoing operating results and allows for greater transparency in the review and understanding of our overall financial, operational and economic performance. These non-GAAP financial measures are not meant to be considered in isolation, as a substitute for, or superior to GAAP results and investors should be aware that non-GAAP measures have inherent limitations and should be read only in conjunction with Cerner's consolidated financial statements prepared in accordance with GAAP. These non-GAAP measures may also be different from similar non-GAAP financial measures used by other companies and may not be comparable to similarly titled captions of other companies due to potential inconsistencies in the method of calculations. We provide the measures of Adjusted Operating Earnings, Adjusted Operating Margin, Adjusted Net Earnings and Adjusted Diluted Earnings Per Share as such measures are used by management, along with GAAP results, to analyze Cerner's business, make strategic decisions, assess long-term trends on a comparable basis, and for management compensation purposes. We provide the measure of Free Cash Flow as such measure takes into account certain capital expenditures necessary to operate our business. Free Cash Flow is used by management, along with GAAP results, to analyze our earnings quality and overall cash generation of the business. We provide a separate measure of Free Cash Flow for performance-based compensation purposes as such measure takes into account certain capital expenditures necessary to operate our business, and excludes the impact of certain items that were not originally contemplated in setting compensation plan targets. Free Cash Flow for performance-based compensation purposes is used by management for compensation purposes only. We provide the measure of Adjusted Revenue for performance-based compensation purposes as such measure excludes the impact of certain items that were not originally contemplated in setting compensation plan targets. Adjusted Revenue for performance-based compensation purposes is used by management for compensation purposes only.

We calculate each of our non-GAAP financial measures as follows:

Adjusted Revenue for Performance-based Compensation - Consists of GAAP revenues adjusted for the timing of certain business divestiture transactions in 2020 being different from the timing contemplated when setting our compensation plan targets.

Adjusted Operating Earnings - Consists of GAAP operating earnings adjusted for: (i) share-based compensation expense, (ii) acquisition-related amortization, (iii) organizational restructuring and other expense, (iv) COVID-19 related expense, (v) gain on sale of businesses, (vi) an allowance on non-current asset, (vii) a charge related to a client dispute, and (viii) a vendor settlement.

Adjusted Operating Margin - Consists of Adjusted Operating Earnings, as defined above, divided by GAAP revenues, in the applicable period; the result presented as a percentage.

Adjusted Net Earnings - Consists of GAAP net earnings adjusted for: (i) share-based compensation expense, (ii) acquisition-related amortization, (iii) organizational restructuring and other expense, (iv) COVID-19 related expense, (v) investment gains, (vi) gain on sale of businesses, (vii) an allowance on non-current asset, (viii) a charge related to a client dispute, (ix) a vendor settlement, (x) the income tax effect of the aforementioned items, (xi) share-based compensation permanent tax items, and (xii) a valuation allowance on net operating loss carryforwards.

Adjusted Diluted Earnings Per Share - Consists of Adjusted Net Earnings, as defined above, divided by diluted weighted average shares outstanding, in the applicable period.

Free Cash Flow - Consists of GAAP cash flows from operating activities, less capital purchases and capitalized software development costs.

Free Cash Flow for Performance-based Compensation - Consists of GAAP cash flows from operating activities adjusted for: (i) organizational restructuring and other expense, (ii) COVID-19 related expense, (iii) non-cash charges included in the aforementioned items, (iv) timing difference between expense recognition and cash flow for the aforementioned items, (v) the income tax effect of the aforementioned items, (vi) income taxes paid on certain investment gains, (vii) income taxes paid in connection with gains recorded on the sale of businesses, (viii), payroll taxes deferred under the CARES Act, (ix) capital purchases, and (x) capitalized software development costs.

Certain adjustments included in the calculations above are described below:

Share-based compensation expense - Non-cash expense arising from our equity compensation and stock purchase plans available to our associates and directors. We exclude share-based compensation expense as we believe the amount of such non-cash expenses in any specific period may not directly correlate to the underlying performance of our business operations. Share-based compensation expense is included in our Consolidated Statements of Operations as follows:

(In thousands)	2020 Fiscal Year-to-date Periods Ended			Fourth Fiscal Quarter		Fiscal Years Ended
	March 2020	June 2020	Sept. 2020	2020	2019	2020	2019

Sales and client service	$14,902	$34,981	$55,537	$24,958	$13,810	$80,495	$52,829
Software development	4,269	9,782	15,242	6,303	4,941	21,545	17,710
General and administrative	16,216	28,824	40,945	11,075	12,432	52,020	38,295

Total	$35,387	$73,587	$111,724	$42,336	$31,183	$154,060	$108,834

Acquisition-related amortization - Non-cash expense consisting of the amortization of customer relationships, acquired technology, and trade name intangible assets recorded in connection with our acquisitions of the Health Services business in February 2015, AbleVets in October 2019, and all subsequent acquisitions. We exclude acquisition-related amortization as we believe the amount of such non-cash expenses in any specific period may not directly correlate to the underlying performance of our business operations. Such amount is included in our Consolidated Statements of Operations in the caption "Amortization of acquisition-related intangibles."

Organizational restructuring and other expense - Consists of certain charges incurred in connection with our operational improvement initiatives. Expenses in connection with these efforts may include, but are not limited to, consultant and other professional services fees, employee separation costs, contract termination costs, and other such related expenses. We exclude organizational restructuring and other expense as we believe the amount of such expense in any specific period may not directly correlate to the underlying performance of our business operations. Organizational restructuring and other expense is included in our Consolidated Statements of Operations as follows:

(In thousands)	2020 Fiscal Year-to-date Periods Ended			Fourth Fiscal Quarter		Fiscal Years Ended
	March 2020	June 2020	Sept. 2020	2020	2019	2020	2019

Sales and client service	$933	$933	$933	$29,254	$12,727	$30,187	$72,329
General and administrative	39,852	85,800	117,598	19,880	33,936	137,478	148,730

Total	$40,785	$86,733	$118,531	$49,134	$46,663	$167,665	$221,059

COVID-19 related expense - Consists of certain charges incurred that we can clearly and objectively attribute to the impact of the ongoing COVID-19 pandemic. These charges include expenses incurred related to trade shows for which we withdrew our participation and expenses associated with incremental cleaning and sanitation efforts for facility space that may have been exposed to the virus. We exclude COVID-19 related expense as we believe the amount of such expense in any specific period may not directly correlate to the underlying performance of our business operations. COVID-19 related expense is included in our Consolidated Statements of Operations as follows:

(In thousands)	2020 Fiscal Year-to-date Periods Ended			Fourth Fiscal Quarter		Fiscal Years Ended
	March 2020	June 2020	Sept. 2020	2020	2019	2020	2019

Sales and client service	$1,955	$2,475	$2,919	$777	$—	$3,696	$—
Software development	—	—	70	188	—	258	—
General and administrative	20	668	1,223	557	—	1,780	—

Total	$1,975	$3,143	$4,212	$1,522	$—	$5,734	$—

Investment gains - Consists primarily of gains recognized upon the disposition of equity investments, which were accounted for in accordance with Accounting Standards Codification Topic 321, Investments-Equity Securities. We have excluded these gains as we believe the amount of such gains do not directly correlate to the underlying performance of our business operations in the periods they were recorded. Such gains are included in our Consolidated Statements of Operations in the caption "Other income, net."

Gain on sale of businesses - Consists of gains recognized upon the disposition of certain of our business operations, primarily conducted in Germany and Spain, in July 2020 and certain of our commercial revenue cycle outsourcing business operations in August 2020. We have excluded these gains as we believe the amount of such gains do not directly correlate to the underlying performance of our business operations in the periods they were recorded. Such gains are included in our Consolidated Statements of Operations in the caption "Gain on sale of businesses."

Allowance on non-current asset - Consists of a pre-tax charge to provide an allowance against certain disputed client receivables with a specific former client. Such disputed receivables are included in our Consolidated Balance Sheets in the caption "Other assets," as the process for resolution has been on-going in excess of 5 years. We have excluded this charge as we believe the amount of such charge does not directly correlate to the underlying performance of our business operations in the period it was recorded. Such charge is included in our Consolidated Statements of Operations in the caption "Sales and client service" expense.

Charge related to client dispute - Consists of a pre-tax charge related to a dispute with a current client. We have excluded this charge as we believe the amount of such charge does not directly correlate to the underlying performance of our business operations in the period it was recorded. Such charge is included in our Consolidated Statements of Operations in the caption "Sales and client service" expense.

Vendor settlement - Consists of a pre-tax charge to settle disputes with a former vendor. We have excluded this charge as we believe the amount of such charge does not directly correlate to the underlying performance of our business operations in the period it was recorded. Such charge is included in our Consolidated Statements of Operations in the caption "General and administrative" expense.

Income tax effect of pre-tax adjustments - The GAAP effective income tax rate for the applicable quarterly period, adjusted for the impact of $53.351 million of taxes recognized in the third quarter of 2020 on the gain on sale of businesses described above, and the impact of a valuation allowance on net operating loss carryforwards of $3.318 million recorded in the first quarter of 2020 as described below, is applied to pre-tax adjustments for Adjusted Net Earnings.

Share-based compensation permanent tax items - Consists of permanent items impacting the Company's income tax provision related to our share-based compensation arrangements, including net excess tax benefits recognized upon the exercise of stock options. We exclude such items as we believe the amount of such items in any specific period may not directly correlate to the underlying performance of our business operations. Such amount is included in our Consolidated Statements of Operations in the caption "Income taxes."

Valuation allowance on net operating loss carryforwards - Consists of a valuation allowance recorded against certain deferred tax assets related to net operating loss carryforwards in a non-U.S. tax jurisdiction where certain strategic decisions associated with our operational improvement initiatives have made it more likely than not that such deferred tax assets will not be realized. We have excluded this charge as we believe the amount of such expense does not directly correlate to the underlying performance of our business operations in the period recorded. Such amount is included in our Consolidated Statements of Operations in the caption "Income taxes."

Payroll taxes deferred under the CARES Act - Consists of certain federal payroll taxes related to pay cycles in the second through fourth quarters of 2020, for which we have deferred remittance to the taxing authority as permitted under the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act").

From:	SPECIMEN [id@ProxyVote.com]
Sent:	Tuesday, April 2, 2021 8:12 AM
To:	Associate
Subject:	#CERNER12# CERNER CORPORATION Annual Meeting %P21033_0_012345678901_0000001%

TO: Cerner Corporation 401(k) Associate Participants
SUBJECT: Cerner 2021 Annual Shareholders' Meeting: Electronic Voting Instructions

The 2021 Annual Shareholders' Meeting of Cerner Corporation (the "Company") will be held virtually on Wednesday, May 19, 2021, at 10:00 a.m. (CT). You can attend the 2021 Annual Meeting online and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CERN2021. Due to the structure of the virtual meeting site, plan participants will technically have the ability to vote during the meeting, but votes submitted by plan participants during the meeting will not be counted or revoke their prior instructions; in order for your vote to be counted, you must provide instructions to the Trustee by 11:59 p.m. (ET) on May 14, 2021. You have been enrolled to receive shareholder communications and to submit voting instructions via the Internet.

Please read the following information carefully.

As a participant in the Cerner Corporation Foundations Retirement Plan (the "Plan"), you are entitled to instruct Fidelity (the "Trustee") to vote the shares of Common Stock of the Company held by you under the Plan as of March 22, 2021 (the "Record Date"). As of the Record Date, your Plan account reflected [123,456,789,012.000000] shares of Common Stock.

The number of shares of Common Stock shown includes any shares of Common Stock purchased as either an associate contribution or Company contribution. Therefore, you may not be vested in the total number of shares of Common Stock indicated.

There are four items for which you may vote:

Proposal #1:	The election of four director nominees.

Proposal #2:	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for 2021.

Proposal #3:	Approval, on an advisory basis, of the compensation of our Named Executive Officers.

Proposal #4:	Shareholder proposal to eliminate supermajority voting, if properly presented at the meeting.

Details about each of these items are provided in our 2021 Proxy Statement.

The Board of Directors recommends that you vote:

•FOR the election of director nominees Mitchell E. Daniels, Jr., Elder Granger, M.D., John J. Greisch and Melinda J. Mount;
•FOR Proposal 2;
•FOR Proposal 3; and
•AGAINST Proposal 4.

CONTROL NUMBER: [012345678901]

You can enter your voting instructions and view the shareholder material at the Internet site below. If your browser supports secure transactions, you will automatically be directed to a secure site.

http://www.proxyvote.com/

To access Proxy Vote, you will need the above CONTROL NUMBER. Internet voting is accepted up to 11:59 p.m. (ET), May 14, 2021. In accordance with the terms of the Plan, the Trustee will vote all of the shares held in the plan in the same proportion as the actual proxy votes submitted by plan participants by 11:59 p.m. (ET) on May 14, 2021.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Shareholders' Meeting to be held on May 19, 2021: This communication is not a form for voting and presents only an overview of the more complete proxy materials. The 2020 Annual Report and 2021 Proxy Statement are available at www.proxyvote.com and on www.cerner.com under "Investor Relations, Financials, Proxy Materials" or by following this link: https://investors.cerner.com/financial-information/proxy-materials. We encourage you to access and review the proxy materials before voting.

The Company's 2020 Annual Report and its 2021 Proxy Statement may also be provided, at the participant's request, in hard copy form. To receive a paper copy of the Company's 2020 Annual Report and 2021 Proxy Statement, please contact Brittney McCullough at (816) 221-1024.

Once you submit your votes, the process is complete, and your votes will remain confidential.

+

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 18, 2021 for shares held of record or in street name and by 11:59 P.M. Eastern Time on May 14, 2021 for shares held in the Cerner Corporation Foundations Retirement (401k) Plan (the "Plan"). Have your Proxy Card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
CERNER CORPORATION 2800 ROCK CREEK PARKWAY NORTH KANSAS CITY, MO 64117
During The Meeting - Go to www.virtualshareholdermeeting.com/CERN2021

All shareholders of record as of March 22, 2021 (or holders in street name who have obtained a valid proxy) may attend the meeting by Internet at www.virtualshareholdermeeting.com/CERN2021 and vote during the 2021 Annual Shareholders' Meeting using the control number below.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 18, 2021 for shares held of record or in street name and by 11:59 P.M. Eastern Time on May 14, 2021 for shares held in the Plan. Have your Proxy Card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your Proxy Card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by mail, it must be received by Broadridge before 10:00 A.M. Eastern Time on May 18, 2021.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D38658-P49280 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CERNER CORPORATION

The Board of Directors recommends you vote FOR the nominees listed in Proposal 1:
1. Election of Class II Directors
Nominees:				For	Against	Abstain
1a. Mitchell E. Daniels, Jr.				☐	☐	☐
1b. Elder Granger, M.D.				☐	☐	☐
1c. John J. Greisch				☐	☐	☐
1d. Melinda J. Mount				☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.				For	Against	Abstain

2. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2021.				☐	☐	☐

3. Approval, on an advisory basis, of the compensation of our Named Executive Officers.				☐	☐	☐

The Board of Directors recommends you vote AGAINST Proposal 4.				For	Against	Abstain

4. Shareholder proposal to eliminate supermajority voting, if properly presented at the meeting.				☐	☐	☐

5. To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR each nominee in Proposal 1; FOR Proposals 2 and 3; and AGAINST Proposal 4. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

If you are a registered shareholder possessing a physical stock certificate and you need to update the address on your stock certificate, please contact our transfer agent, Computershare Trust Company N.A., to make this change. Computershare's contact information is as follows:

Internet: www.computershare.com/investor

Phone: (800) 884-4225

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of 2021 Annual Meeting and Proxy Statement and 2020 Annual Report are available at www.proxyvote.com.

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D38659-P49280

CERNER CORPORATION

This proxy is solicited by the Board of Directors of Cerner Corporation

This Proxy is solicited by the Board of Directors for the 2021 Annual Shareholders' Meeting of Cerner Corporation, a Delaware corporation, to be held by Internet at www.virtualshareholdermeeting.com/CERN2021 on May 19, 2021, at 10:00 a.m. (CT), or any postponement or adjournment thereof.

The undersigned hereby appoints Brent Shafer or Daniel P. Devers, and each of them, jointly and severally, with full power of substitution, as attorneys-in-fact, to vote all the shares of common stock of Cerner Corporation which the undersigned is entitled to vote at the 2021 Annual Shareholders' Meeting of Cerner Corporation to be held on May 19, 2021, and at any postponement or adjournment thereof, on the transaction of any and all business which may come before said meeting, as fully and with the same effect as the undersigned might or could do if personally present for the purposes set forth.

This Proxy Card will be voted "FOR" the election of director nominees: Mitchell E. Daniels, Jr., Elder Granger, M.D., John J. Greisch and Melinda J. Mount, "FOR" Proposals #2 and #3, and "AGAINST" Proposal #4 if no choices are selected for any such proposals.

If shares of Cerner Corporation common stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares, then the undersigned hereby directs the respective fiduciary of each applicable employee plan to vote all shares of Cerner Corporation common stock in accordance with the instructions given herein, at the 2021 Annual Shareholders' Meeting and at any postponements or adjournments thereof, on all matters properly coming before the 2021 Annual Shareholders' Meeting, including but not limited to the matters set forth on the reverse side.

If you want to vote in accordance with the recommendation of the Board of Directors, simply sign where indicated on the other side and return this card.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.

Continued and to be signed and dated on reverse side